UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 2)
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Filed by a Party other than the Registrant ☐
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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Trico Marine Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION
(TRICOMARINE LOGO)
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
[___], 2009
Dear Stockholders:
     On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2009 annual meeting of stockholders of Trico Marine Services, Inc. on [                    ], [___], 2009 at 1001 Fannin Street, Conference Center 26D, Houston, Texas 77002, at 9:00 am, local time.
     At this year’s annual meeting, you will be asked to vote on the election of directors, the ratification of PricewaterhouseCoopers LLP’s appointment as Trico’s independent registered public accounting firm, and, if properly presented in accordance with Trico’s bylaws (as further described in the meeting notice below), a number of proposals made by one of our stockholders, Kistefos AS, a Norwegian investment company wholly owned by Christen Sveaas.
     Kistefos has indicated it intends to present proposals at the annual meeting to, among other things, increase the number of directors serving on Trico’s Board to nine and elect two of its employees, Åge Korsvold and Christen Sveaas, to fill the resulting vacancies. Stockholders should be aware that the enclosed WHITE proxy card will not be voted on the proposals to elect Messrs. Korsvold and Sveaas to the Board and that, even if the proposal to expand the Board were adopted, stockholders would be unable to vote on the WHITE card for the election of Messrs. Korsvold and Sveaas to fill the resulting vacancies.
     For the reasons discussed in the accompanying proxy statement, your Board opposes all but one of Kistefos’s proposals and does not think adopting them is in your interest.
     Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. We encourage you to read all of these materials carefully and then vote the enclosed WHITE proxy card.
     Your vote is very important. We urge you to read this Proxy Statement carefully, and to vote by proxy by marking, signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope, or by voting by telephone or internet, whether or not you plan to attend the Annual Meeting. Instructions are on the WHITE proxy card.
     The proxy statement and the accompanying WHITE proxy card are being mailed to our stockholders on or about [___], 2009.
     Whether you plan to attend the meeting or not, I encourage you to vote promptly so your shares will be represented at the meeting.
     Thank you for your cooperation and continued support.
Sincerely,
-s- Joseph S. Compofelice
Joseph S. Compofelice
Chairman of the Board

LETTER TO STOCKHOLDERS
Trico Marine Services, Inc.
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on [                    ], 2009
To Our Stockholders:
The 2009 annual meeting of stockholders of Trico Marine Services, Inc. will be held on [                     ], [                    ], 2009 at 1001 Fannin Street, Conference Center 26D, Houston, Texas 77002, at 9:00 am, local time. At the annual meeting, stockholders will be asked to:
•	Elect two Class II directors to hold office until our 2012 annual meeting of stockholders and until their successors have been elected and qualified;

•	Ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as our independent registered public accounting firm for the fiscal year ending December 31, 2009;

•	Consider and act on 8 separate proposals by Kistefos AS, one of Trico’s stockholders, which are described in the accompanying proxy statement, in the event such proposals are properly presented by Kistefos in accordance with Trico’s bylaws;

•	In the event that Proposal 5 (a proposal by Kistefos) is adopted, which would remove Per Staehr without cause from the board of directors, elect one Class III director to hold office until our 2010 annual meeting of stockholders and until his successor has been elected and qualified; and

•	Consider any other business properly brought before the annual meeting or any postponement(s) or adjournment(s) thereof.
     At the annual meeting Trico will tally a vote of stockholders on an additional proposal by Kistefos (Proposal 12), for purposes of recording a provisional vote without prejudice to Trico’s position that such proposal, even if it were to receive the vote of stockholders required to amend the bylaws, would not comply with Delaware law or Trico’s charter and would therefore be invalid.
     Proposals are properly presented under Trico’s bylaws if made in accordance with the advance notification provisions of Trico’s bylaws, which require a stockholder to provide timely notice of its proposals, provide updates and supplements to the notice, and comply with applicable securities laws. The Chairman of the annual meeting will have the power to determine whether the business proposed was made in compliance with these provisions. Stockholders may challenge the Chairman’s assertion of these rights, subject to any equitable limitations and concepts of acquiescence and waiver.
     Our Board has fixed the close of business on April 17, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of stockholders will be available for examination at the annual meeting and at our corporate office for the ten days prior to the annual meeting.
     STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU ARE UNABLE TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IT IS IMPORTANT THAT YOU READ THE PROXY STATEMENT AND FOLLOW THE INSTRUCTIONS ON YOUR WHITE PROXY CARD TO VOTE BY MAIL, TELEPHONE OR THE INTERNET. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED.
THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE AS PROVIDED IN THE PROXY STATEMENT.
By Order of the Board of Directors,
-s- Rishi A. Varma
Rishi A. Varma
Corporate Secretary
Houston, Texas
May [___], 2009

YOUR VOTE IS IMPORTANT:
If you hold your shares in registered name, please submit a WHITE proxy voting:
•	FOR the two directors nominated by the Board of Directors in Proposal 1,

•	FOR Proposal 2 to ratify PricewaterhouseCoopers as the Company’s independent registered public accounting firm,

•	AGAINST Proposals 3, 4, 5, 6, and 7 which are proposals by Kistefos,

•	FOR the director candidate nominated by the Board of Directors in Proposal 9 (in the event that Proposal 5 is adopted, which would remove Per Staehr without cause from the Board of Directors), and

•	AGAINST Kistefos’s additional proposal (Proposal 12),
by following the instructions on our WHITE proxy card to vote by mail, telephone or Internet. We are making no recommendation to you regarding Proposal 8.
Also, by submitting the WHITE proxy card, you will not vote on Proposals 10 and 11, two director election proposals by Kistefos, which will have the same practical effect as a vote AGAINST such proposals.
We also request that you submit the WHITE proxy voting AGAINST Kistefos’s additional proposal (Proposal 12) for which Trico will tally a provisional vote of stockholders, without prejudice to the Company’s position that the proposal, if adopted, would not comply with Delaware law or Trico’s charter and would therefore be invalid.
If you hold your shares through a bank, broker or other custodian, you will receive a voting instruction form from your custodian. Please return this form promptly and instruct them to vote your shares:
•	FOR the two directors nominated by the Board of Directors in Proposal 1,

•	FOR Proposal 2 to ratify PricewaterhouseCoopers as the Company’s independent registered public accounting firm,

•	AGAINST Proposals 3, 4, 5, 6, and 7 which are proposals by Kistefos,

•	FOR the director candidate nominated by the Board of Directors in Proposal 9 (in the event that Proposal 5 is adopted which would remove Per Staehr without cause from the Board of Directors), and

•	AGAINST Kistefos’s additional proposal (Proposal 12),
on the WHITE proxy card. We are making no recommendation to you regarding Proposal 8.
Also, by instructing your bank, broker or other custodian to submit the WHITE proxy card, you are instructing it not to vote on Proposals 10 and 11, two director election proposals by Kistefos, which will have the same practical effect as a vote AGAINST such proposals.
We also request that you instruct your bank, broker or other custodian to vote on the WHITE proxy card AGAINST Kistefos’s additional proposal (Proposal 12) for which Trico will tally a provisional vote of stockholders, without prejudice to the Company’s position that the proposal, if adopted, would not comply with Delaware law or Trico’s charter and would therefore be invalid.
We urge you not to sign or return any proxy card that may be sent to you by Kistefos, even as a protest vote against Kistefos. If you previously voted Kistefos’s proxy card, you have every legal right to change your vote. You can do so simply by using the enclosed WHITE proxy card to vote today.
Only your latest dated proxy card will count.

Trico Marine Services, Inc.
10001 Woodloch Forest Drive, Suite 610
The Woodlands, Texas 77380
[__], 2009
PRELIMINARY COPIES
PROXY STATEMENT
INTRODUCTION
     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Trico Marine Services, Inc. (the “Company” or “Trico”), for use at the 2009 annual meeting of stockholders to be held on [___], [___], 2009 at 1001 Fannin Street, Conference Center 26D, Houston, Texas 77002, at 9:00 am, local time, and any postponements or adjournments thereof. We are mailing this proxy statement and WHITE proxy card to you on or about [___], 2009.
     At the Annual Meeting, stockholders will be asked to consider and to vote to elect two Class II directors (Proposal 1). The Board of the Company (the “Board”) has nominated Joseph S. Compofelice and Ben A. Guill as its candidates for election to our Board.
     OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NAMED NOMINEES ON THE WHITE PROXY CARD.
     At the Annual Meeting, stockholders will also be asked to consider and to vote to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal 2). Our Board unanimously recommends that stockholders vote “FOR” such ratification.
     Kistefos AS, an owner of 3,535,959 Trico shares (according to its most recent public filing), has indicated that it intends to solicit proxies for use at the annual meeting to vote in favor of a variety of proposals which are described in the next paragraph. Your Board of Directors opposes all but one of these proposals.
     Kistefos has indicated it intends to present the following proposals for consideration at the meeting:
•	to increase the number of directors serving on the Company’s Board of Directors to nine (Proposal 3);

•	to amend the Company’s bylaws to increase the director quorum requirement from a simple majority of the Board to 7 directors, at least 6 of whom must be U.S. citizens (Proposal 4);

•	to remove Per Staehr without cause from the Company’s Board of Directors (Proposal 5);

•	to amend the Company’s bylaws to lower the ownership threshold required to request the call for a special meeting (Proposal 6);

•	to retroactively repeal amendments to the bylaws that may be adopted by the Company’s Board of Directors after December 15, 2008 (Proposal 7);

•	to recommend declassifying the Board (Proposal 8);

•	if, but only if, Proposals 3, 4 and 5 are adopted, to elect its employee, Åge Korsvold, to the Board as a director in Class I (Proposal 10); and

•	if, but only if, Proposals 3, 4 and 5 are adopted, to elect its employee, Christen Sveaas, to the Board as a director in Class II (Proposal 11).
     Proposals 3 — 8, 10 and 11 will be presented for stockholder action at the annual meeting only if presented in accordance with Article II, Section 7(A)(1)(c) of Trico’s bylaws. Stockholders will also be asked to consider and vote to elect one Class III director (Proposal 9), if but only if Proposal 5 (the proposed removal of Per Staehr without cause) is adopted. The Board has nominated Douglas E. Swanson as its candidate for election to our Board if Mr. Staehr is removed by the vote of stockholders.

     In addition, at the annual meeting the Company will tally a provisional vote of its stockholders for an additional proposal by Kistefos (Proposal 12) to amend our bylaws to make “ineligible” for service as a director any person who fails to receive the number of votes required to elect directors at any meeting of stockholders at which such person is to be elected, and to create a vacancy with respect to the directorship held by any existing director of the Company who fails to receive the number of votes required to re-elect such existing director at any meeting of stockholders at which such director is nominated to be re-elected, and deem vacant such director’s seat on the Board. The Board has rejected Proposal 12 as improper business for transaction by Trico’s stockholders at the 2009 annual meeting and opposes this proposal (which we refer to as “Kistefos’s additional proposal”). The Board believes that, even were it to receive the requisite vote required to amend the bylaws, the proposal would be inconsistent with and therefore invalid under Delaware law and Trico’s Certificate of Incorporation (which we refer to as our “charter”). See “Proposal 12: Kistefos’s Additional Proposal.”
     Each of the proposals that will come before the annual meeting is described more fully later in this proxy statement. As a result, the proxy statement is quite lengthy. We urge you to read the proxy statement in its entirety.
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on [___], 2009. This proxy statement and our 2008 Annual Report on Form 10-K are available on the Internet at investor.tricomarine.com/sec.cfm. This Web site address contains the following documents: the notice of the Annual Meeting, this proxy statement, including the proxy card, and the 2008 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY KISTEFOS.
     Please vote the WHITE proxy card TODAY by signing, dating and returning the WHITE proxy card in the envelope provided. If you have previously returned any proxy card to Kistefos, you have every right to change your vote by using the enclosed WHITE proxy card. Only your latest dated proxy card will count.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT?

A:	Your Board is soliciting your proxy to vote at the annual meeting because you owned shares of our common stock at the close of business on April 17, 2009, the record date for the meeting, and are entitled to vote at the meeting. The proxy statement, along with the WHITE proxy card or a voting instruction form, is being mailed to stockholders beginning [___], 2009. This proxy statement contains information relating to your vote at the annual meeting. You do not need to attend the annual meeting to vote your shares if you submit a proxy.

Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

A:	At the annual meeting, our stockholders will be asked to:
•	elect two Class II directors (Proposal 1);

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal 2);

•	consider and act on the 9 proposals by one of Trico’s stockholders, Kistefos, described later in this proxy statement (Proposals 3-8 and 10-12);

•	elect one Class III director (but only in the event that Proposal 5 is adopted, which would remove Per Staehr without cause from the Board of Directors) (Proposal 9); and

•	consider any other matter that properly comes before the meeting or any postponement(s) or adjournment(s) thereof.
In addition, Trico will tally a vote of stockholders on Kistefos’s proposal, for purposes of recording a provisional vote without prejudice to Trico’s position that such proposal, were it to receive the requisite vote to amend the bylaws, would nonetheless be inconsistent with Delaware law and Trico’s charter and therefore invalid.

Q:	WHEN AND WHERE WILL THE MEETING BE HELD?

A:	The meeting will be held on [ ], [ ], 2009 at 1001 Fannin Street, Conference Center 26D, Houston, Texas 77002 at 9:00 am, local time. If you would like to obtain directions to be able to attend the meeting and vote in person, you can write to our Corporate Secretary, at Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380 or call our Corporate Secretary at (713) 780-9926.

Q:	WHO IS SOLICITING MY PROXY?

A:	Your Board is soliciting your proxy to vote at our 2009 annual meeting of stockholders. By completing and returning the WHITE proxy card or voting instruction card, you are authorizing the proxy holders to vote your shares at our annual meeting as you have instructed them on the card.

Q:	WHAT SHOULD I DO WITH ANY PROXY CARD I MAY RECEIVE FROM KISTEFOS?

A:	The Board recommends that you do nothing with any proxy card sent to you by Kistefos. Instead, the Board recommends that you use the WHITE proxy card to vote by mail, telephone, or Internet or by signing, dating and returning the WHITE proxy card in the envelope provided. If you have already returned a proxy card to Kistefos, you can effectively revoke it by voting the enclosed WHITE proxy card.

Q:	HOW MANY VOTES DO I HAVE?

A:	You have one vote for every share of our common stock that you owned on the record date, unless (i) you are a non-U.S. citizen, (ii) you own Excess Shares (as defined in our charter), and (iii) your shares are subject to the limitations set forth in Article SIX, Section 2 of our charter. Trico’s charter grants the Company the authority to deny voting rights to any “Excess Shares” held by Aliens (meaning non-U.S. citizens, including permanent residents who are not U.S. citizens) so that Trico may remain eligible under the Jones Act to engage in U.S. coastwise maritime trade in the U.S. Gulf of Mexico. Excess Shares consist of shares of Trico common stock held by Aliens to the extent such shares exceed 24.99% of the total number of outstanding shares of Trico common stock. If Excess Shares exist, the shares that will be deemed to be Excess Shares will be those Alien-owned shares that the Board determines became so owned most recently. An Alien who holds shares deemed Excess Shares would not be entitled to vote the Excess Shares at the annual meeting, but would be entitled to vote any shares he or she held to the extent not deemed Excess Shares.

Q:	HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

A:	As of the close of business on the record date, we had 16,322,038 shares of common stock outstanding (not including treasury shares, which are not entitled to vote). Accordingly, a total of 16,322,038 votes, in the aggregate, can be cast by our stockholders, unless any shares of common stock held by or for the benefit of non-U.S. citizens are Excess Shares. We are not currently aware that any of our outstanding shares are Excess Shares.

Q:	HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A:	Our bylaws provide that a majority of the issued and outstanding shares of stock entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of our stockholders. As of the close of business on the record date, 8,161,019 shares of common stock constitute a majority of our issued and outstanding stock entitled to vote at the meeting (assuming that the voting power of shares held by or for the benefit of non-U.S. citizens is not limited in the manner described above).

Q:	HOW DO YOU DETERMINE WHETHER A SHARE IS PRESENT AT THE MEETING?

A:	A share is present at the annual meeting if the record holder of that share either votes it in person at the meeting or has properly submitted a proxy in accordance with this proxy statement authorizing the proxy holders to vote such share. In addition, abstentions and broker non-votes (see “What is a Broker Non-Vote?” below) will be counted for purposes of determining whether a quorum is present at the meeting. Excess Shares subject to the limitations set forth in Article SIX Section 2 of our charter will NOT be deemed present at the meeting.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:	If your shares are registered directly in your name with the Company’s transfer agent, then you are considered, with respect to those shares, the “stockholder of record.” The proxy statement and WHITE proxy card have been directly mailed to you by us. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.” In that case, this proxy statement has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by mailing the voting instruction form included in the mailing to your custodian; you may also vote your proxy by telephone or internet or by following their instructions for voting on the voting instruction form.

Q:	WHAT IS A “BROKER NON-VOTE”?

A:	Under the rules that govern brokers who have record ownership of shares that they hold in street name for clients who beneficially own such shares, if a broker has not received any voting instructions from its client within the time specified by the broker, the broker may vote such shares in its discretion on behalf of its client on “routine” matters, but may not exercise its discretion to vote such shares on “non-routine” matters. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.”

If Kistefos does not solicit proxies for use at the annual meeting, we believe that (a) Proposals 1 and 2 would be considered “routine” matters and (b) all other proposals on the meeting agenda would be considered “non-routine” matters. In that event, brokerage firms could not vote in their discretion on the “non-routine” matters if they do not receive any voting instructions from their clients.

If Kistefos solicits proxies for use at the annual meeting, then all of the proposals on the meeting agenda will be “non-routine” matters and brokerage firms cannot vote on such matters absent voting instructions from their clients. Thus, all shares as to which brokers do not receive any instructions to vote will not be represented at the meeting for quorum purposes or voted.

We urge you to provide instructions to your broker to ensure that your votes will be represented at the meeting and counted on these important matters. You should vote your shares by following the instructions provided on the voting instruction card and returning your WHITE proxy card to your broker to ensure that a WHITE proxy card is voted on your behalf.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

A:	On the assumption that Kistefos solicits proxies for use at the annual meeting: The election of Messrs. Compofelice and Guill as directors (Proposal 1) requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions on a nominee’s election will be counted for determining whether a quorum is present at the meeting and, will effectively count as a vote “against” such nominee’s election.

The
•	ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2009 (Proposal 2) and

•	approval of the stockholder proposal to recommend that the Board take action to eliminate the classification of the Company’s Board (Proposal 8)
each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted for determining whether a quorum is present at the meeting and will effectively count as votes “against” these proposals.
The approval of the Kistefos proposals to
•	increase the number of directors to 9 (Proposal 3),

•	amend Trico’s bylaws to increase the quorum requirement to conduct business at a meeting of Trico’s Board (Proposal 4),

•	remove Per Staehr without cause from the Trico’s Board (Proposal 5),

•	amend Trico’s bylaws to reduce the ownership threshold required for stockholders to request a call for a special meeting of stockholders (Proposal 6), and

•	retroactively repeal amendments to the bylaws that may be adopted by the Board after December 15, 2008 (Proposal 7), each requires the affirmative vote of at least two-thirds of the voting power of the outstanding shares of the common stock of the Company, or 10,881,359 shares (assuming there are no Excess Shares). Abstentions will effectively count as votes “against” these proposals. Proposal 12, Kistefos’s additional proposal, would require the same affirmative vote for passage if it was a proper matter for stockholder action.
Proposal 9, the election of Mr. Swanson to the Board, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions on Mr. Swanson’s election will be counted for determining whether a quorum is present at the meeting and will effectively count as a vote “against” Mr. Swanson’s election. However, the adoption of Proposal 9 is conditioned upon the adoption of Proposal 5, the removal of Per Staehr from the Board without cause.
Proposals 10 and 11, the election of Messrs. Korsvold and Sveaas, respectively, to the Board, require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. Votes withheld from Mr. Korsvold’s or Mr. Sveaas’s election, respectively, will be counted for determining whether a quorum is present at the meeting and, will effectively count as a vote “against” such nominee’s election. However, the adoption of Proposals 10 and 11 are conditioned upon the adoption of Proposals 3, 4 and 5, which each require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of the common stock of the Company, or 10,881,359 shares (assuming there are no Excess Shares). If you return the WHITE proxy card, your shares will not be voted on Proposals 10 and 11, which will have the same effect as a vote “against” such proposal.
If you fail to return any proxy card, your shares will not be voted on any of the proposals at the annual meeting, your broker will not have discretion to vote on any of the proposals and your shares will not be counted in constituting the quorum. This would have no effect on the vote on the proposals requiring the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting because your shares would not be present or represented by proxy at the meeting. This would, however, have the same effect as a vote “against” any proposal that requires the affirmative vote of two-thirds of the voting power of the outstanding shares.

     On the assumption that Kistefos does not solicit proxies for use at the annual meeting:
     If Kistefos does not solicit proxies, the voting requirements for each proposal would be the same as set forth above, except that there would be broker non-votes for the “non-routine” matters if a beneficial owner of shares has not given any voting instructions to his broker. In that event, the broker may not exercise its own discretion to vote such shares on “non-routine” matters. A broker non-vote would have the same effect as a vote “against” any of the proposals.
     Regardless of whether Kistefos solicits proxies for use at the annual meeting:
     If you sign a WHITE proxy card, return it to the Company but give no direction regarding a voting matter, the shares will be voted
•	“FOR” the election of Messrs. Compofelice and Guill (Proposal 1),

•	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 2),

•	“AGAINST” each of Proposals 3, 4, 5, 6 and 7,

•	“ABSTAIN” on Proposal 8, and

•	“FOR” the election of Mr. Swanson as a Class III director (but only in the event that Proposal 5 is adopted which would remove Per Staehr without cause from the Board) (Proposal 9), and

•	“AGAINST” Proposal 12, Kistefos’s additional proposal, for which the Company is tallying a provisional vote of stockholders.
Also, by submitting the WHITE proxy card, you will not vote on Proposals 10 and 11, two director election proposals by Kistefos, which will have the same practical effect as a vote “AGAINST” such proposals.

Q:	WHAT WOULD HAPPEN IF STOCKHOLDERS DO NOT RATIFY THE APPOINTMENT OF PRICEWATERHOUSE LLP?

A:	In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP (Proposal 2) by the required vote, the Audit Committee will consider the stockholders’ decision in making its selection of independent registered public accountants for the fiscal year ending December 31, 2010. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of our Company and our stockholders.

Q:	WHY IS THE COMPANY TALLYING A “PROVISIONAL” VOTE ON PROPOSAL 12?

A:	At the annual meeting, the Company will tally a provisional vote of its stockholders for Proposal 12, a proposal by Kistefos to amend Trico’s bylaws to make directors who fail to receive a majority vote for re-election “ineligible” to serve on the Board and create a vacancy on the Board with respect to the directorship held by any existing director of the Company who fails to receive such majority vote. The Board rejected this proposal as improper business for transaction by Trico’s stockholders at the 2009 annual meeting and opposes this proposal and believes that the proposal is inconsistent with and invalid under Delaware law and Trico’s charter.

After the Board’s rejection of this proposal, Kistefos filed a complaint in Delaware’s Court of Chancery against Trico and each of Trico’s directors. Kistefos sought a declaratory judgment that Proposal 12 is legal and that Trico has no right to bar its stockholders from considering and voting on Proposal 12 at the annual meeting. Kistefos also asked that the proceedings be expedited given the timing of the meeting.

The court denied Kistefos’s motion to expedite the proceeding, noting that Kistefos’s claim is not ripe for judicial consideration because Proposal 12 has not been and may never be adopted. The court also preserved Trico’s position that Proposal 12 is not legal. Finally, the court directed that Proposal 12 be presented for a stockholder vote at the 2009 annual meeting in the same manner as any other proposal to be considered at the annual meeting. The court did not render a decision on the merits of the Company’s arguments against Proposal 12.

As a consequence, Proposal 12 is described in this Proxy Statement and appears on Trico’s WHITE proxy card. Trico will tally a provisional vote of stockholders on Proposal 12 at the annual meeting without prejudice to its position that the proposed bylaw, even were it to receive the requisite vote to amend the bylaws, would not comply with Delaware law or Trico’s charter and would therefore be invalid.

Q:	WHY DOES THE BOARD BELIEVE THAT PROPOSAL 12 IS INVALID UNDER DELAWARE LAW AND TRICO’S CHARTER?

A:	The Board believes that Proposal 12 would violate Trico’s charter and Delaware law, which provides that each Trico director will hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Proposal 12 would seek to alter the charter by providing that the term of a director who fails to receive the vote of a majority of shares present or represented by proxy at a meeting would immediately expire, rather than holdover until a successor is elected and qualified or until the director’s resignation or removal,

Additionally, the Board believes Proposal 12 is invalid because it purports to create a “qualification” for a director beyond the qualifications that a stockholder is authorized to adopt via bylaw under Delaware law. Therefore, the Board believes that Proposal 12 is not an appropriate matter for stockholder action under Delaware law and Trico’s charter.

Q:	WHAT IF MESSRS. COMPOFELICE AND GUILL DO NOT RECEIVE A MAJORITY OF THE QUORUM AT THE MEETING?

A:	If either of Mr. Compofelice or Mr. Guill is not re-elected at the annual meeting, then, under Delaware law, such director would continue to serve on the Board as a “holdover director”, which means such director would remain in office as a director until a successor is elected and qualified or until his earlier resignation or removal. This result could be placed in doubt if (a) stockholders cast an affirmative vote of at least two-thirds of the voting power of the outstanding shares of the common stock of the Company in favor of Proposal 12 regarding director eligibility, (b) after the annual meeting, Delaware’s Court of Chancery were to hold that the proposal is lawful under Delaware law and the Company’s charter and (c) the court were to further hold that the bylaw amendment contemplated by such proposal is applicable to directors elected at the 2009 annual meeting.

The Board believes that Proposal 12 is not an appropriate matter for stockholder action under Delaware law and Trico’s charter. If the proposal receives the requisite affirmative vote of stockholders, Trico intends to continue to take the position that the proposed bylaw amendment does not comply with Delaware law or Trico’s charter and will contest the complaint filed by Kistefos with the Delaware Court of Chancery accordingly. However, if the Delaware Court of Chancery ultimately holds that the proposal is lawful under Delaware law and the Company’s charter and that the proposal applies to directors elected at the 2009 annual meeting, the Company believes that Messrs. Compofelice and Guill’s terms as directors would then expire.

Q:	WHY IS THE JONES ACT AN IMPORTANT ISSUE?

A:	Trico and its subsidiaries operate in a number of markets around the world, including in the U.S. Gulf of Mexico. Coastwise maritime trade in the U.S. Gulf of Mexico is subject to U.S. laws commonly referred collectively to as the “Jones Act.” In 2008, Trico’s Jones Act business produced $41.7 million in revenues and $14.1 million of EBITDA. Thus, any action that risks Trico’s status under the Jones Act would jeopardize an important source of cash flow and limit future avenues for growth. Decommissioning and deep water projects in the U.S. Gulf of Mexico comprise an important part of Trico’s subsea strategy and require continued compliance with the Jones Act. Furthermore, Trico’s current and planned operations in the U.S. Gulf of Mexico are a part of its plan to reduce indebtedness.

The Jones Act generally provides that in order for a company to remain eligible to conduct U.S. coastwise maritime trade, non-U.S. citizens may not exercise control over more than 25% of the voting power in the corporation nor occupy seats that constitute more than a minority of a Board quorum. The Jones Act also treats as a prohibited “controlling interest” any (i) contract or understanding by which more than 25% of the voting power in the corporation may be exercised, directly or indirectly, in behalf of a non-U.S. citizen and (ii) the existence of any other means by which control of more than 25% of any interest in the corporation is given to or permitted to be exercised by a non-U.S. citizen. Trico must comply with the Jones Act to engage in coastwise trade in the U.S. Gulf of Mexico. To this end, Trico’s charter contains provisions that limit non-U.S. citizen ownership of Trico stock and the status of certain officers and directors in the same manner as the Jones Act and authorizes Trico and its Board of Directors to take actions designed to effectuate the purpose of permitting Trico and its subsidiaries to remain eligible to engage in the U.S. coastwise maritime trade.

The U.S. Maritime Administration (“MarAd”) and the U.S. Coast Guard are empowered to interpret and enforce the Jones Act on matters related to foreign control and do so on a review of all relevant facts and circumstances. In a letter from the Acting Chief Counsel of MarAd dated April 3, 2009 to Kistefos, MarAd stated that expanding Trico’s Board to nine directors with seven U.S. citizens, with a quorum of seven, six of whom are U.S. citizens, would comply with the Jones Act. The letter further stated that the fact that the proposed non-citizen directors are affiliates of non-citizen stockholder Kistefos would not necessarily violate the Jones Act. The letter also stated that this position was not a definitive answer to the question of whether the proposed changes would amount to non-citizen control in excess of 25%, and thus the Acting Chief Counsel could not conclude, based on the facts presented, that Trico would remain Jones Act eligible. The letter added that a definitive conclusion could be made only by Trico submitting to a full citizenship review, including evidence of the citizenship of all stockholders, review of Trico’s articles of incorporation, bylaws, and any other documents relevant to ownership. The letter is an advisory interpretation from the Acting Chief Counsel of MarAd and is based on the questions and facts presented by Kistefos. Neither MarAd nor the Coast Guard have, to the Company’s knowledge, made any other determination as to the foreign control implications under the Jones Act that may arise from the combination of the adoption of some or all of Kistefos’s proposals and ownership of approximately 21.7% of our common stock.

Trico is not aware of all the facts and circumstances that MarAd considered in reaching its positions in its letter to Kistefos. To the extent that either MarAd or the Coast Guard were to determine, notwithstanding the April 3, 2009 letter, that any of the facts or circumstances related to the adoption of some or all of Kistefos’s proposals or its ownership of Trico stock could jeopardize the Company’s Jones Act eligibility, Trico would likely seek additional guidance from such regulatory agency to determine whether and how it could avoid this outcome. If this determination were made in advance of the 2009 annual meeting, the Company has reserved its right to disregard some or all of Kistefos’s proposals in order to preserve its Jones Act eligibility. Absent this action by MarAd or the Coast Guard, Trico has no present intention of disregarding any proposals presented by Kistefos that may be approved by Trico’s stockholders at the annual meeting, other than the Proposal 12 (see “Proposal 12: Kistefos’s Additional Proposal”). In the event the Company disregarded such proposals, Kistefos or other stockholders may challenge the Company’s decision subject to any equitable limitations and concepts of acquiescence and waiver, including filing a lawsuit to require that the proposals be presented at the annual meeting. If Trico were forced to defend such a lawsuit, it cannot predict the outcome.

Q:	HOW DO I VOTE?

A:	Voting in Person at the Meeting. If you are a stockholder of record as of April 17, 2009 and attend the annual meeting, you may vote in person at the meeting. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to contact your broker, bank or other nominee that holds your shares of record to obtain a legal proxy allowing attendance at the annual meeting. Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may vote your shares by signing, dating and mailing the enclosed WHITE proxy card in the pre-paid envelope we have provided. Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted by mail, telephone or internet.

Q:	CAN I REVOKE MY PROXY?

A:	If you give a proxy, you may revoke it in any of the following ways:
•	submit a valid new WHITE proxy card with a later date to our Corporate Secretary, Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380;

•	notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or • vote in person at the annual meeting, in which case your previously submitted proxy will not be used.
You are urged not to sign any proxy cards sent to you by Kistefos even as a protest. Even if you have previously signed a proxy card sent by Kistefos, you can revoke it by voting the enclosed WHITE proxy card today. Only your latest dated proxy card will count.

Q:		WHAT IF I DON’T VOTE FOR A MATTER LISTED ON MY PROXY CARD?

A:	•	If you return the WHITE proxy card without indicating your vote for a director (Proposals 1 and 9), then your shares will be voted FOR each of the nominees listed on your card.

•	If you return the WHITE proxy card without indicating your vote with respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 2), then your shares will be voted FOR the ratification of the appointment of our independent registered public accounting firm.

•	If you return the WHITE proxy card without indicating your vote with respect to any of the first 5 stockholder proposals (Proposals 3, 4, 5, 6 and/or 7), then your shares will be voted AGAINST such stockholder proposal or proposals.

•	If you return the WHITE proxy card without indicating your vote with respect to the stockholder proposal to recommend declassifying the Board (Proposal 8), then your shares will be counted as ABSTENTIONS.

•	If you return the WHITE proxy card without indicating your vote with respect to the election of Mr. Swanson to the Board (Proposal 9), then, if Proposal 5 is adopted, your shares will be voted FOR Mr. Swanson.

•	If you return the WHITE proxy card, then your shares will not be voted on Proposals 10 and 11, which will have the same effect as a vote AGAINST such proposal.

•	If you return the WHITE proxy card without indicating your vote with respect to Proposal 12, Kistefos’s additional proposal, for which the Company is tallying a provisional vote of stockholders, then your shares will be voted AGAINST such proposal.

Q:	WHO PAYS FOR SOLICITING PROXIES?

A:	We bear the cost of preparing, assembling and mailing the notice, proxy statement and WHITE proxy card for the annual meeting. Proxies may be solicited by mail, personal interview, telephone and other means of communication. We may also solicit by means of press releases and advertisements in periodicals. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies and we will reimburse their reasonable out-of-pocket expenses.

We have retained Mackenzie Partners, Inc. to solicit proxies as well as for other stockholder services. We have paid Mackenzie Partners, Inc. a fee of approximately $75,000 and will reimburse them for reasonable out-of-pocket expenses. We have also agreed to indemnify Mackenzie against certain liabilities including liabilities arising under the federal securities laws. Mackenzie has informed us that it intends to employ approximately 20 persons to solicit proxies. We will, at our expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. Our expenses related to the solicitation (in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers) are currently expected to be approximately $130,000, of which approximately $5,000 has been spent to date.

Appendix A to this Proxy Statement sets forth certain information relating to our directors, nominees, executive officers, and certain members of management who may be soliciting proxies on our behalf. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Securities and Exchange Commission (the “SEC”) permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.

A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report and/or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports and/or proxy statements wishes to receive a single annual report and/or proxy statement in the future, that stockholder should contact his broker or send a request to our Corporate Secretary at: Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, telephone number (713) 780-9926. We will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2008 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. Nevertheless, if Kistefos solicits proxies, all accounts will receive an annual report and proxy statement and householding will not be in effect.

Q:	COULD OTHER MATTERS BE DECIDED AT THE MEETING?

A:	The Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the meeting. In addition, pursuant to our bylaws, the time has elapsed for any stockholder to properly bring a matter before the meeting. However, if any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

A:	Your proxy will still be good and may be voted at the postponed or adjourned meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. You will still be able to change or revoke your proxy until it is voted.

Q:	DO I NEED TO BRING ANY DOCUMENTATION TO ATTEND THE ANNUAL MEETING?

A:	If you plan to attend the meeting in person, please bring proper identification and proof of ownership of your shares. If your shares are held in street name, you will need to bring a letter from your broker stating that you owned the Company’s stock on the record date or an account statement showing that you owned the Company’s stock on the record date.

Q:	WHEN ARE DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS DUE FOR THE 2010 ANNUAL MEETING?

A:	If you want to nominate candidates for election as director at the 2010 annual meeting, you must submit written notice of your director nomination(s) to our Corporate Secretary at 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380. Your notice must be delivered to or mailed and received by our Corporate Secretary on or after the close of business on [ , 2010] and on or before the close of business on [ , 2010] and must otherwise comply with the notice procedures and other requirements of our bylaws; provided, however, that in the event that the date of the 2010 annual meeting is more than 30 days before or more than 60 days after the anniversary of the 2009 Annual Meeting, your notice must be delivered to or mailed and received by our Corporate Secretary on or after the close of business on the 120th day prior to the date of such annual meeting and on or before the close of business on the 100th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, on or before the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

If you want us to include a proposal in the Company’s proxy statement and form of proxy for the 2010 annual meeting, you must submit written notice of your proposal to our Corporate Secretary. Your notice must be delivered to or mailed and received by our Corporate Secretary by [ , 20___] and must otherwise comply with the notice procedures and other requirements set forth in our bylaws. We will include in our proxy statement and form of proxy only proposals meeting the requirements of applicable SEC rules.

If you want to present a proposal at the 2010 annual meeting but do not wish to have it included in our proxy statement and form of proxy, you must submit written notice to our Corporate Secretary. Your notice must be delivered to or mailed and received by our Corporate Secretary must be received on or after the close of business on [ ___, 2010] and on or before the close of business on [ , 2010] and must otherwise comply with the notice procedures and other requirements of our bylaws; provided, however, that in the event that the date of the 2010 annual meeting is more than 30 days before or more than 60 days after the anniversary of the 2009 Annual Meeting, your notice must be delivered to or mailed and received by our Corporate Secretary on or after the close of business on the 120th day prior to the date of such annual meeting and on or before the close of business on the 100th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, on or before the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

If you would like a copy of our bylaws, please contact our Corporate Secretary. Failure to comply with our applicable procedures and deadlines set forth in the bylaws or the SEC rules may preclude your proposed director nominees and your proposal from being considered at the next annual meeting.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A:	We intend to announce preliminary voting results at the annual meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of 2009, which we expect to file on or before August 14, 2009. You can obtain a copy of the Form 10-Q by logging on to our website at www.tricomarine.com, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this document.

BACKGROUND AND CERTAIN CONTACTS WITH KISTEFOS
     On December 23, 2008, the Company’s Board received a letter from Åge Korsvold, Chief Executive Officer of Kistefos. Kistefos owns 3,535,959 shares of the Company’s common stock and is the Company’s largest stockholder. In the letter, Kistefos demanded that the Company immediately appoint two Kistefos employees, Christen Sveaas, the owner of Kistefos and its Chairman, and Mr. Korsvold, the chief executive officer of Kistefos, to the Company’s Board. Kistefos also informed the Company that it intended to present a proposal at the 2009 annual meeting to recommend to the Company’s Board of Directors that it take steps to eliminate the Company’s classified board of directors (which we refer to as the “declassification proposal”). In addition, Kistefos’s letter discussed its views regarding the Company’s performance and provided some background information concerning Messrs. Sveaas and Korsvold.
     On January 5, 2009, the Company delivered a letter pointing out a deficiency in Kistefos’s declassification proposal. Kistefos corrected the deficiency by letter dated January 13, 2009.
     On January 8, 2009 the Company’s general counsel and its outside counsel, and outside counsel to Kistefos met in New York City to discuss Kistefos’s demand that the Company appoint Messrs. Sveaas and Korsvold to the Company’s Board. At the meeting, the parties discussed the legal impediments to appointing Messrs. Sveaas and Korsvold to Trico’s Board, including restrictions under federal laws applicable to Trico as a U.S. maritime company, and U.S. and European competition laws. These restrictions are applicable because U.S. laws limit the extent to which non-U.S. citizens may exercise control over U.S. maritime companies, such as Trico, and U.S., EU and Norwegian laws limit the extent which persons that are directors of one company may sit on the board of directors of another company if the two companies compete, as is the case with the Company and subsidiaries of Kistefos. At that meeting, the Company’s representatives suggested that if Kistefos nominated a U.S. citizen with appropriate qualifications as a director, many of these legal impediments could be resolved.
     At this meeting the Company’s representatives offered to arrange a meeting between its representatives and Messrs. Korsvold and Sveaas for the purpose of having a detailed, constructive discussion about Kistefos’s views of the Company’s strategy. The Company offered Messrs. Korsvold and Sveaas access to non-public company information, subject to a customary confidentiality agreement, so they could engage in a substantive discussion with senior management and your Board. Messrs. Korsvold and Sveaas subsequently declined this opportunity and indicated through their outside counsel that Kistefos did not wish to receive any non-public information and would not sign a confidentiality agreement.
     On January 30, 2009, Ken Burke, one of the Company’s independent directors, and Joseph Compofelice, the Company’s Chairman of the Board and Chief Executive Officer, met Messrs. Sveaas and Korsvold in London. Messrs. Sveaas and Korsvold again demanded that the Board immediately appoint them to serve on the Company’s Board and expressed their views on the Company’s performance. Messrs. Burke and Compofelice suggested that Kistefos consider nominating a director who would not jeopardize the Company’s compliance with applicable laws. Messrs. Sveaas and Korsvold were critical of the Company’s performance, stated that the legal impediments to the election of two non-U.S. citizens to the Board had no merit, and stated that Kistefos was unwilling to consider nominees other than themselves or have fewer than 2 of the 7 seats on the Board. Messrs. Burke and Compofelice stated that, even ignoring the legal impediments to Kistefos’s nominations, the Board remained unconvinced that the Company and the other stockholders would be best served by having two voices from a single stockholder on the Board, particularly when the two directors’ activities on the Trico Board would be limited due to the competitive overlap between Trico and Kistefos’s businesses.
     On February 9, 2009, the Company’s outside counsel informed Kistefos’s outside counsel that the Company would be willing to consider a compromise proposal under which the Board would be willing to ask stockholders to vote on a proposal at the upcoming annual meeting to expand the Board to 8 directors. As part of such proposal, the Board would, in good faith, nominate Mr. Sveaas to fill the vacancy on the Board that would be created by such expansion of the Board, after Mr. Sveaas’ qualifications were considered by the Company’s Nominating and Governance Committee and the nomination approved by a vote of the full Board. In return for this, the Board would ask that Kistefos acknowledge that Mr. Sveaas would be subject to restrictions on his access to the Company’s competitively sensitive information and that Kistefos sign a customary standstill agreement.
     On February 26, 2009, at Kistefos’s request, the Company’s independent directors met with Messrs. Sveaas and Korsvold in Houston. At this meeting the Company’s independent directors reiterated the Company’s offer communicated to Kistefos’s outside counsel. At the meeting, Messrs. Sveaas and Korsvold were generally critical of the Company’s performance, declined to consider the Company’s compromise offer, insisted that they receive no less than two Board seats and stated that they did not think that the legal issues presented by appointing two non-U.S. citizens to the Company’s Board had any merit. The Board remained unconvinced that granting Kistefos’s demand for two Board seats was in the best interests of the Company and its other stockholders.

     On February 27, 2009, Kistefos sent a letter to the Company notifying the Company of Kistefos’s intention to nominate Messrs. Sveaas and Korsvold for election to the Board at the Company’s 2009 annual meeting and, in addition, to present at the meeting proposals to (1) reduce the ownership threshold required for stockholders to request a call for a special meeting of stockholders, (2) eliminate the classification of Trico’s Board and (3) repeal any bylaw amendments made between December 15, 2008 and the date of the effectiveness/adoption of its proposals. Kistefos simultaneously issued a press release announcing the same nominations and proposals. Kistefos and Messrs. Sveaas and Korsvold also furnished to Trico copies of Trico’s director, officer and 5% stockholder questionnaires containing background, security ownership and other information regarding Kistefos, and Messrs. Sveaas and Korsvold.
     On March 2, 2009, the Company delivered a letter to Kistefos recounting its efforts to resolve Kistefos’s concerns and avoid a proxy contest, including its offer to nominate Mr. Sveaas to serve on an expanded Board of 8 directors, after a standard consideration of his qualifications, execution of a customary standstill and an acknowledgement that he would be subject to restrictions on access to Trico’s competitively sensitive information. In its letter, Trico informed Kistefos, as it had on previous occasions, that, based on the proposals Kistefos had presented in its February 27th letter, electing two additional non-U.S. citizens to Trico’s Board would put Trico out of compliance with federal laws applicable to Trico as a U.S. maritime company. Trico explained that electing Messrs. Sveaas and Korsvold, both employees of a competitor to a Trico subsidiary, could also present risks to Trico under certain U.S. and European competition laws. Trico informed Kistefos that such an arrangement would require Trico to screen these directors from competitive information, considerably reducing their ability to participate in Board discussions and contribute expertise to the Board. For these reasons, the Board reiterated its unanimous decision to reject Kistefos’s demands to appoint Messrs. Sveaas and Korsvold to the Board.
     On March 5, 2009, Kistefos sent a letter to the Company enclosing additional information about Messrs. Sveaas and Korsvold and its proposals, in an apparent effort to comply with requirements in the Company’s bylaws applicable to stockholder nominations and proposals. In the letter, Kistefos made an additional proposal to amend the Company’s bylaws to increase the director quorum requirement from a majority of the Board to a quorum requiring unanimous participation (that is, 7 out of 7 directors).
     On March 9, 2009, the Company delivered a letter to Kistefos conveying the Board’s unanimous rejection of Kistefos’s nomination of Messrs. Sveaas and Korsvold for election to the Board at the 2009 annual meeting on grounds that, among other things, neither nominee was qualified to stand for election under the Company’s charter, due to limitations on the proportion of non-U.S. citizens eligible to serve on the Board. The letter also stated that the Kistefos nominations, if made, would be disregarded at the 2009 annual meeting.
     On March 14, 2009, Kistefos sent a letter to the Company further amending and restating its previous proposals in their entirety. In its letter, Kistefos
•	added a proposal that the number of directors be expanded to 9 (Proposal 3 in this proxy statement),

•	amended its proposal to increase the director quorum requirement to 7 by including the requirement that a quorum include at least six U.S. citizens (Proposal 4),

•	added a proposal to remove Per Staehr without cause from the Board (Proposal 5),

•	amended its nominations of Messrs. Sveaas and Korsvold (Proposals 10 and 11) by making such nominations conditional upon the adoption of its proposals to increase the number of directors to nine, increase the quorum requirement to 7 directors and remove Per Staehr without cause from the Board (Proposals 3, 4 and 5),

•	amended its proposal to retroactively repeal amendments to the bylaws that may be adopted after December 15, 2008, by limiting such repeal to amendments adopted by the Board (Proposal 7), and

•	added a proposal that would make ineligible for service as a director any person who fails to receive the number of votes required to elect directors at any meeting of stockholders at which such person is to be elected, and to create a vacancy with respect to the directorship held by any existing director of the Company who fails to receive the number of votes required to re-elect such existing director at any meeting of stockholders at which such director is nominated to be re-elected.

     On March 25, 2009, the Company delivered a letter to Kistefos stating that the Board unanimously rejected Kistefos’s proposal concerning the “ineligibility” of certain directors as improper business for transaction by Trico’s stockholders at the 2009 annual meeting because the Board believes that such proposal is inconsistent with, among other things, Delaware law and Trico’s charter, and therefore would be invalid if adopted by Trico’s stockholders. The Board believes that the proposed bylaw amendment, that would have the effect of removing from office any existing director failing to meet certain conditions, would, among other things, violate Article FIVE Sections 2 and 3 of Trico’s charter and Sections 141(b) and 141(k) of the Delaware General Corporation Law, which provisions prescribe the length of time directors shall serve and the manner in which they may be removed. The letter stated that this proposal would be disregarded at the 2009 annual meeting.
     The Company’s March 25, 2009 letter also advised Kistefos that if Trico determines that the adoption of some or all of Kistefos’s proposals could cause Trico and/or any of its Subsidiaries or Controlled Persons to lose the eligibility to conduct business as U.S. Maritime Companies (as such terms are defined in Trico’s charter), Trico will take all lawful steps to retain that eligibility, including disregarding some or all of Kistefos’s proposals if Kistefos presents them for stockholder action at the 2009 annual meeting. See “Questions and Answers about the Annual Meeting and Voting — Why is the Jones Act an Important Issue?”
     On April 8, 2009, Kistefos filed a complaint in Delaware’s Court of Chancery against Trico and each of Trico’s directors seeking a declaratory judgment as to the legality of Kistefos’s proposal concerning the “ineligibility” of certain directors. See “Proposal 12: Kistefos’s Additional Proposal”.
     REASONS FOR THE BOARD’S OPPOSITION TO MOST OF THE KISTEFOS PROPOSALS
     Due to the Jones Act foreign control limitations, Kistefos’s proposal to place two non-U.S. citizens on the Board requires stockholder approval of a number of changes to Trico’s governance structure. The Board believes that these changes are problematic because they might make it more difficult for the Board to function. The Board also believes that the interests of all stockholders are better served by a Board that does not include two representatives of a single stockholder.
     Our Board also believes that if its representatives were elected to the Board, Kistefos would offer the Company little strategic or operational expertise compared to its existing directors. All of our directors, with the exception of our Chairman of the Board and CEO, are independent and, in the Company’s opinion, highly experienced. As communicated to Kistefos repeatedly over the last several months, the Board sees no reason why the Company and the other stockholders would be best served by having two voices from a single stockholder on the Board, particularly when the two directors’ activities on the Trico Board would be limited due to the competitive overlap between Trico and Kistefos’s businesses. The Board feels that the viewpoints of a single stockholder could be expressed fully by one director, and that the addition of a second director would serve only to increase Kistefos’s voting power on the Board.
     Trico and its subsidiaries operate in a number of markets around the world, including in the U.S. Gulf of Mexico. U.S. law restricts the ability of non-U.S. citizens to participate in U.S. coastwise maritime trade in the Gulf of Mexico. These laws are commonly referred collectively to as the “Jones Act.” Some of Kistefos’s proposals may be designed to facilitate the election of Messrs. Korsvold and Sveaas in apparent compliance with provisions in Trico’s charter that effectively require that Trico remain Jones Act eligible. Both Messrs. Korsvold and Sveaas are non-U.S. citizens, and Trico’s Jones Act eligibility would be compromised by non-U.S. citizens either exercising control over more than 25% of the voting power in the corporation or occupying Board seats that constitute more than a minority of a Board quorum. Currently, 1 of Trico’s 7 directors (namely, Per Staehr) is a non-U.S. citizen. If Proposals 3, 4 and 5 were adopted, then 3 vacancies would exist on our 9 member Board, none of the remaining 6 directors would be non-U.S. citizens, and the Board’s quorum requirement would be raised to 7 directors, 6 of whom must be U.S. citizens. The adoption of Proposals 3, 4 and 5 may allow Kistefos to claim that the election of Messrs. Korsvold and Sveaas (Proposals 10 and 11) would not deprive Trico of Jones Act eligibility. The Company believes that whether the election of Messrs. Korsvold and Sveaas under such circumstances avoids Jones Act issues remains unclear. (For more information, see “Proposal 4: Stockholder Proposal to Expand the Director Quorum Requirement to Seven”.) Nevertheless, even if adopting Proposals 3, 4, 5, 10 and 11 did not jeopardize Trico’s Jones Act eligibility, the Board thinks it is clear that adopting such proposals would significantly enhance Kistefos’s influence over Trico.
     If all of the Kistefos proposals were adopted, then Kistefos’s influence over the Company would increase. In addition to having two representatives on our Board, Kistefos’s power as a stockholder would increase. As more fully discussed below under the heading “Proposal 6: Stockholder Proposal to Lower the Ownership Threshold for Requesting Call of Special Meeting”, lowering the ownership threshold required for a stockholder to request calling a special meeting of the stockholders from 30% to 15% would make it much easier for Kistefos, which holds approximately 21.7% of the Company’s outstanding capital stock, to request calling a special meeting for the purpose of electing its own nominees to the Board or enacting any other proper business, even if such nominees or other business were rejected at the annual meeting by a vote of the stockholders. As more fully discussed below under the heading “Proposal 8: Stockholder Proposal to Recommend Declassifying the Company’s Board”, although the Board is making no recommendation on Proposal 8, declassifying the Board would require each director to be elected annually, accelerating the opportunity for any stockholder, including Kistefos, to nominate persons for election to the Board and possibly win a majority of Board seats. As more fully discussed below under the heading “Proposal 12: Kistefos’s Additional Proposal”, Proposal 12 creates the possibility that Board vacancies will result from failed Board elections because stockholders have voted against the Board’s nominees in elections of directors.
     Because our charter requires that any vacancy occurring on the Board as a result of the removal of a director or an expansion of the Board be filled by vote of the stockholders, adopting Proposal 4 may result in the Board’s inability to act due to a lack of quorum. Thus, if the stockholders approved the Kistefos proposal to increase the quorum requirement to 7 (Proposal 4) and removed a director from our 7 member board (Proposal 5), without also increasing the number of directors to 9 (Proposal 3), it would mean that, until a successor to the removed director is elected by the stockholders, the Board, with only 6 members, would be unable to convene due to a lack of quorum. Likewise, if the stockholders approved the Kistefos proposal to increase the quorum requirement to 7 (Proposal 4), removed a director (Proposal 5) and increased the number of directors to 9 (Proposal 3), without also electing directors to fill the resulting vacancies (Proposals 9, 10 and 11), it would mean that, until such vacancies are filled by individuals elected by the stockholders, the Board, with only 6 members, would be unable to convene due to a lack of quorum. Such a state of affairs could have serious consequences in light of the important operational and financial issues presently facing the Company. Moreover, if the quorum requirement is increased to 7 and there are only 7 directors, the absence of one director would result in a lack of quorum. Stockholders should be aware that the enclosed WHITE proxy card will not be voted on either Proposal 10 to elect Mr. Sveaas to the Board or Proposal 11 to elect Mr. Korsvold to the Board and that, even if Proposal 3 were adopted to expand the Board, stockholders would be unable to vote on the WHITE card to fill one of either of the resulting vacancies. For more information, see “Proposal 4: Stockholder Proposal to Increase the Director Quorum Requirement to Seven Directors”.
     The Board does not believe that measures that increase Kistefos’s influence over the Company or that may constrain the Board’s ability to function, are in your best interests. For the reasons stated above and under the individual proposal headings below, the Board strongly opposes each of the Kistefos proposals other than the declassification proposal, with respect to which the Board is making no recommendation.
PROPOSAL 1: ELECTION OF DIRECTORS
     Our Board is comprised of three classes. The members of each class serve three-year staggered terms with one class to be elected at each annual meeting. Joseph S. Compofelice and Ben A. Guill are currently serving in the 2009 class, and their seats are subject to election at the 2009 annual meeting of stockholders. Edward C. Hutcheson, Jr., Myles W. Scoggins and Per Staehr are currently serving in the 2010 class, and their seats are subject to election at the 2010 annual meeting of stockholders. Richard A. Bachmann and Kenneth M. Burke are currently serving in the 2011 class, and their seats are subject to election at the 2011 annual meeting of stockholders.
     Our Board has nominated Messrs. Compofelice and Guill for re-election at this year’s annual meeting. If they are re-elected, they will hold office until the 2012 annual meeting and until their respective successors are elected and qualified. Shares cannot be voted for more than two nominees for the 2009 election of directors, and only one vote per share may be cast for a given nominee.
     In accordance with applicable law, even if Mr. Compofelice and Mr. Guill are not re-elected to new three-year terms, they will continue in office until a successor is elected and qualified or until they resign or are removed from the Board.
     Unless you vote “AGAINST” or “ABSTAIN” in the election of directors, your WHITE proxy card will be voted “FOR” the election of Messrs. Compofelice and Guill. Each of the nominees has consented to be named in this proxy statement and to serve if elected. We have no reason to believe that any of the nominees will be unwilling or unable to serve. However, if any of the nominees should decline or be unable to serve as a director, the Board may name a substitute nominee, and the shares represented by the enclosed WHITE proxy card will be voted for such substitute nominee to the fullest extent permitted by applicable law, including by complying with all legal obligations that are applicable to the solicitation of proxies for the election of such substitute nominee.
     Each of our directors has been named in a complaint filed by Kistefos on April 8, 2009 and described more fully under the heading “Background and Certain Contacts with Kistefos.”

     General Information about the Board of Directors, Directors Standing for Re-Election and Directors Continuing in Office
     The table below sets forth information about Messrs. Compofelice and Guill the two nominees standing for re-election to our Board at the 2009 annual meeting. The table also includes information about our other directors who are not standing for re-election at the 2009 annual meeting:

			Direct
		Principal Occupation, Business Experience and	or	Seat Subject
Nominees	Age	Directorships	Since	to Election
Joseph S. Compofelice	59	Mr. Compofelice has served as our Chairman of the Board since May 2004 and as our Chief Executive Officer since July 9, 2007. From March 31, 2005 through August 31, 2005, Mr. Compofelice served as our Interim Chief Executive Officer. Mr. Compofelice has served as Managing Director of Houston Capital Advisors LP (f/k/a Catalina Capital Advisors LP), a boutique financial advisory, merger and acquisition investment bank since January 2004. He was President and Chief Executive Officer of Aquilex Services Corp. (service and equipment provider to the power generation industry) from October 2001 to October 2003. From February 1998 through October 2000, Mr. Compofelice was the Chairman and Chief Executive Officer of CompX International Inc. (a provider of hardware components to the office furniture, computer and other industries). From March 1994 to May 1998, he was Director and Chief Financial Officer at NL Industries, Inc., Titanium Metals Corporation and Tremont Corp. Prior to that Mr. Compofelice was President of the Oilfield Equipment Group of Baroid Corporation and President of Smith Drilling Systems oilfield service entities.	2003	2009

Ben A. Guill	58	Mr. Guill was appointed to the Board on February 13, 2008. Mr. Guill is a private equity investor. Until April 2007, Mr. Guill was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment banking firm specializing in the oil service industry. Mr. Guill also serves on the board of directors of National Oilwell Varco, which designs, manufactures and sells equipment and components used in oil and gas drilling and production operations and provides oilfield services and supply chain integration services to the upstream oil and gas industry. In addition, Mr. Guill is a board member of Cheniere Energy Partners, L.P., a limited partnership formed to develop, own and operate an LNG facility in Louisiana.	2008	2009

			Direct
		Principal Occupation, Business Experience and	or	Seat Subject
Other Directors	Age	Directorships	Since	to Election
Richard A. Bachmann	64	From February 1998 until March 2009, Mr. Bachmann founded and, from February 1998 until March 2009, served as Chairman and Chief Executive Officer of Energy Partners, Limited, an independent exploration and production company focused on deep water of the Gulf of Mexico and the continental shelf. From September 1995 to January 1997, he served as Director, President and Chief Operating Officer of The Louisiana Land and Exploration Company, an independent oil and gas exploration company.	2005	2011

Kenneth M. Burke	60	Mr. Burke retired in June 2004 after a 31 year career with Ernst & Young, a public accounting firm. During his time at Ernst & Young, Mr. Burke held various positions including the National Director of Energy Services, Managing Partner of Assurance and Advisory Business Services for the Gulf Coast area and also served as coordinating Partner primarily for energy and oilfield service companies. Mr. Burke also is a former chairman of the AICPA Oil & Gas Committee. He has been a Director of Pride International, Inc., a provider of offshore drilling and related services worldwide, since December 2006. Mr. Burke also serves on the Audit and Compensation Committees of the Board of Directors of Pride International, Inc.	2005	2011

			Direct
		Principal Occupation, Business Experience and	or	Seat Subject
Other Directors	Age	Directorships	Since	to Election
Edward C. Hutcheson, Jr.	63	Since February 2000, Mr. Hutcheson has been involved in private investment and consulting activities. He currently serves as a Managing Director of Platte River Ventures, a private equity firm investing in industrial companies. From March 1997 until February 2000, he served in several capacities, including Chief Operating Officer, with a publicly-owned financial services company which merged to form Sanders Morris Harris Group. Mr. Hutcheson co-founded Crown Castle International Corp. in 1994, serving as Chief Executive Officer or Chairman from its inception to March 1997. He continues to serve as a director of the company. Crown Castle, with a $7 billion market capitalization, owns and operates 23,000 wireless communication sites in the US and Australia. From 1987 through 1993, Mr. Hutcheson served in senior management roles with Baroid Corporation, a publicly owned petroleum services company. His assignments included serving as President, Chief Operating Officer and director of the holding company from 1990 through 1993. He also serves as a director of the following privately-owned manufacturing companies in the aerospace industry: Aero Design & Manufacturing, Inc., Giddens Industries, Inc., Precision Machine Works, Inc. and Tell Tool, Inc.	1994	2010

Myles W. Scoggins	61	Dr. Scoggins is the Lead Director of the Board of Directors and a Trico director since March 2005. In June 2006, Dr. Scoggins was appointed President of Colorado School of Mines, an engineering and science research university with strong ties to the oil and gas industry. Dr. Scoggins retired in April 2004 after a 34-year career with Mobil Corp. and Exxon Mobil Corp., where he held senior executive positions in the upstream oil and gas business. From December 1999 through April 2004 he served as Executive Vice President of Exxon Mobil Production Co. Prior to the merger of Mobil and Exxon in December 1999, he was President, International Exploration & Production and Global Exploration, and an officer, director and member of the executive committee of Mobil Oil Corp. (a wholly-owned subsidiary of Mobil Corp.) Since August 2005 Dr. Scoggins has served as a Director and a member of Finance and Audit Committee and Management Performance Committee of Questar Corp., a natural gas focused energy company and has been a director of Venoco, Inc., a oil and gas production company, since June 2007. He also serves as director or advisory board member for the Colorado Oil and Gas Association (director), National Advisory Council (member) for the Department of Energy’s National Renewable Energy Laboratory and the Colorado Renewable Energy Authority (director).	2005	2010

Per Staehr	65	Mr. Staehr has served since April 2001 as Chairman of A2SEA A/S, the leading European offshore wind turbine installation company. From March 1997 to June 2004, he served as Chief Executive Officer, Chairman and Chief Country Representative of Bombardier Transportation UK Ltd., a global leader in the rail equipment manufacturing and service industry. Prior to that time, between October 1973 and November 2007, Mr. Staehr held senior positions within the Danish A/P. Moller Group (shipping and offshore oil), including his service as President of Maersk Contractors, an international offshore drilling and contracting company. Since June 2004, Mr. Staehr has been a director of Arrow Light Rail Ltd., a special purpose company formed to design, fund and build a modern light rail tram system for Nottingham. Since December 2007, he has been a director of the LPA Group Ltd., an AIM listed manufacturer of railway and airport equipment and the Daniamant Group, a manufacturer of IMO/SOLAS certified lights for emergency lifejackets and rafts. Since March 2005, Mr. Staehr has served as Chairman of the Rail Media Group, a publishing group for railway magazines, since January 2005 as Chairman of Riegens Lighting Limited, a designer and manufacturer of lighting for public industrial and retail projects, and since April 2009 as Chairman of Euroferries Limited, a company established to operate Cross Channel services between the UK and France.	2005	2010

     Each of the two individuals nominated by our Board has extensive business as well as relevant industry experience to help guide the Company. Mr. Compofelice has over 30 years of executive experience in energy and oilfield companies, and Mr. Guill has over 25 years of experience in energy and oilfield service companies.
OUR BOARD HAS NOMINATED MESSRS. COMPOFELICE AND GUILL FOR RE-ELECTION, AND
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF EACH OF MESSRS.
COMPOFELICE AND GUILL, THE CLASS II NOMINEES ON THE WHITE PROXY CARD.
Board and Committee Meetings
     During 2008, our Board held 26 Board and Committee meetings. Each director attended at least 75% of the combined number of meetings of the Board and committees of which he was a member during 2008.
Director Independence
     Our Board has reviewed the independence of our directors using the independence standards of The Nasdaq Stock Market LLC (“Nasdaq”). The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, our Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that the following members of the Board currently are independent within the meaning of the Nasdaq listing standards currently in effect: Dr. Scoggins, Mr. Burke, Mr. Hutcheson, Mr. Staehr, Mr. Guill and Mr. Bachmann.
     In addition, the members of the Audit Committee of the Board also each qualify as “independent” under special standards established by the SEC for members of audit committees, and the Audit Committee includes at least one member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent” director. Kenneth M. Burke is the independent director who has been determined to be an audit committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Burke’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Burke any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or Board.
Board Committees
     Our Board has, as standing committees, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Strategic Committee. Our Directors are encouraged to attend committee meetings. The Board has affirmatively determined that each member of each of our Audit Committee, Compensation Committee and Nominating and Governance Committee is “independent” within the meaning of Nasdaq listing standards and the requirements of the SEC. Current members of the individual committees are named below:

Nominating and
Audit	Compensation	Governance	Strategic
Burke*	Hutcheson*	Scoggins*	Compofelice*
Bachmann	Guill	Bachmann	Burke
Guill	Scoggins	Staehr	Hutcheson
Scoggins

*	Chairman of the committee
     The Board has adopted a written charter for each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Strategic Committee, which sets forth each committee’s purposes, responsibilities and authority. The Board has also adopted Corporate Governance Guidelines, a Proper Business Practices and Ethics Policy (which includes complaint procedures for financial, accounting and audit matters) and a Financial Code of Ethics for Senior Officers. These committee charters, guidelines, codes and procedures are available on our website at www.tricomarine.com. You may also contact our Corporate Secretary at (713) 780-9926 for paper copies free of charge. Changes to or material waivers of our Financial Code of Ethics will be immediately disclosed via our website at www.tricomarine.com.

Audit Committee
     The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. During 2008 until February 2008, the Audit Committee was comprised of Messrs. Burke, Bachmann, Hutcheson and Scoggins. Mr. Guill was added to the Audit Committee in February 2008, replacing Mr. Hutcheson on such committee. During 2008, the Audit Committee held 4 meetings. Mr. Burke has been designated the “audit committee financial expert” as prescribed by the SEC. Each member of the Audit Committee is “independent” as defined by the Nasdaq listing standards. A copy of the Audit Committee charter is available on our website at www.tricomarine.com.
Compensation Committee
     The Compensation Committee’s responsibility primarily is to recommend for Board approval the compensation arrangements for our Chief Executive Officer and other senior management, including establishment of salaries and bonuses and other compensation for executive officers of our Company; to approve any compensation plans in which officers and directors of our Company are eligible to participate and to administer such plans, including the granting of stock options or other benefits under any such plans; and to review significant issues that relate to changes in benefit plans. The Compensation Committee is authorized to retain the services of independent outside consultants to assist in its efforts. During 2008 until February 2008, the Compensation Committee was comprised of Messrs. Burke, Hutcheson and Scoggins. Mr. Guill was added to the Compensation Committee in February 2008, replacing Mr. Burke on such committee. During 2008, the Compensation Committee held 5 meetings. Each member of the Compensation Committee is “independent” as defined by the Nasdaq listing standards.
     Please see “Compensation Discussion and Analysis” for a description of the process and procedures for consideration and determination of executive compensation.
Compensation Committee Interlocks and Insider Participation
     During fiscal year 2008, no member of the Compensation Committee was an officer or employee or former officer or employee of the Company. No Compensation Committee member had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC pursuant to the Securities Exchange Act of 1934. During fiscal year 2008, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board.
Nominating and Governance Committee
     The Nominating and Governance Committee assists our Board in identifying qualified individuals to become directors, in determining the size and composition of the Board and its committees and in overseeing the evaluation of the Board and management. It also is charged with developing and maintaining an appropriate set of corporate governance principles for us and generally monitoring developments in corporate governance. During 2008, the Nominating and Governance Committee was, and currently is, comprised of Dr. Scoggins and Messrs. Bachmann and Staehr. During 2008, the Nominating and Governance Committee held 5 meetings. Each member of the Nominating and Governance Committee is “independent” as defined by the Nasdaq listing standards.
     The Nominating and Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for re-election, through business and other contacts. The Nominating and Governance Committee may in the future also choose to retain a professional search firm to identify potential nominees for director.
     The Nominating and Governance Committee recommends nominees to our Board and our Board is ultimately responsible for proposing a slate of nominees to our stockholders for election to the Board, using information provided by the committee. In the event that a majority of the members of the Nominating and Governance Committee are up for re-election to the Board, our Board (with those interested directors abstaining) will evaluate nominees and propose a slate of nominees to our stockholders for election to the Board.
     The Nominating and Governance Committee believes that nominees to our Board must meet certain minimum qualifications, including the achievement of significant success in business or extensive financial expertise, a commitment to representing the long-term interests of our stockholders in the aggregate, adequate time to devote to the business of the Board, and high ethical and moral standards and integrity.

     In addition, the Nominating and Governance Committee evaluates a potential nominee in relation to all nominees by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:
•	whether the potential nominee has experience and expertise that is relevant to our business, including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting us;

•	whether the potential nominee has experience as a board member of a U.S. publicly-held company with global operations, and with regard to any prior board experience the history, nature and overall contribution to such board;

•	whether the potential nominee is independent, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with our best interests and the best interests of all of our stockholders, and whether he or she is willing and able to represent the interests of all of our stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of our business.
     In addition, with respect to an incumbent director whom the Nominating and Governance Committee is considering as a potential nominee for re-election, it reviews and considers the incumbent director’s service to us during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board. Each of the Board’s nominees for election to Class II of the Board at the 2009 annual meeting of stockholders is a current director standing for re-election.
     In evaluating each prospective director nominee, the Nominating and Governance Committee will also take into account Trico’s charter which limits the number of non-U.S. citizens that may serve as directors in the same manner as the Jones Act. The charter is designed to preserve Trico’s Jones Act eligibility. The Committee therefore evaluates prospective director nominee’s citizenship in light of the citizenship of the existing directors in order to comply with Trico’s charter and the requirements of the Jones Act.
     Any stockholder of record entitled to vote for the election of directors at a meeting of stockholders may nominate candidates for election to our Board by submitting written notice of such stockholder’s director nomination(s) to our Corporate Secretary at Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, provided that such stockholder is a stockholder of record at the time of giving of the notice and complies with applicable requirements of the Company’s bylaws.
     The notice must be delivered to or mailed and received by our Corporate Secretary no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting (in the case of an annual meeting). In the case of a special meeting at which directors are to be elected (or if the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting), then the notice must be delivered no earlier than the close of business on the 120th day prior to the date of such meeting and no later than the close of business on the later of the 100th day prior to the date of such meeting. If the first public announcement of the date of such meeting is less than 100 days prior to the date of the meeting, then the notice must be delivered no later than on or before the close of business on the 10th day following the date of the public announcement.
     Among other things, the notice must set forth:
•	the name, age, business and residence address of the nominee;

•	a description of arrangements between the stockholder proposing the nomination and the nominee pursuant to which the nomination is made;

•	the name and address of any other stockholder who supports the nominee, if known;

•	all other information related to the nominee and associated persons required to be disclosed in a proxy statement or other related filings for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and

•	a description of compensation and other arrangements for the past 3 years between the nominating stockholder and the nominee and associated persons. In addition, the stockholder must provide, among other things:

•	his or her name and address, as they appear on our books;

•	the class, series and number of the Company’s securities that the stockholder and the nominee beneficially own;

•	any option, warrants, convertible securities, stock appreciation rights or similar rights related to securities of the Company held by the stockholder and the nominees;

•	transactions by the stockholder or nominee in the securities, including, the opportunity to profit from the value of any security, and transactions in other derivative securities related to securities of the Company;

•	information about any arrangements by such stockholder and nominee related to the voting of Company securities;

•	information related to any short interest, rights to dividends or interest payments, proportionate interests in Company securities or derivative securities held through another entity, or performance related fees with respect to the Company’s securities, or other similar arrangements by members of the stockholder’s and nominee’s family sharing the same household; and

•	information related to the stockholder required to be disclosed in a proxy statement or other related filings for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     The nominee will also need to include a completed and signed questionnaire related to his or her background and qualifications. The nominee will also need to furnish a representation and agreement that the nominee (i) is not a party to, and will not become a party to, an arrangement related to voting that has not been disclosed or that would conflict with his or her fiduciary duties, (ii) will not become party to any agreement related to compensation, reimbursement or indemnification in connection with his or her service as a director that has not been disclosed and (iii) would be in compliance with all publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies of the Company.
     The foregoing summary of the requirements for director nominations by stockholders is qualified in its entirety by the provisions of the Company’s bylaws which are available free of charge by writing to our Corporate Secretary at Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380.
     Stockholder nominees for the 2010 annual meeting of stockholders must be received on or after the close of business on [                    , 2010] and on or before the close of business on [                    , 2010].
Strategic Committee
     The purpose of the Strategic Committee is to serve as a catalyst as well as monitor the development and implementation of the Company’s business strategies. It works with executive and operating management to help the Board focus on strategic issues and make recommendations to the Board which will further the Company’s strategy, including evaluating potential expansion opportunities and monitoring the development and implementation of strategic acquisitions of businesses, companies and assets. The Strategic Committee meets separately as needed, and during 2008 the Strategic Committee held one meeting in connection with the Company’s annual strategic planning process. Otherwise, the members of the Strategic Committee raise strategic planning matters with the entire Board (and members of management, as appropriate) at each regularly scheduled Board meeting.
Executive Sessions; Communications with the Board; Meeting Attendance
     Our Board has adopted a policy providing that the independent directors will meet in executive session without any management present at each regularly scheduled Board meeting, or more frequently if necessary. The independent directors have designated Dr. Scoggins as the lead director, who chairs the executive sessions.
     Any stockholder may communicate with our Board (or with any individual director) by sending a letter by mail addressed to c/o Corporate Secretary, Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380. The Corporate Secretary will forward the stockholder’s communication directly to the appropriate director or directors.

     Separately, the Audit Committee of our Board has established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. Individuals may notify the Chairman of the Audit Committee in writing, describing in sufficient detail the practice, event or circumstance at issue, by sending the notice to the attention of the Chairman of the Audit Committee, c/o Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380, or to the Company’s Designated Recipient in the manner described on our website www.tricomarine.com.
     Concerns related to possible violations of our Proper Business Practices and Ethics Policy and Financial Code of Ethics should be reported pursuant to the procedures outlined therein. Copies of both documents are available on our website www.tricomarine.com.
     Guidelines adopted by our Board recommend that all directors personally attend each annual and special meeting of our stockholders. All of our Directors attended the 2008 annual meeting of stockholders.
Code of Ethics
     We have adopted a Financial Code of Ethics (“Financial Code”), which satisfies the requirements for a code of ethics under SEC rules and regulations. The Financial Code contains the ethical principles by which the chief executive officer, chief financial officer (or other principal financial officer), controller (or other principal accounting officer) and other senior financial officers (the “Senior Officers”) are expected to conduct themselves when carrying out their duties and responsibilities. Senior Officers and the directors must also comply with our Proper Business Practices and Ethics Policy (“Ethics Policy”). If any substantive amendments are made to the Financial Code or if we grant any waiver, including any implicit waiver, from a provision of the Financial Code, we will disclose the nature of such amendment or waiver within 4 business days on our Internet website at www.tricomarine.com. Copies of the Financial Code and the Ethics Policy are available on the investor relations page of our Internet website.
Director Compensation
     The following table sets forth the compensation earned by our non-employee directors for the year ended December 31, 2008:

					Change in
					pension value
					and
				Non-equity	nonqualified
	Fees Earned or	Stock	Option	incentive plan	deferred	All other
	paid in cash	awards	awards	compensation	compensation	compensation	Total
Name	($)	(1)(2) ($)	(2) ($)	($)	earnings ($)	($)	($)
Kenneth M. Burke Chair of the Audit Committee	$75,000	100,000	—	—	N/A	—	—
Richard A. Bachmann	65,000	100,000	—	—	N/A	—	—
Ben A. Guill(3)	56,875	200,000	—	—	N/A	—	—
Edward C. Hutcheson, Jr. Chair of the Compensation Committee	70,000	100,000	—	—	N/A	—	—
Myles W. Scoggins Chair of the Nominating and Governance Committee	70,000	100,000	—	—	N/A	—	—
Per Staehr	65,000	100,000	—	—	N/A	—	—

(1)	On April 29, 2008, each director was granted 2,690 shares of restricted stock. All of the restrictions lapsed on May 29, 2008. At December 31, 2008, the following number of shares of our common stock held by our non-employee directors were outstanding: Mr. Burke, 14,392 shares; Mr. Bachmann, 12,392 shares; Mr. Guill, 5,799 shares; Mr. Hutcheson, 8,072 shares; Mr. Scoggins, 12,392 shares; and Mr. Staehr, 12,392 shares.

(2)	Dollar amounts represent the compensation expense recognized in 2008 with respect to outstanding award grants based on the grant date fair value of the respective award, in accordance with Statement of Financial Accounting Standards 123R, whether or not granted during 2008. See note 14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 12, 2009 for a discussion of the assumptions made in determining these amounts.

(3)	Mr. Guill was appointed to the Board on February 13, 2008. On that date, Mr. Guill was granted 3,109 shares of restricted stock. All of the restrictions lapsed on March 13, 2008.

     In 2008, each non-employee director received an annual cash retainer of $65,000. The chairman of the Audit Committee received an additional annual retainer of $10,000, and the chairmen of each of the Nominating and Governance Committee and the Compensation Committee each received an additional annual retainer of $5,000.
     In addition to these cash retainers, the non-employee directors received $100,000 worth of restricted stock on April 2, 2008, which equated to the issuance of 2,690 shares to each non-employee director. The Compensation Committee reviewed director compensation in February 2009 and the cash retainer awards were left at the 2007 levels.
     Each non-employee Director had the opportunity to enroll in the Company’s health insurance program at the same cost as for employees of the Company. During 2008 none of the non-employee Directors participated in the Company’s health insurance program. All Directors were reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.
     A director who is also an employee receives no additional compensation for services as a director.
EXECUTIVE OFFICERS
General
     Certain information concerning our executive officers as of the date of this proxy statement is set forth below.

Name	Age	Position With Our Company
Joseph S. Compofelice	59	Chairman of the Board and Chief Executive Officer
Geoff A. Jones	52	Vice President and Chief Financial Officer
Rishi A. Varma	36	Chief Administrative Officer, Vice President, General Counsel and Corporate Secretary
Tomas R. Salazar	46	Global Director of Sales and Marketing
D. Michael Wallace	56	Chief Executive Officer — Eastern Marine Services Limited
Ray Hoover	53	Global Director of Technical Services
     Joseph S. Compofelice. Information concerning Mr. Compofelice is set forth in the section above entitled “Proposal 1: Election of Directors-General Information about the Board of Directors, Directors Standing for Re-Election and Directors Continuing in Office.”
     Geoff A. Jones. Geoff A. Jones has served as our Vice President and Chief Financial Officer since August 31, 2005. Prior to this, he had served as our Treasurer since March 2005 and Corporate Controller and Secretary since February 2004. From April 2002 to February 2004, Mr. Jones was in private consulting practice. From December 2001 to April 2002, Mr. Jones was Controller, North America, of Aggreko, Inc. From May 2001 to December 2001, Mr. Jones was Vice President, Finance, at Sunland Construction, Inc., a pipeline construction company. From February 2000 to May 2001, Mr. Jones was Corporate Controller of Petroleum Helicopters, Inc., a helicopter service company providing aviation services to the offshore oil and gas, onshore mining, international, air medical and technical services industries.
     Rishi A. Varma. Rishi A. Varma has served as our General Counsel, Corporate Secretary and Director of Corporate Governance since May 2005. In March 2007, Mr. Varma was promoted to Chief Administrative Officer. In June 2006, Mr. Varma also became a Vice President. From February 2003 until April 2005, Mr. Varma was Securities Counsel and Director of Corporate Governance with EGL, Inc., an international freight forwarder company. From February 2000 to May 2002, Mr. Varma was an associate in the Business and Technology group of the law firm of Brobeck, Phleger and Harrison, L.P. From August 1997 until January 2000, Mr. Varma was an associate in the corporate department of the law firm of Rosenman & Colin, LLP.
     Tomas R. Salazar. Tomas R. Salazar has served as our Global Director of Sales and Marketing since January 2008 and is directly responsible for our U.S., Mexico and Brazil operations. Mr. Salazar joined Trico in January 2007 as International Sales and Marketing Director. Prior to joining Trico, Mr. Salazar served as the international sales and marketing director for Seabulk International, Inc., a provider of marine support and transportation services, for three years. Prior to that, Mr. Salazar spent over fifteen years with BP p.l.c., a finder, producer, and marketer of natural resources, in positions ranging from Business Development Manager for Latin America to Director of Strategic Planning.

     D. Michael Wallace. D. Michael Wallace has served as the Chief Executive Officer of Eastern Marine Services Limited, our joint venture with China Oilfield Services Limited, since December 2006. From November 2002 until December 2006 he served as our Vice President, Emerging Markets and Head of Global Marketing. From January 2000 to November 2002, Mr. Wallace was Vice President of Marine Division with ASCO US LLC, a wholesale petroleum broker. From December 1996 to December 1999, Mr. Wallace was General Manager for Tidewater Marine, Inc., an offshore supply vessel company, in Venezuela.
     Ray Hoover. Ray Hoover has served as our Global Director of Technical Services since August 2007. From May 2003 until August 2007, Mr. Hoover served as our Director of Operations for the Gulf of Mexico. From May 1989 to April 2003 Mr. Hoover filled various roles (Port Engineer to Manager of Operations) at ENSCO Marine Company, a division of ENSCO International, a U.S. based drilling contractor. From May 1974 to May 1989 Mr. Hoover served as a field technician for service companies maintaining marine equipment.
TRANSACTIONS WITH RELATED PERSONS
Related Persons Policies and Procedures
     From time to time we may engage in transactions with “related persons.” Related persons are directors, director nominees and executive officers or their immediate family members, stockholders owning more than 5% of our common stock, or any entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. The Audit Committee is responsible for reviewing certain transactions with related persons including those which meet the minimum threshold for disclosure in the proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect interest).
     In the course of its review and approval or ratification of such a transaction, the Audit Committee will consider various aspects of the transaction it deems appropriate, which may include:
•	The nature of the related person’s interest in the transaction;

•	The material terms of the transaction;

•	Whether such transaction might affect the independent status of a director under Nasdaq independence standards;

•	The importance of the transaction to the related person and to us; and

•	Whether the transaction could impair the judgment of a director or executive officer to act in our best interest.
     We have various processes for identifying, reporting and reviewing conflicts of interests, including related person transactions. Our Ethics Policy provides that no director, officer or other employee shall engage in business or conduct, or enter into agreements or arrangements, which would give rise to actual, potential or the appearance of conflicts of interest. The Ethics Policy also provides procedures for reporting any actual or potential conflicts of interest. In addition, we annually distribute a questionnaire to our executive officers and directors and review the information furnished by such persons. The questionnaire requests information regarding, among other things, certain transactions with us in which they or their family members have an interest.
     Our policies and procedures for approval or ratification or transactions with “related persons” are not contained in a single policy or procedure; but instead in various corporate documents such as our Ethics Policy, our Corporate Governance Practices and Policies, and in our Audit Committee charter.
     Our Audit Committee will consider the facts and circumstances of proposed related person transaction. After our Audit Committee makes a determination regarding the proposed transaction, the decision will be conveyed to our General Counsel who will communicate the decision to the appropriate persons at the Company. Our directors of accounts payable and accounts receivable will produce quarterly reports of any amounts paid or payable to, or received or receivable from, any related person, and those reports will be provided to our General Counsel to determine whether there are any “related person” transactions that were not previously approved or previously ratified under our policies and procedures. In connection with this process or otherwise, if our management becomes aware of a “related person” transaction that has not been previously approved or ratified under our policy, it will be submitted to our Audit Committee which will consider all of the facts and circumstances and, based on that review, evaluate all options including ratification, amendment or termination of such transaction, evaluation of our controls and procedures and other appropriate action.

     Any member of the Audit Committee who is a related person with respect to a transaction under review does not participate in the vote relating to approval or ratification of the transaction.
Transactions
     Transactions with Kistefos AS
     Stock Purchase Agreement. On August 9, 2007, the Company entered into a stock purchase agreement with Kistefos. According to its most recent amendment to its Schedule 13D, Kistefos beneficially owns approximately 21.7% of the Company’s outstanding common stock.
     Pursuant to the stock purchase agreement, the Company may, from time to time, purchase shares of its common stock from Kistefos in connection with the Company’s share repurchase program. Under the agreement, on any day that the Company purchases shares from other stockholders under the program, the Company may purchase shares from Kistefos so that, at the completion of the purchases, Kistefos will beneficially own no less than 20% of the Company’s common stock. The Company’s purchase price for the shares held by Kistefos is equal to the volume weighted average price for all shares purchased from other stockholders on the applicable trade date.
     Purchases under the stock purchase agreement will end on the earlier of (i) the purchase of $20 million of shares from Kistefos, (ii) the Company’s announcement of the termination or expiration of its repurchase program or (iii) the date Kistefos no longer owns shares of the Company’s common stock.
     The Company’s purchase of shares from Kistefos will be suspended during any “restricted period” under Regulation M promulgated by the Securities and Exchange Commission. After any restricted period, the Company’s may purchase shares from Kistefos on any trade date so long as Kistefos will beneficially own at least the percentage of common stock that it beneficially owned at the end of the restricted period.
     The Company agreed to indemnify Kistefos and certain of its affiliates against any losses under federal or state laws or regulations, if such losses arise out of the Company’s actions in connection with purchases under the repurchase program, except for any losses resulting from Kistefos’s willful misconduct, gross negligence or bad faith.
     Pursuant to the stock purchase agreement, the Company has purchased 114,042 shares of its common stock from Kistefos at a price per share between $29.4993 and $33.50 for an aggregate purchase price of approximately $3.52 million. The stock purchase agreement is still in effect.
     Registration Rights. In March 2005, the Company entered into a registration rights agreement with certain holders including Kistefos, pursuant to which the Company registered 2,121,600 shares of the Company’s common stock held by Kistefos. On August 24, 2007, Kistefos and the Company entered a letter agreement pursuant to which Kistefos requested registration of 2,915,850 shares of Company common stock pursuant to the registration rights agreement. On August 24, 2007, the Company filed a shelf registration statement on Form S-3 covering Kistefos’s shares of the Company’s common stock. The registration statement filed with the SEC is still effective.
     No other transactions with related persons have occurred since January 1, 2008.

SECURITIES OWNERSHIP
Securities Ownership of Management
     The following table is based on reports filed with the SEC and sets forth, as of April 17, 2009, the beneficial ownership of common stock of our directors, director nominees, each of our executive officers named in the “Summary Compensation Table” appearing on page 49 of this Proxy Statement, and all directors, director nominees and executive officers as a group, as determined in accordance with SEC rules.

	Amount and
	nature of
	beneficial
Name of Beneficial Owner	ownership (1)		Percent of Class
Joseph S. Compofelice	254,147	(2)(7)(9)	1.5%
Richard A. Bachmann	12,392		*
Kenneth M. Burke	14,392		*
Edward C. Hutcheson, Jr.	8,072		*
Myles W. Scoggins	12,392		*
Per Staehr	12,392		*
Ben Guill	5,799		*
Geoff Jones	61,992	(3)(5)(6)(7)	*
D. Michael Wallace	44,859	(5)(6)(7)	*
Rishi A. Varma	41,359	(4)(5)(6)(7)	*
Tomas R. Salazar	11,795	(5)(8)	*
Douglas E. Swanson	0		*
All directors, director nominees and executive officers as a group (12 persons)	479,591		2.9%

*	Less than one percent.

(1)	Unless otherwise indicated, the securities are held with sole voting and investment power.

(2)	Mr. Compofelice shares investment power over 1,000 shares of common stock with a minors trust. Mr. Compofelice disclaims beneficial ownership with respect to these 1,000 shares.

(3)	Includes 7,500 shares held by Mr. Jones and subject to restrictions that lapse in annual 25% increments, which began on September 1, 2006.

(4)	Includes 3,334 shares subject to restrictions that lapse in annual 33% increments, which began on May 2, 2006.

(5)	Includes the following number of shares subject to options that are exercisable: Mr. Compofelice, 116,817; Mr. Jones, 19,467; Mr. Wallace, 11,967; Mr. Varma, 10,567; Mr. Hoover 6,234; and Mr. Salazar, 500.

(6)	Includes the following number of shares subject to restrictions that lapse 100% on March 21, 2010: Mr. Jones, 6,700; Mr. Wallace, 6,700 and Mr. Varma, 6,700.

(7)	Includes the following number of shares subject to restrictions that lapse 100% on February 13, 2011: Mr. Compofelice 33,854, Mr. Jones 10,938; Mr. Salazar, 6,563; Mr. Wallace 9,844; Mr. Hoover 3,350; and Mr. Varma 10,938. It also includes the following number of shares granted under performance rights: Mr. Compofelice 16,674; Mr. Jones, 5,387; Mr. Wallace, 4,848; Mr. Hoover 1,650; Mr. Salazar, 3,232; and Mr. Varma, 5,387. These performance shares vest on February 13, 2011 as follows: (i) 0% if the three-year average share price is less than $34.43, (ii) 20% if the three-year average share price is at $34.43, and (iii) 100% if the three-year average share price is at or above $40.54. Between 20% and 100% straight-line interpolation is used to determine vesting. In addition, after February 13, 2009, if during any consecutive 20-day trading period the Company’s average closing share price equals or exceeds $42.53/share, all such performance shares become immediately vested.

(8)	Includes 1,500 shares subject to restrictions that lapse 100% on January 2, 2011.

Securities Ownership of Certain Beneficial Owners
     The following table is based solely on reports filed with the SEC and indicates the beneficial ownership, as of April 17, 2009, of our common stock by each person known by us to beneficially own more than 5% of our outstanding common stock as determined in accordance with SEC rules.

	Amount and nature
	of beneficial
Name and Address of Beneficial Owner	ownership		Percent of Class
Kistefos AS	3,535,959	(1)	21.7	%(1)
Christen Sveaas		(1)		(1)
Bay Harbour Management, L.C.	2,404,465	(2)	14.7	%(2)
Highbridge International LLC	2,085,106	(3)	10.18	%(3)
Highbridge Convertible Arbitrage Master Fund, L.P.		(3)		(3)
Whitebox Advisors, LLC	1,607,386	(4)	9.8	%(4)

	Amount and nature
	of beneficial
Name and Address of Beneficial Owner	ownership		Percent of Class
Allegheny Corporation	1,225,000	(5)	7.5	%(5)
Dimensional Fund Advisors LP	1,215,886	(6)	7.4	%(6)
Black River Asset Management LLC	1,017,500	(7)	6.2	%(7)
Portside Growth and Opportunity Fund	964,869	(8)	5.6	%(8)
Capital Ventures International	977,239	(9)	5.6	%(9)

(1)	As of April 8, 2009, based on an amendment to a Schedule 13D filed jointly by Kistefos AS and Christen Sveaas. As the sole direct and indirect owner of Kistefos AS, Christen Sveaas is the beneficial owner of 3,535,959 shares of our common stock. Christen Sveaas has shared voting and dispositive power with Kistefos AS with respect to the shares it owns due to his ownership control of Kistefos AS. The address of the principal business office of each of Kistefos AS and Mr. Sveaas is Stranden 1, N-0250 Oslo, Norway.

(2)	As of December 31, 2008, based on a Schedule 13G filed by Bay Harbour Management, L.C. (“Bay Harbour”). According to the Schedule 13G, Bay Harbour has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of all such shares and so is deemed to beneficially own such shares. Such shares are held by certain investment funds and managed accounts advised by Bay Harbour. Bay Harbour disclaims beneficial ownership of any of such shares beneficially owned by the investment funds and managed accounts advised by Bay Harbour. Ann VanDyke, a family member of a controlling person of Bay Harbour holds 5,000 shares, and Bay Harbour disclaims the existence of a group with Ms. VanDyke and such shares are not included in the shares reported in the Schedule 13G. According to the Schedule 13G, Steven A. Van Dyke, Douglas P. Teitelbaum and John D. Stout are the controlling principals of Bay Harbour. The address of the principal business office of Bay Harbour is 375 Park Avenue, 20th Floor, New York, NY 10152.

(3)	As of December 31, 2008, based on a Schedule 13G filed jointly by Highbridge International LLC (“Highbridge International”), Highbridge Convertible Arbitrage Master Fund, L.P. (“Highbridge Convertible”), Highbridge Capital Management, LLC (“Highbridge Capital”), Glenn Dubin (“Dubin”) and Henry Swieca (“Swieca”). According to the Schedule 13G, 1,978,723 of such shares are issuable upon conversion of $79,980,000 principal amount of the Company’s 6.50% Senior Convertible Debentures due May 16, 2028 (the “Senior Notes”), and assuming a conversion price of $40.42 per share. According to the Schedule 13G, (i) Highbridge International beneficially owns Senior Notes convertible into 1,978,723 shares, (ii) Highbridge Convertible beneficially owns Senior Notes convertible into 106,382 shares, (iii) each of Highbridge Capital, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of Senior Notes convertible into 2,085,106 shares beneficially owned by Highbridge International and Highbridge Convertible. All such persons report shared power to vote or direct the vote and shared power to dispose or direct the disposition of such shares reported in the prior sentence. Highbridge International and Highbridge Convertible may not convert Senior Notes until such time as all such reporting persons would not beneficially own after any such exercise more than 9.99% of the outstanding shares. The shares reported as issuable upon conversion of the Senior Notes do not include any accrued and unpaid interest. The shares reported also do not include 719,158 shares that may be issued to Highbridge International upon conversion of $36,400,000 aggregate principal amount of 3.00% Senior Convertible Debentures due January 12, 2027 (the “2027 Notes”), upon the satisfaction of certain conditions, which currently have not been satisfied and cannot be satisfied in the discretion of Highbridge International within the next 60 days. Highbridge Capital is the trading manager of Highbridge International and Highbridge Convertible. Dubin is the Chief Executive Officer and Swieca is the Chief Investment

Officer of Highbridge Capital. Highbridge Capital, Dubin and Swieca disclaim beneficial ownership of shares held by Highbridge International and Highbridge Convertible. The address of the principal business office of Highbridge International and Highbridge Convertible is c/o Harmonic Fund Services, The Cayman Corporate Centre, 4th Floor, 27 Hospital Road, Grand Cayman, Cayman Islands, British West Indies, and the address of the principal business office of Highbridge Capital, Dubin and Swieca is c/o Highbridge Capital, 9 West 57th Street, 27th Floor, New York, New York 10019.

(4)	As of December 31, 2008, based on an amendment to a Schedule 13G. The amendment to the Schedule 13G was filed jointly filed by the following entities (with the number of shares underlying the Senior Notes held by each entity shown in parenthesis): Whitebox Advisors, LLC (1,607,386 shares)(“WA”), Whitebox Combined Advisors, LLC (761,626 shares)(“WCA”) Whitebox Combined Partners, L.P. (761,626 shares)(“WCP”), Whitebox Combined Fund, L.P. (761,626 shares)(“WCFLP”), Whitebox Combined Fund, Ltd. (761,626 shares)(“WCFLTD”), Whitebox Convertible Arbitrage, LLC (308,067 shares)(“WCAA”), Whitebox Convertible Arbitrage Partners, L.P. (308,067 shares)(“WCAP”), Whitebox Convertible Arbitrage Fund, L.P. (308,067 shares)(“WCAFLP”), Whitebox Convertible Arbitrage Fund, Ltd. (308,067 shares)(“WCAFLTD”), Whitebox Intermarket Advisors, LLC (398,179 shares)(“WIA”), Whitebox Intermarket Partners, L.P. (398,179 shares)(“WIP”), Whitebox Intermarket Fund, L.P. (398,179 shares)(“WIFLP”), Whitebox Intermarket Fund, Ltd. (398,179 shares)(“WILTD”), Pandora Select Advisors, LLC (49,480 shares)(“PSA”), Pandora Select Partners, L.P. (49,480 shares)(“PSP”), Pandora Select Fund, L.P. (49,480 shares)(“PSFLP”), Pandora Select Fund, Ltd. (49,480 shares)(“PSFLTD”), Whitebox Special Opportunity Advisors, LLC (24,740 shares)(“WSOA”), Whitebox Special Opportunities Partners, L.P. — Series B (24,740 shares)(“WSOBP”), Whitebox Special Opportunities Fund, L.P. — Series B (24,740 shares)(“WSOBFLP”), and Whitebox Special Opportunities SPC Fund, Ltd. — Series B (24,740 shares)(“WSOBFLTD”). According to the Schedule 13G, all such entities hold shared voting power and dispositive power over the shares reported as beneficially owned. The address of the principal business office of WA, WCA, WCAA, WIA, PSA, WSOA, WCFLP, WCAFLP, WIFLP, PSFLP and WSOBFLP is 3033 Excelsior Blvd., Suite 300, Minneapolis, MN 55416. The address of the principal business office of WCP, WCAP, WIP, PSP, WSOBP, WCFLTD, WCAFLTD, WIFLTD, PSFLTD and WSOBFLTD is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands.

(5)	As of December 31, 2008, based on an amendment to a Schedule 13G, such shares are beneficially owned directly by Capitol Indemnity Corporation (“CIC”), Capitol Specialty Insurance Company (“CSIC”), Employers Direct Insurance Company (“EDIC”), Platte River Insurance Company (“PRC”) and RSUI Indemnity Company (“RIC”). Alleghany Capital Partners LLC (“ACP”) acts as an investment manager for each of CIC, CSIC, EDIC, PRC and RIC pursuant to an investment management agreement with each such company, whereby, among other things, ACP has been granted voting power over the shares of common stock of the issuer owned of record by each such company. Capitol Transamerica Corporation (“CATA”) owns 100% of the issued and outstanding stock of CIC and CSIC. Employers Direct Corporation (“EDC”) owns 100% of the issued and outstanding stock of EDIC. RSUI Group, Inc. (“RSUI Group”) owns 100% of the issued and outstanding stock of RIC. Alleghany Insurance Holdings LLC (“AIHL”) owns 100% of the issued and outstanding stock of CATA, PRC and RSUI Group, 100% of the equity interests in ACP and 98.5% of the issued and outstanding stock of EDC. Alleghany Corporation (“Alleghany”) owns 100% of the equity interests in AIHL. According to the amendment to the Schedule 13G, (i) Allegheny and AIHL have shared voting and dispositive power over all such shares, (ii) ACP has shared and sole voting and shared dispositive power over all such shares, (iii) CATA has shared and sole voting and shared dispositive power over 262,500 of such shares, (iv) EDC has shared voting and dispositive power over 60,000 of such shares, (v) PRC has shared voting and dispositive power over 37,500 of such shares, (vi) RSUI Group and RIC have shared voting and dispositive power over 865,000 of such shares, (vii) CIC has shared voting and dispositive power over 240,000 of such shares and (viii) CSIC has shared voting and dispositive power over 22,500 of such shares, EDIC has shared voting and dispositive power over 60,000 of such shares. The address of the principal business office of (i) Alleghany, ACP and AIHL is 7 Times Square Tower, 17th Floor, New York, NY 10036, (ii) EDC and EDIC is 30301 Agoura Road, Agoura Hills, CA 91301, (iii) RSUI Group and RIC is 945 East Paces Ferry Road, Atlanta, GA 30326, (iv) CSIC, CATA, PRC and CIC is 1600 Aspen Commons, Middleton, WI 53562.

(6)	As of December 31, 2008, based on an amendment to Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”). Dimensional furnishes investment advice to 4 investment companies (the “Funds”) registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. According the amendment to the Schedule 13G, in its role as investment advisor or manager, Dimensional beneficially owns and possesses sole power to vote with respect to 1,174,641 of such shares and the sole power to dispose of 1,215,886 of such shares. The address of the principal business office of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(7)	As of December 31, 2008, based on an amendment to Schedule 13G filed jointly by Black River Asset Management LLC (“BR Asset”), Black River Commodity Fund Ltd. (“BR Commodity”) and Black River Commodity Equity Value Fund Ltd. (“BR Equity”). According to the amendment, (i) BR Asset beneficially owns and is deemed to have sole power to vote and dispose of all such shares, (ii) BR Commodity beneficially owns and is deemed to have sole power to vote and dispose of 356,125 of such shares, and (iii) BR Equity beneficially owns and is deemed to have sole power to vote and dispose of 661,375 of such shares. The address of the principal business office of BR Asset is 12700 Whitewater Drive, Minnetonka, MN 55343. The address of the principal business office of BR Commodity and BR Equity is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

(8)	As of December 31, 2008, based on an amendment to Schedule 13G filed jointly by Portside Growth and Opportunity Fund (“Portside”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Cohen”), Morgan B. Stark (“Stark”), Thomas W. Strauss (“Strauss”) and Jeffrey M. Solomon (“Solomon”). According to the amendment, such shares are issuable upon conversion of $39,000,000 principal amount of the Senior Notes, assuming a conversion price of $40.42 per share. According to the Schedule 13G, Portside, Ramius and C4S have sole power to vote or direct the vote and sole power to dispose or direct the disposition of all such shares issuable upon conversion and therefore beneficially own such shares, and Cohen, Stark, Strauss and Solomon have shared power to vote or direct the vote and shared power to dispose or direct the disposition of all such shares issuable upon conversion and therefore beneficially own such shares. Portside has the right to convert the Senior Notes into shares of the Company’s common stock provided Portside would not beneficially own more than 9.99% of the outstanding shares of the Company’s common stock after any such exercise. The shares reported also do not include 201,324 shares that may be issued to Portside upon conversion of $8,745,000 aggregate principal amount of the 2027 Notes, upon the satisfaction of certain conditions, which currently have not been satisfied and cannot be satisfied in the discretion of Portside within the next 60 days. Ramius is the investment manager of Portside with the power to made decisions respecting the disposition of the proceeds from the sale of shares of the Company’s common stock, among other things. C4S is the management member of Ramius and directs its operations. Messrs. Cohen, Stark, Strauss and Solomon are the sole management members of C4S and in that capacity direct its operations. Each of Ramius, C4S and Messrs. Cohen, Stark, Strauss and Solomon may be deemed to beneficially own the $39,000,000 aggregate principal amount of the Senior Notes owned by Portside but disclaim such beneficial ownership. The address of the principal business office of Portside, Ramius, C4S, Cohen, Stark, Strauss and Solomon is c/o Ramius LLC, 599 Lexington Avenue, 20th Floor, New York, New York 10022.

(9)	As of December 31, 2008, based on a Schedule 13G filed jointly by Capital Ventures International (“Capital Ventures”) and Heights Capital Management, Inc. (“Heights Capital”). According to the Schedule 13G, such shares are issuable upon conversion of $39,500,000 principal amount of the Senior Notes and assuming a conversion price of $40.42 per share. According to the Schedule 13G, Capital Venture and Heights Capital have shared power to vote or direct the vote and the shared power to dispose or direct the disposition of all such shares issuable upon conversion. Heights Capital serves as the investment advisor of Capital Ventures and may be deemed to be the beneficial owner of all such shares owned by Capital Ventures, but disclaims such beneficial ownership. The address of the principal business office of Capital Ventures is One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, British West Indies and the address of the principal business office of Heights Capital is 101 California Street, Suite 3250, San Francisco, California 94111.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis contains statements regarding our and our named executive officers’ performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We caution investors not to apply these statements to other contexts.
Executive Summary
     The most significant compensation decisions made during 2008 were as follows:
•	To increase Mr. Compofelice’s annual cash incentive maximum from 150% to 200% of his annual salary to align his compensation with peer data and to make his cash incentive maximum proportionately consistent with our other executive officers.

•	To provide that the compensation payable to our executives officers that is “at risk” (consisting of annual and long-term incentives) would comprise the majority of each named executive officers’ total package for 2008.

•	To implement performance-based restricted stock awards for 2008 that are intended to provide a named executive officer with a larger potential long-term incentive if share price performance objectives are met.
During the latter half of 2008 and into 2009, weakening global economic conditions negatively impacted the Company’s overall performance, including share performance. Recognizing the need to balance retention of executive officers with the realities of reduced share performance, in 2009, the Compensation Committee has decided:
•	To continue to target an executive’s cash compensation element based on the 50th percentile of the applicable competitive market. Maintaining a competitive level of cash compensation is critical to retaining key executives to support the Company’s ability to manage its financial condition and maintain growth in subsea services worldwide

•	To reduce the value of the 2009 long term equity awards granted to the named executive officers by more than 90% below the comparable value of the 2008 awards in order to reflect the decline in the Company’s stock price and to ensure that the dilutive effect of such awards satisfies guidelines established by RiskMetrics Group;

•	To adjust several executive base salaries to a level that is closer to the market median, after freezing most executive 2008 salaries at the 2007 level.

•	To increase the cash annual incentive target for Mr. Varma and Mr. Jones to 60%, which aligns their compensation with peer data.

•	In light of the current volatile economic conditions, to grant stock options and cash-settled appreciation rights to best align management with stockholders’ interests as these awards would minimize the dilutive impact on stockholders as compared to restricted stock and would only achieve a value if the share price improves over current values.

•	To continue to review the Company’s compensation programs, assess the extent to which any particular compensation component may encourage executives to take unnecessary or excessive risks and determine appropriate modifications of plans or awards to mitigate these risks.
Overview
     The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (our “named executive officers”). The Compensation Committee of our Board (the “Compensation Committee”) maintains responsibility for overseeing the development of an executive compensation philosophy, strategy and framework that remains consistent with our business objectives and the interests of our stockholders. The design of our executive compensation program creates strong financial incentive for our executives, including our named executive officers, to maximize operating performance and returns, and generate growth, value and stability throughout the business cycle in order to align their interests with those of our stockholders.
Compensation Philosophy
     Our Compensation Committee believes that total compensation of executives should be competitive with the market in which we compete for executive talent-the offshore oilfield and subsea services industries. The Compensation Committee generally focuses on total compensation structures designed to reflect the market median for base salaries and annual cash incentive compensation. Base salaries for each of our named executive officers are set forth in their respective employment agreements and in this proxy statement. It has been the Compensation Committee’s strategy that a majority of total compensation should be variable, at risk and paid based on our results of operations and the growth in the value of our common stock. Accordingly, the Compensation Committee links a significant portion of each named executive officer’s total compensation to accomplishing specific, measurable results based on both company and the individual executive’s performance. When our performance meets or exceeds established goals and objectives, our named executive officers should be paid at or more than the market median. Alternatively, when our performance does not meet critical goals and objectives, cash incentive and equity award payments, if any, should be less than such levels. We also measure our performance against our peer group annually to ensure that cash incentive and/or equity award payments are consistent with our objective of maximizing stockholder value. Consistent with this pay for performance strategy, we do not provide any perquisites to our senior executives that are not offered to all other employees.

     In 2008, we targeted our executives’ cash compensation (base salary and annual cash incentives) at the 50th percentile of the applicable competitive market (the “market median”), while long-term incentives were targeted at the 75th percentile if the Company’s stock price achieved a pre-determined value appreciation over a three-year measuring period. This approach was intended to provide executives with the opportunity to earn total compensation higher than the applicable percentiles should our performance exceed pre-determined criteria. The Compensation Committee believed that targeting these levels of compensation helped to meet the overall compensation strategy and aligns our executives’ interests with those of our stockholders. In light of the global economic collapse over the latter half of 2008 and into 2009 and the Company’s stock price decline, it is unlikely that equity awards granted to executives in 2008 will reach the 75th percentile of the applicable competitive market. In order to account for the Company’s reduced share performance in 2008, the Compensation Committee determined to make executive compensation decisions in 2009 based on the following guidelines:
•	Provide a competitive total compensation program that enables us to attract and retain key executives;

•	Ensure a direct relationship between our financial performance and the total compensation received by our named executive officers by utilizing a pay for performance approach to a majority of such compensation;

•	Reduce the value of the 2009 long term equity awards granted to the named executive officers by more than 90% below the comparable value of the 2008 awards in order to reflect the decline in the Company’s stock price and to ensure that the dilutive effect of such awards satisfies guidelines established by RiskMetrics Group

•	Motivate executives to make sound business decisions that improve stockholder value and reward such decisions;

•	Ensure the proportion between short-term and long-term compensation reflects market trends while emphasizing at-risk, or variable, compensation as a valuable means of supporting our strategic goals and aligning the interests of our named executive officers with those of our stockholders; and

•	Ensure that our total compensation program supports our business objectives and culture by evaluating each named executive officer’s contributions.
     In evaluating compensation levels for each named executive officer, the Compensation Committee reviews publicly available compensation data for executives in our peer group, as discussed below, compensation surveys developed by compensation consultants, and compensation levels for each named executive officer with respect to their levels of responsibility, accountability, performance and decision-making authority. In addition, the Compensation Committee takes into account the overall share performance as a measure of stockholder value created or lost during the applicable measurement period.
The Compensation Committee
     The Compensation Committee reviews its charter annually to verify the committee is meeting its objectives. In addition, the Compensation Committee establishes an annual calendar of action items in order to ensure each of its chartered objectives are met.
The Role of the Compensation Consultant — Peer Group and Compensation Surveys
     In 2008, the Compensation Committee, together with the assistance of Stone Partners, the Compensation Committee’s independent compensation consultant, benchmarked named executive officer compensation levels by comparing our executive positions to industry positions with similar breadth and scope to ours. The Compensation Committee considers information from compensation surveys, peer company proxy statements and the unique circumstances of the named executive officer when determining compensation for each of the named executive officers. During 2008, the Compensation Committee reviewed data from the Watson Wyatt 2008 Top Management Compensation Survey, the William M. Mercer 2008 Energy Industry Compensation Survey, and Stone Partner’s 2008 Executive Oilfield Manufacturing and Services Industry Compensation survey. Both Watson Wyatt and Mercer-Energy are nationally known, highly respected sources for data. Stone Partner’s survey (available to participants only) includes 71 oilfield manufacturing and service companies; 2008 was the 12 th year of publication for this survey. In addition, the Compensation Committee reviews proxy statement data from a peer group of companies. Periodically, the Compensation Committee reviews the peer group companies to ensure its pertinence for comparison purposes. Peer companies for us typically have global businesses and compete with us for executive talent. Currently, our industry peer group consists of the following companies:

Bristow Group, Inc.	Newpark Resources, Inc.
Cal-Dive International, Inc. *	Oceaneering International, Inc.
Dril-Quip, Inc.	Seacor Holdings, Inc.
Global Industries, Ltd.	Superior Energy Services, Inc*
Gulf Island Fabrication, Inc.	Superior Well Services, Inc. *
Gulfmark Offshore, Inc.	Tesco Corp. *
Helix Energy Solutions Group, Inc. *	Tetra Technologies, Inc. *
Hercules Offshore, Inc. *	Tidewater, Inc.
Hornbeck Offshore Services, Inc.

*	additions to the peer company group for 2008.
     Two companies previously on the peer company list were dropped: Horizon Offshore, Inc. because it was acquired by Cal-Dive and Petroleum Helicopters because we felt one helicopter transportation company, Bristow Group, was enough in our peer group. These companies were selected in July 2008 because of similarities we shared at that time, including a common industry (offshore oilfield services) and similar levels of market capitalization (between $592.9 million and $4.3 billion), assets (between $327 million and $5.6 billion) and revenue (between $306 million and $2 billion).
     For 2008, Stone Partners benchmarked the 25th, 50th and 75th percentiles for the data sources mentioned above to provide the Compensation Committee with an understanding of competitive pay practices. The data are equally weighted, considered for each element of compensation, and collectively referred to as the “survey data” throughout this Compensation Discussion & Analysis. The Compensation Committee has selected the 50th percentile as a reference point with respect to base salary and total cash and the 75th percentile as a reference point with respect to long-term incentive compensation (see “—Terminology” below). Stone Partners also provides the Compensation Committee with advice on equity incentive compensation trends, including types and value of awards being used by other public companies. In addition, the Compensation Committee evaluates the type and value of equity awards against the dilutive impact to stockholders of the Company as an added factor. The market data described above is used collectively by the Compensation Committee to make decisions regarding executive compensation. In addition to the foregoing data, Stone Partners may analyze and provide additional market data for additional positions and from other sources as requested by the Compensation Committee.
Role of Chief Executive Officer in Establishing Compensation for Named Executive Officers
     Each year, our Compensation Committee directs our Chief Executive Officer to provide recommendations to the Compensation Committee in its evaluation of compensation for each of the named executive officers (other than himself), including recommendations of individual cash and equity compensation. Specifically, the Compensation Committee requests that our Chief Executive Officer provide performance appraisal results on each named executive officer.
     Taking into account this input, the Compensation Committee can then exercise its discretion in modifying any recommended adjustments or awards to our employees, including our named executive officers. The Compensation Committee independently reviews the performance of the CEO and recommends to the Board the appropriate cash and equity compensation for the CEO.
Elements of Compensation for Named Executive Officers
     The Company’s executive compensation program consists of (i) base salary, (ii) annual cash incentives, (iii) long-term incentives, (iv) retirement benefits, (v) health and welfare benefits, (vi) relocation benefits, and (vii) post-termination compensation provided in employment agreements. The first three elements are considered the core direct compensation program.
     We use each of these elements because we believe they provide the compensation mix required to attract and retain talented executives, reward them for quality performance, and motivate them to focus on both the short-term and long-term performance of the company. We believe an adequate base salary is required to attract and retain qualified executives based on competitive salaries. Periodic salary increases and annual cash incentives provide executives with compensation that is based on annual financial and operating results and reward them for short-term successes. Equity awards are used to motivate our executives to achieve long-term results and aid long-term retention of our executives. Compensating our executives for positive company performance in both the short-term and the long-term serves our goal of aligning our executives’ compensation with the interests of our stockholders. Consistent with this pay for performance strategy, we do not provide any perquisites to our senior executives that are not offered to all other employees. Post-termination compensation provided in our employment agreements are commonly included in executive compensation packages offered by our competitors, and we believe that providing them allows us to attract and retain executive talent.

     The following chart provides further details about what we pay (or offer) our executives and why we do so:

Element	Purpose	Characteristics
Base Salary	Compensate executives for their level of responsibility, sustained individual performance, skills, background and experience. Also helps attract and retain strong talent.	Fixed element based on employment agreement; eligibility for periodic merit increases based on sustained individual performance.

Annual Cash Incentives	Promote the achievement of our annual corporate and business unit financial goals, as well as individual goals.	Performance-based cash opportunity; amount earned will vary relative to the targeted level based on company, business unit and individual results; financial components are audited by our independent auditors.

Long-Term Incentive	Promote the achievement of our long-term corporate financial goals.	Our long-term incentive plan allows us to award stock options, restricted stock, stock appreciation rights and performance awards. Amounts earned/realized will vary based on stock price and/or company performance.

Retirement Plan	Provide an appropriate level of replacement income upon retirement. Also provide an incentive for a long-term career with us, which is a key objective.	Fixed element; however, retirement contributions tied to pay will vary.

Health and Welfare Benefits	Facilitate the attraction and retention of high caliber executives in a competitive labor market in which comprehensive medical, dental, vision, life, accidental death and dismemberment, and short and long-term disability plans are common. Provides basic security foundation for all employees.	Fixed element; however, some employer contributions tied to pay will vary, and some employer contributions tied to family size will vary.

Relocation Benefits	Facilitate the attraction and retention of high caliber executives in a competitive labor market in which relocation may be necessary and in which competitors cover such expenses for employees including executives.	Element only payable if executive relocates at our request.

Post- Termination Compensation	Facilitate the attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent element; only payable if the executive’s employment is terminated as specified in the arrangements (amount of severance benefits varies by level in the organization).
     Base Salary. The base salaries for our named executive officers are set forth in their respective employment agreements and are subject to review annually by our Compensation Committee and our Chief Executive Officer (except with respect to his own base salary). Each employment agreement for our named executive officers provides that base salary may be increased. Base salaries may not be decreased by the Compensation Committee unless the base salaries of all other executives of the Company are similarly reduced. Base salaries are intended to provide fixed compensation in line with the market median for each named executive officer.
     Our base salary levels reflect a combination of factors, including competitive pay levels relative to the peer group and compensation survey data, the named executive officer’s experience and tenure, the named executive officer’s individual performance, changes in responsibility, and our overall performance as compared to our internal operational and financial plan. The Compensation Committee reviews salary levels annually to recognize these factors and the individual named executive officer’s contributions to our long-term success.
     Annual Cash Incentives. Our Annual Incentive Plan (the “Plan”) was adopted in 2006 to reward our key employees for contributions towards our achievement of financial, operational and strategic goals approved by our Board. The Plan formally establishes threshold, target and maximum levels for each group of key employees, including the named executive officers, and establishes goals that must be attained by us in order to trigger awards under the Plan. Our Board views earnings before interest, taxes, depreciation and amortization, or EBITDA, as our primary short-term goal. The Compensation Committee believes that in years of outstanding performance, cash incentives should be awarded at or near the maximum level of achievement for all key employees. The Compensation Committee will review our goals under the Plan on an annual basis to ensure that such goals are designed to adequately measure our sustained success. The Compensation Committee also believes that the cap on the maximum payout under the Plan incentivizes executives to take actions that enhance the short and long term value of the Company, while mitigating the danger that executives will take excessive or unnecessary risks.
     Our performance goals in 2008 were: (i) safety performance, (ii) annual EBITDA as set forth in the Company’s annual plan, and (iii) return on capital. In addition, each Plan participant had individual performance goals. Performance goals are primarily based on the Board approved financial budget and the guidance provided to investors for the applicable calendar year, with “target” goals representing the Board approved budget amounts.
     For 2008, the performance target for EBITDA was 4.4% higher than actual EBITDA for the prior year, excluding the Deep Ocean acquisition. For 2008, the Compensation Committee felt it appropriate to eliminate the days sales outstanding from the annual incentive performance objectives because of its arbitrary movement throughout the year. Return on capital was measured against the plan instead of against our peers in the industry during 2008. The plan calls for 6.6% return on capital based on the 2008 target. Our safety target in 2008 included for the first time environmental incidents, safety plans, security incidents and operations incidents (i.e., vessel) as well as personal injuries (recordable incident rate), reflecting the heightened standard of safety in our Company year over year. We expect the safety performance to be at least as good as the year before to meet target objects. Any safety bonus is forfeited in the event of a vessel related accidental death.
     Individual performance goals are generally based on the key individual goals developed by the named executive officers, recommended by the CEO and ultimately approved by the Compensation Committee. These goals may include additional financial, operational or qualitative measures for a specific executive and are based on the prospective business environment considerations for the coming year. The actual awards for these measures are based on individual performance.
     For 2008, Mr. Compofelice’s maximum incentive compensation opportunity was increased to 200% of his annual base salary. This increase was implemented based on peer compensation data and so that Mr. Compofelice’s maximum incentive compensation reflects the same proportionate relationship to his threshold incentive compensation (4x) and target incentive compensation (2x) as the other named executive officers.
Annual Incentive Plan Payout Ranges for 2008 for Named Executive Officers

	Mr.				Mr. Varma-
	Compofelice-				Chief
	Chairman of	Mr. Jones-	Mr. Salazar -		Administrative
	the Board,	Vice	Global Director	Mr. Wallace-	Officer, Vice
	President and	President	Of Sales and	CEO of	President and
	Chief	and Chief	Marketing	EMSL and	General
	Executive	Financial	Trico Group	Vice	Counsel and
	Officer	Officer	The Americas	President	Secretary
Threshold Incentive Compensation (% of Base Salary)	50%	25%	25%	25%	25%
Target Incentive Compensation (% of Base Salary)	100%	50%	50%	50%	50%
Maximum Incentive Compensation (% of Base Salary)	200%	100%	100%	100%	100%
Annual Incentive Plan Performance Measure Weightings for 2008 for Named Executive Officers

	Mr.		Mr.	Mr.
Performance Measure	Compofelice	Mr. Jones	Salazar	Wallace	Mr. Varma
Safety	20%	20%	20%	20%	20%
Corporate EBITDA	35%	35%	35%	35%	35%
Return on Capital	25%	25%	25%	25%	25%
Individual	20%	20%	20%	20%	20%
Based on our target annual incentives, the named executive officers’ total cash compensation ranged from the 36th to the 53rd percentile of the survey data.

     Long-term Incentives. Stock-based incentive awards are granted annually to key employees, including named executive officers, in the first quarter after our year-end audit so that the Compensation Committee’s determination of cash and equity awards are based on our audited financial performance for the preceding year. We review the peer group and RiskMetrics Group industry burn rate table compared to our 3 year burn rate (which is the number of options granted plus the number of shares of restricted stock awarded times a RiskMetrics Group (RiskMetrics) multiplier with the result divided by year end total common shares outstanding). This review assures the Compensation Committee that the stockholder value does not become overly diluted. Stock options are granted at an option price equal to fair market value of our common stock on the date of grant. Accordingly, stock options only have monetary value if the stock price appreciates above the price on the date of grant.
     The Compensation Committee may grant time-based equity awards to encourage retention Restrictions on such awards are subject to continued employment with us usually vesting ratably over 3 or 4 years. In addition, the Compensation Committee may grant performance-based restricted stock. Stock-based incentive awards granted in 2008 comprised a mix of time-based and performance-based restricted stock intended to focus our named executive officers on the creation of stockholder value over the long-term and encourage equity ownership in the company. In 2008, all of the performance-based restricted stock granted will vest only if Trico’s 3 year average stock price is at least $41.60. The award makes provision for acceleration of vesting if stock price milestones are achieved after 1 year. Given that this was the first year that the Company implemented the performance based restricted stock, the Compensation Committee, at the time, opted to phase in the balance between performance based and time-based restricted stock awards. In 2008, this meant that the total value of long-term incentives generally allocated to our named executive officers would, in the first year, be allocated 1/3 to performance-based restricted stock with the remaining portion allocated to time-based restricted stock awards. The Compensation Committee will continue to review the nature of stock-based incentive awards annually to ensure that awards produce sufficient incentives to create stockholder value.
     Time-based restricted stock awards are intended to retain key employees through vesting periods. Performance-based restricted stock provide additional rewards if the performance objectives are met. Restricted stock awards provide the opportunity for capital accumulation and also provide the holder of the restricted stock the ability to vote such shares as a stockholder of the Company. The Compensation Committee approves the total restricted stock awards that will be made available to our named executive officers as well as the size of individual grants to each named executive officer. The award amounts granted to our named executive officers vary each year and are based on individual performance, survey data, our performance as measured by goals established under the Plan, as well as the individual named executive officer’s total compensation package. Previous awards and grants, whether vested or unvested, have no impact on the current year’s awards and grants. In 2008, the Compensation Committee chose to grant all stock-based incentive awards in the form of restricted stock (time and performance-based), and no stock options were granted. The Committee made this decision because the awards were intended to reward executives for achieving a relatively solid value in Trico’s share price at the time, as well as tying the vesting of a portion of this equity to continued increases in value over time.
     Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision coverage, life and accidental death and dismemberment insurance and short and long-term disability insurance. We also offer paid vacation to all of our employees including the named executive officers. The Compensation Committee has discussed implementing annual physical exams to ensure the health of its named executive officers. Management will be implementing such a program for executive officers as soon as practical.
     Retirement Benefits. We offer eligible employees a Section 401(k) tax-qualified, defined contribution plan to enable employees to save for retirement through a tax-advantaged combination of employee and Company matching contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. All employees with at least 6 months of continuous service, including our named executive officers, are eligible to participate in our 401(k) plan and may elect to defer up to 50% of their annual compensation on a pre-tax basis and have it contributed to the plan, subject to certain limitations under the Internal Revenue Code. We match employee contributions (up to the first 5% of his or her annual salary) with an employer contribution of $0.25 per $1.00 of employee contributions. We may choose to make additional discretionary contributions as a percentage of each employee’s salary in any given year.
     Relocation Benefits. We believe that employees (including executives) who are asked to relocate in connection with employment with us should receive relocation assistance corresponding to their position in our organization. We have found relocation assistance can play an important role in attracting qualified new hire candidates or transferring existing employees to locations where there is a business need. The primary benefits provided under our relocation assistance program to our named executive officers include reasonable moving and related expenses, closing costs related to selling and buying a home or assistance in leasing a home, and temporary living expenses. Based on the location, additional benefits may be offered including a foreign service premium, cost of living allowance, education for children and an automobile allowance. In 2006, 2007, and 2008, we provided relocation benefits to one named executive officer as described in the Summary Compensation Table footnotes.
     Post-Termination Compensation included in Employment Agreements. We have entered into employment agreements with each of our named executive officers that include, among other things, payment obligations by the Company in the event employment is terminated by the Company or the employee under specified circumstances. See the “Narrative Disclosure to Summary Compensation Table” for details on the terms of the employment agreements. In the event the employment of a named executive officer is terminated by the Company for a reason other than death, disability or Cause (as defined in each of the employment agreements-see “Terminology” below) or by the employee for Good Reason (as defined in each of the employment agreements-see “Terminology” below), the employee is entitled to the following benefits:
1.	a lump sum cash payment equal to the sum of:
a.	a multiple of base salary at the rate in effect on the date of termination;

b.	a multiple of the higher of:
i.	the highest annual bonus paid during the three most recent fiscal years or

ii.	the target bonus (as provided in the Company’s annual cash incentive plan) for the fiscal year in which his or her date of termination occurs; and
c.	any bonus earned and accrued as of the date of termination which relates to periods that have ended on or before such date and which have not yet been paid by the Company; and
2.	health coverage for beyond his or her termination of employment until he or she receives health plan coverage from a new employer as outlined below.
     The table below sets forth the salary and bonus multiples applicable to each named executive officer for the above benefits based on whether the termination is or is not in connection with, based upon or within 12 months after a Change-in-Control (as defined in “Terminology” below):

If involuntary termination does
not occur
		in connection with, based upon		If termination occurs in connection
		or within		with, based upon or within 12
		12 months after a Change-in-		months
		Control		after a Change-in-Control
		Sala	Bonus	Salary
Name	Health Coverage	multiple	multiple	multiple	Bonus multiple
Mr. Compofelice	For 18 months after termination, he continues to contribute as if an employee then for an additional 36 months he must make COBRA* contributions to continue coverage	2X	2X	2.99X	2.99X

Mr. Jones	For 12 months after termination, he continues to contribute as if an employee then for an additional 18 months he must make COBRA* contributions to continue coverage	1X	1X	2.99X	2.99X

Mr. Salazar	For 12 months after termination, he continues to contribute as if an employee then for an additional 18 months he must make COBRA* contributions to continue coverage	0X	0X	1X	1X

If involuntary termination does
not occur
		in connection with, based upon		If termination occurs in connection
		or within		with, based upon or within 12
		12 months after a Change-in-		months
		Control		after a Change-in-Control
		Sala	Bonus	Salary
Name	Health Coverage	multiple	multiple	multiple	Bonus multiple
Mr. Wallace	For 12 months after termination, he continues to contribute as if an employee then for an additional 18 months he must make COBRA* contributions to continue coverage	1X	1X	2.99X	2.99X

Mr. Varma	For 12 months after termination, he continues to contribute as if an employee then for an additional 18 months he must make COBRA* contributions to continue coverage	1X	1X	2.99X	2.99X

*	COBRA stands for Consolidated Omnibus Reconciliation Act of 1985, as amended. This law requires employers to offer continued health coverage to employees at no more than 102% of the full cost of the coverage for 18 months following termination of employment.
     Mr. Compofelice’s employment agreement separates the Chairman of the Board from the Chief Executive Officer role for the purposes of termination of employment. This means that if Mr. Compofelice merely ceases to be Chairman of the Board but continues to be the Chief Executive Officer of the Company, no severance benefits would be paid to him in that event.
     In the event the employment of a named executive officer is terminated by the Company for a reason other than death, disability or Cause or by the employee for Good Reason, and such termination occurs in connection with, based upon or within 12 months after a Change-in-Control, all outstanding options, restricted stock awards and other equity based awards will become fully vested and immediately exercisable on the date of termination. The payments due our named executive officers pursuant to the employment agreements are also subject to “gross-up” adjustments if specified taxes are imposed on such payments.
     The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:
     Change-in-Control. As part of our normal course of business, we engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. We provide severance compensation if an executive’s employment is terminated following a Change-in-Control transaction to promote the ability of our senior executives to act in the best interests of our stockholders even though their employment could be terminated as a result of the transaction.
     Termination without Cause. If we terminate the employment of an executive officer without Cause as defined in the applicable agreement, we are obligated to continue to pay him certain amounts as described in greater detail in “Potential Payments Upon Termination or Change-in-Control.” We believe these payments are appropriate because the terminated executive is bound by confidentiality, nonsolicitation and non-compete provisions covering two years after termination and because we and the executive have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.
Other Agreements
     Outside of a Change in Control, if the named executive officer’s employment is terminated by reason of disability or death, then the options granted to him under our form of Non-Statutory Stock Option Agreement or the restricted stock granted to him under our form of Restricted Stock Award Agreement will fully vest (and restrictions will fully lapse) and be exercisable by such named executive officer (or the estate or the person who acquires the options/shares by will or the laws of descent and distribution or otherwise by reason of his death (the “Estate”)), as applicable, for one year following the date of termination. If the named executive officer’s employment is terminated by us without Cause or by him for Good Reason, and he executes a release, the options granted under the Non-Statutory Option Agreement will fully vest and be exercisable by him for three months following the date of termination or by his Estate for one year following the date of termination if he dies during the three month period. If the named executive officer does not execute a release, then he can only exercise the options that have vested on or prior to the date of termination. Finally, if the named executive officer’s employment is terminated for any other reason, he can exercise the options that have vested on or prior to the date of termination for three months following the date of termination (or his Estate can exercise the vested options for one year following the date of termination if he dies during the three month period), and his restricted shares will be forfeited if the time or performance restrictions are not met.
     Perquisites. We believe that the core elements of executive compensation should be tied directly or indirectly to the actual performance of the Company. As a result, we do not have a perquisite program. We believe that this position is particularly warranted in the difficult general business climate we face which has resulted in finding ways to cut our costs to reinforce Trico’s long-term strength.
2008 Decisions
     Base Salary. In 2008, base salaries for our named executive officers were slightly below the market median when compared to the survey data. The base salaries ranged from the 37th to the 48th percentile of the survey data. The base salaries for all the named executive officers remained the same in 2008 as 2007, except for Mr. Salazar who received a 16.67% increase effective January 1, 2008 due to his increased responsibilities in the Americas in the areas of subsea services and trenching and which continue to include towing and supply.
     Annual Cash Incentives. Our named executive officers received cash bonuses under the Plan based on their respective achievement of individual goals and our achievement of overall goals in 2008 as follows:

Mr. Compofelice	$570,046
Mr. Jones	$142,512
Mr. Salazar	$123,510
Mr. Wallace	$128,260
Mr. Varma	$142,512
Percentage of Base Salary Paid Based on Annual Incentive Plan Performance Achievement for 2008 for Named Executive Officers

	Mr.		Mr.	Mr.
Performance Measure	Compofelice	Mr. Jones	Salazar	Wallace	Mr. Varma
Safety	35.0%	17.5%	17.5%	17.5%	17.5%
Corporate EBITDA	18.4%	9.2%	9.2%	9.2%	9.2%
Return on Capital	20.5%	10.3%	10.3%	10.3%	10.3%
Individual	40.0%	20.0%	20.0%	20.0%	20.0%
Total	113.9%	57.0%	57.0%	57.0%	57.0%
     Long-term Incentives. In March 2008, stock-based incentive awards were granted to the named executive officers. The value of these awards can be found in the Grants of Plan-Based Awards Table. Based on target annual cash incentive awards, the named executive officers’ total direct compensation (including the 2008 awards assuming target achievement of the performance-based restricted shares) ranged from the 41st to the 63rd percentile of the survey data.
     Total Compensation Mix. Based on the decisions made during 2008, the Compensation Committee continues to emphasize pay at risk. We feel that Mr. Compofelice should have the most pay at risk in the role of Chief Executive Officer. Messrs. Jones, Wallace and Varma should also have about 74% of their total direct compensation at risk, more than the other named executive officers based on their roles. As outlined by the table below, we have an average of 19% of total direct compensation allocated to annual incentive pay and an average of 47% of total direct compensation allocated to long-term incentive pay for the named executive officers.

	Base Salary as	Annual Incentive (Pay At Risk)	Long-Term Incentive (Pay At
	percentage of total direct	of percentage of total direct	Risk) of percentage of total
Name and Position	compensation	compensation	direct compensation
Mr. Compofelice	18.3%	20.8%	60.9%
Mr. Jones	26.8%	15.3%	57.9%
Mr. Salazar	56.4%	32.2%	11.4%
Mr. Wallace	25.9%	14.8%	59.3%
Mr. Varma	26.8%	15.3%	57.9%

2009 Decisions
     Base Salary. Based on Mr. Compofelice’s recommendation (other than with respect to his own salary), the Compensation Committee adjusts the named executive officers base salaries every other year to reflect appropriate increases. At the December 9, 2008 meeting of the Board, based on the recommendation of the Compensation Committee, the following base salary adjustments were approved effective January 1, 2009:

Name	Base salary-2008	Base salary-2009
Mr. Compofelice	$500,000	$600,000
Mr. Jones	$250,000	$325.000
Mr. Salazar	$230,000	$230,000
Mr. Wallace	$225,000	$225,000
Mr. Varma	$250,000	$325,000
     Annual Cash Incentives. Effective in 2009, under the Annual Cash Incentive Plan (the “incentive plan”), Messrs. Jones and Varma will have a target annual incentive of 60% of their annual base salary. The threshold annual incentive will be 30% of their annual base salary, and their maximum annual incentive will be 120% of their annual base salary. These adjustments are in line with peer compensation data.
     On April 29. 2009, the Board amended its performance goals for 2009 to include (i) improved safety throughout the worldwide fleet, (ii) annual EBITDA as set forth in the Company’s annual budget plan, (iii) commitment to the vessel delivery plan, and (iv) individual performance as measured against specific goals reviewed and approved by the Board. These changes were adopted for two primary reasons: first, to ensure that EBITDA goals more closely reflected each divisions’ financial performance; and second, to emphasize the importance of vessel deliveries in 2009 for the Company to achieve its overall EBITDA goal. In 2008, the EBITDA performance goal measured EBITDA for the entire Company. For 2009, the Committee determined that division EBITDA targets were also critical to the overall financial performance of the Company, and should be considered in compensation decisions across the Company. The Committee believes that creating another level of financial performance measure more closely aligns the entire worldwide management team to meet or exceed financial performance targets. In addition, given the delays in delivery of vessels acquired through the Company’s acquisition of Active Subsea AS in 2007, the Committee believed that creating a performance goal tied to vessel delivery was necessary to ensure strict adherence to current delivery schedules. This added element to the Plan should provide further incentive to the management team to continue to execute on the Company’s short and long-term financial and strategic goals.
     Long-term Incentive. For 2009, given the significant decline in the Company’s market capitalization, the Committee has decided not to use a percentage of comparative market data in determining equity awards. The grant date fair value of the 2009 awards is more than 90% below the comparable 2008 awards value. The Committee intends to review this decision in coming years and make appropriate changes to our long-term incentive awards based on future economic and business conditions. To balance the need to retain key employees and be sensitive to stockholder dilution, the Committee determined that the mix of stock options and cash-settled stock appreciation rights (SARs) would provide appropriate upside potential and motivation for executive officers to work to improve our share price.
Other Important Compensation Policies
     Policy Regarding Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to us for compensation paid to each the Chief Executive Officer and the other top three highest compensated executive officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock options and performance-based restricted stock awards granted by us have been structured to qualify as performance-based. The Compensation Committee’s intent is to design compensation awards that will be deductible without limitation where doing so will further the purposes of the Company’s executive compensation program. The Compensation Committee will, however, take into consideration the various other factors described in this Compensation Discussion and Analysis, together with Section 162(m) considerations in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible. None of the compensation paid to the named executive officers in 2008 was subject to the deduction limitation set forth in Section 162(m).
Terminology
Total Cash means Base Salary plus any annual incentive, bonus or other cash payment to an executive.
Total Direct Compensation means Total Cash plus any equity awards made to an executive.
Change-in-Control means
•	our merger with another entity, our consolidation or our sale of all or substantially all of our assets to another entity where our holders of equity securities immediately prior to the transaction do not beneficially own immediately after the transaction equity securities of the resulting entity entitled to 50% or more of the vote then eligible to be cast in the election of directors of the resulting entity;

•	our dissolution or liquidation;

•	any person or entity acquires or gains ownership or control of more than 50% of the combined voting power of our securities; or

•	persons who were members of the Board immediately before an election of the directors cease to constitute a majority of our Board.

Termination for Cause means an executive has engaged in gross negligence or willful misconduct in the performance of the duties required of his role, has willfully refused without proper legal reason to perform the duties and responsibilities of his role, has materially breached any provision in the employment agreement or corporate policy, has willfully engaged in conduct he knows is injurious to us, has been convicted of or pleaded no contest to, a crime involving moral turpitude or any felony or has engaged in any act of serious dishonesty which adversely affects the executive’s performance.
Termination for Good Reason means an executive has the right to terminate employment for any of the following reasons within 60 days of:
•	a material breach by us of any provision of the employment agreement;

•	a material diminution in the nature or scope of the executive’s duties and responsibilities;

•	the assignment to the executive of duties and responsibilities that are materially inconsistent with the position in the employment agreement;

•	any material change in the geographic location at which the executive must perform services;

•	the executive not being offered the same position at the resulting entity in connection with a Change-in-Control; or

•	a material diminution in health and welfare, vacation or other benefits we provide including business expenses and equity awards.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included in this proxy statement with our management, and, based on such review and discussions, the Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
The Compensation Committee
Edward C. Hutcheson, Jr., Chairman of the Committee
Ben A. Guill
Myles W. Scoggins
Compensation Summary
     The following Summary Compensation Table sets forth the 2008, 2007 and 2006 compensation of Joseph S. Compofelice, our principal executive officer, Geoff A. Jones, our principal financial officer, and our three most highly compensated executive officers for the last completed fiscal year (collectively, the “named executive officers”). Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

				Stock	Option	All Other	Total
Name and Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (2)	Compensation (3)	Compensation
Joseph S. Compofelice	2008	$500,000	$570,046	$75,832	$425,999	$17,572	$2,389,449
Chairman and Chief Executive Officer (4)	2007	$288,524	$393,637	$1,959,000	$772,000	$14,586	$3,427,747
	2006	—	—	—	—	—	—
Geoff A. Jones	2008	$250,000	$142,512	$413,741	$75,453	$17,572	$899,278
Vice President and Chief Financial Officer	2007	$242,330	$134,271	$247,967	$90,249	$16,370	$731,187
	2006	$215,000	$174,333	$135,931	$46,123	$7,011	$578,398
Rishi A. Varma	2008	$250,000	$142,512	$326,104	$51,982	$17,361	$787,959
Vice President, General Counsel and Secretary	2007	$242,330	$164,271	$247,967	$90,249	$20,286	$765,103
	2006	$202,500	$147,675	$71,872	$17,555	$9,817	$449,419

					Stock	Option	All Other	Total
Name and Principal Position	Year	Salary		Bonus (1)	Awards (2)	Awards (2)	Compensation (3)	Compensation
D. Michael Wallace	2008	$304,544	(5)	$128,260	$274,035	$62,888	$254,924	$1,024,651
CEO EMSL and Vice President	2007	$304,544	(5)	$120,844	$247,967	$90,249	$196,844	$960,448
	2006	$215,000		$165,002	$83,046	$36,051	$20,756	$519,855
Tomas R. Salazar	2008	$216,666		$123,510	$124,993	$6,735	$17,361	$489,265
Global Director of Sales and Marketing	2007	164,023		67,365	$14,487	$5,272	$16,361	$267,508
	2006	—		—	$—	$—	$—	$—

(1)	For 2008, 2007 and 2006, “Bonuses” include payments made under the Key Employee Retention Bonus Plan and the Annual Incentive Plan. Payments during 2008 under the Annual Incentive Plan were as follows: Mr. Compofelice — $570,406; Mr. Jones — $142,512; Mr. Varma — $142,512; Mr. Wallace — $128,260; and Mr. Salazar — $123,510 Payments during 2007 under the Annual Incentive Plan were as follows: Mr. Jones — $134,271; Mr. Varma — $164,271; and Mr. Wallace — $120,844. Payments during 2006 under the Key Employee Retention Plan were as follows: Mr. Jones — $18,750; and Mr. Wallace — $18,750. Payments during 2006 under the Annual Incentive Plan were as follows: Mr. Jones — $155,583; Mr. Varma — $147,675; and Mr. Wallace — $146,252.

(2)	Dollar amounts represent the compensation expense recognized in 2008, 2007 and 2006 with respect to outstanding award grants, whether or not granted during 2008, 2007 and 2006, in accordance with SFAS 123R. “Option Awards” include $168,666 of expense for Mr. Compofelice. See Note 14 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 12, 2009 for a discussion of the assumptions made in determining these amounts.

(3)	“All Other Compensation” includes the aggregate value of matching contributions to our 401(k) plan, the dollar value of life insurance coverage and any perquisites valued in the aggregate of $10,000 or more as follows:

		401(k)	Dollar Value	Relocation	Automobile
Name	Year	Plan ($)	of Life Insurance ($)	Benefits ($)	Benefits ($)	Total ($)
Joseph S. Compofelice	2008	8,250	1,664	—	—	9,914
	2007	—	2,334	—	—	2,334
Geoff A. Jones	2008	8,250	1,664	—	—	9,914
	2007	2,617	1,947	—	—	4,564
	2006	8,250	1,664	—	7,011	16,925
Rishi A. Varma	2008	8,250	1,567	—	—	9,817
	2007	2,405	1,947	—	—	4,352
	2006	8,250	1,567	—	—	9,817
D. Michael Wallace	2008	8,250	1,664	—	—	9,914
	2007	2,388	1,754	38,870	25,793	68,805
	2006	8,250	1,664	—	10,842	20,756
Tomas R. Salazar	2008	8,250	1,567	—	—	9,817
	2007	8,250	1,567	—	—	9,817
     Also included in 2008 and 2007 is $254,924 and $128,039, respectively, of payments on behalf of Mr. Wallace associated with his expatriate assignment in Shanghai.
(4)	Mr. Compofelice was appointed as the Company’s Chief Executive Officer on July 9, 2007 and was not an executive officer in 2006. In 2006, Mr. Compofelice received total compensation of $606,142 as our Non-Executive Chairman of the Board.

(5)	Mr. Wallace’s 2008 and 2007 annual salary includes a foreign service premium of $45,000 and a cost of living adjustment of $34,544.

Grants of Plan-Based Awards
     The following table and the footnotes thereto provide information regarding grants of plan-based equity and non-equity awards made to the named executive officers during 2008.

								All other	All other
								stock	option
		Estimated Future Payments under			Estimated future payments under			awards:	awards:		Grant date
		non-equity incentive plan awards			equity incentive plan awards			Number of	Number of	Exercise or	fair value of
					Thres-			shares of	Securities	Base Price	stock and
	Grant	Thres-	Target	Maximum	hold #	Target	Maximum	stock or	Underlying	of Option	options
Name	Date (b)	hold (c)	(d)	(e)	(f) (1)	# (g) (1)	# (h) (1)	units (i)	Options (j)	Awards (k)	awards
Mr. Compofelice (1)	February 13, 2008	—	—	—	3,335	10,004	16,674	33,854			1,427,560
		—	—	—	—	—	—
Mr. Jones	February 13, 2008	—	—	—	1,077	3,232	5,387	10,938			461,230
		—	—	—	—	—	—
Mr Varma	February 13, 2008	—	—	—	1,077	3,232	5,387	10,938			461,230
		—	—	—	—	—	—
Mr. Wallace	February 13, 2008	—	—	—	970	2,909	4,848	9,844			415,094
		—	—	—	—	—	—
Mr. Salazar	February 13, 2008	—	—	—	646	1,939	3,232	6,563			276,740

(1)	On February 13, 2008, each of the Named Executive Officers was granted shares of performance-based restricted stock, which is reflected in the “Estimated Future Payments Under Equity Incentive Plan Awards” column in the table above. Pursuant to the terms of the Plan and the Stock Agreements, restrictions on the following shares shall lapse as follows (where straight line interpolation is used to determine vesting between threshold and above expectations):

	Average 3-yr Share	Portion of Performance
Performance Level	Price (daily close)	Shares Vested
Below Threshold	Less than $34.43	0%
Threshold	$34.43	20%
Above Expectations	$40.54	100%
The performance shares have a “vesting acceleration” feature whereby after the first anniversary of the award, if during any consecutive 20-day trading period, the Company’s average closing share price equals or exceeds $42.53/share all performance shares become immediately vested.
Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table
     A discussion of 2008 base salaries and annual incentives is included in “Compensation Discussion and Analysis.”
     Fair Value Calculation: The grant date fair value of the restricted stock granted in 2008 is based on the closing price of our common stock on the date of grant. The fair value of each option is estimated on the date of grant using a Black-Scholes option valuation model. Volatility is based on the historical volatility of the price of the Company’s common stock. The expected option life was an estimate determined by the Company. The risk-free interest rate is based on U.S. Treasury issues with a term equal to the estimated life of the option.
     Terms of Awards: The restrictions on the shares of restricted stock presented in the Grants of Plan Based Awards table lapse 100% upon the third anniversary of the grant date. The options presented in the Grants of Plan Based Awards table vest ratably over three years beginning on the first anniversary of the grant date.
     Employment Agreements: Our named executive officers have entered into employment agreements with us. The initial term of the agreements is set forth in the table below. Following the initial term, the agreements will be automatically extended on the initial expiration date, and on the expiration date of any extended term thereafter, unless the named executive officer receives or provides advanced written notice that no such automatic extension shall occur. This advanced written notice must be provided or received at least 6 months, in the case of our Chief Executive Officer, or 30 days, in the case of the other named executive officers, prior to the first day of any such extension period. The named executive officers have agreed, during the term of the agreement and for 12 months following termination of their employment, not to compete with our business in any geographic market where we are conducting any business as of the date of their termination or have conducted business during 12 months prior to termination. In addition, the named executive officers have agreed not to make any unauthorized disclosure of any confidential business information or trade secrets of the Company. The agreements provide for an annual base salary of no less than the amount reflected in the table below, subject to annual review. See “Compensation Discussion and Analysis — Compensation Philosophy” for a discussion of how salary and bonus are used to achieve compensation objectives. See “Compensation Discussion and Analysis — Elements of Compensation for Named Executive Officers” for a discussion of the provisions in the employment agreements and see “Potential Payments Upon Change-in-Control/Termination” below for additional details related to termination, change of control and related payment obligations.

Name	Effective Date	Initial	Length of renewal	Base salary
Mr. Compofelice	July 23, 2008	1 year	1 year	$600,000
Mr. Jones	September 1, 2005	1 year	1 year	$325,000
Mr. Salazar				(1)
Mr. Wallace	January 1, 2007	1 year	1 year	$225,000
Mr. Varma	July 1, 2006	1 year	1 year	$325,000

(1)	On December 12, 2007, the Compensation Committee approved Mr. Salazar’s base salary increase from $180,000 to $230,000 effective January 1, 2008.
Outstanding Equity Awards at 2008 Fiscal Year-End
     The following table and the footnotes related thereto provide information regarding each stock option and other equity-based awards outstanding as of December 31, 2008 for each executive officer.

							Stock Awards
											Equity
											incentive
Option Awards									Equity		plan
				Equity					incentive		awards:
				incentive					plan		market or
				plan					awards:		payout
				awards:			Number	Market	number of		value of
	Number of	Number of		number of			of shares	value of	unearned		unearned
	Securities	securities		securities			or units	shares or	shares,		shares,
	underlying	underlying		underlying			of stock	units of	units or		units or
	unexercised	unexercised		unexercised	Option	Option	that have	stock that	other rights		other rights
	options (#)	options (#)		unearned	exercise	expiration	not	have not	that have		that have
	Exercisable	Unexercisable		options	price	date	vested	vested	not vested		not vested
Name	(b)	(c)		(d)	(e)	(f)	(g)	(h) (1)	(i)		(j) (1)
Joseph S. Compofelice	66,817	33,333	(2)	—	$11.00	March 15, 2012	—	—	$—		$—
	16,667	33,333	(6)	—	$39.18	July 9, 2014	—	—	—		—
	—	—		—	—	—	58,854 (5)	$263,077	16,674	(10)	74,533
Geoff A. Jones	4,000	4,000	(2)	—	$11.00	March 15, 2012	—		—		—
	4,667	2,333	(3)	—	27.13	March 13, 2013	—		—		—
	2,234	4,466	(4)	—	37.01	March 21, 2014	—		—		—
	—	—		—	—	—	28,388 (6)	$126,894	5,387	(10)	$24,080
Rishi A. Varma	4,067	2,033	(3)	—	27.13	March 13, 2013	—		—		—
	2,234	4,466	(4)	—	37.01	March 21, 2014	—		—		—
	—	—		—	—	—	23,738 (7)	$106,109	5,387	(10)	$24,080
D. Michael Wallace	—	4,000	(2)	—	11.00	March 15, 2012	—		—		—
	2,334	1,166	(3)	—	27.13	March 13, 2013	—		—		—
	2,234	4,466	(4)	—	37.01	March 21, 2014	—		—		—
	—	—		—	—	—	20,044 (8)	$89,596	4,848	(10)	$21,671
Tomas R. Salazar	500	1,500	(4)	—	37.01	March 21, 2014
	—	—		—	—	—	8,063 (9)	$36,042	3,232	(10)	$14,447

(1)	The market value of unvested restricted shares was determined by using a stock price of $4.47, the closing price of the Company’s common stock on Nasdaq on December 31, 2008.

(2)	These option awards were granted on March 15, 2005. The options vest ratably over 4 years beginning on March 15, 2006, except for Mr. Compofelice’s options, which vested 33% on the date of grant with the remaining options vesting ratably over 4 years beginning on March 15, 2006.

(3)	These option awards were granted on March 13, 2006. The options vest ratably over three years beginning on March 13, 2007.

(4)	These option awards were granted on March 21, 2007. The options vest ratably over three years beginning on March 21, 2008.

(5)	On July 9, 2007, Mr. Compofelice was granted 50,000 shares of restricted stock, of which 25,000 shares remain unvested as of December 31, 2008. The restrictions on the unvested shares lapse on July 9, 2010. Mr. Compofelice was also awarded an option for 50,000 shares on July 9, 2007. The options vest ratably over three years beginning on July 9, 2008. On February 13, 2008, Mr. Compofelice was granted an additional 33,854 shares of restricted stock. All 33,854 shares remain unvested as of December 31, 2008. The restrictions lapse on February 13, 2011.

(6)	On September 1, 2005, Mr. Jones was granted 15,000 shares of restricted stock, of which 3,750 shares remain unvested as of December 31, 2008. Restrictions lapse in 4 equal installments beginning on the first anniversary of the grant date. On March 13, 2006, Mr. Jones was granted 7,000 shares of restricted stock, of which 7,000 shares remain unvested as of December 31, 2008. The restrictions lapse on March 13, 2009. On March 21, 2007, Mr. Jones was granted 6,700 shares of restricted stock, of which 6,700 shares remain unvested as of December 31, 2008. The restrictions lapse on March 21, 2010. On February 13, 2008, Mr. Jones was granted an additional 10,938 shares. All 10,938 shares remain unvested as of December 31, 2008. The restrictions lapse on February 13, 2011.

(7)	On March 13, 2006, Mr. Varma was granted 6,100 shares of restricted stock, of which 6,100 shares remain unvested as of December 31, 2008. The restrictions lapse on March 13, 2009. On March 21, 2007, Mr. Varma was granted 6,700 shares of restricted stock, of which 6,700 shares remain unvested as of December 31, 2008. The restrictions lapse on March 21, 2010. On February 13, 2008, Mr. Varma was granted an additional 10,938 shares. All 10,938 shares remain unvested as of December 31, 2008. The restrictions lapse on February 13, 2011.

(8)	On March 13, 2006, Mr. Wallace was granted 3,500 shares of restricted stock, of which 3,500 shares remain unvested as of December 31, 2008. The restrictions lapse on March 13, 2009. On March 21, 2007, Mr. Wallace was granted 6,700 shares of restricted stock, of which 6,700 shares remain unvested as of December 31, 2008. The restrictions lapse on March 21, 2010. On February 13, 2008, Mr. Wallace was granted an additional 9,844 shares. All 9,844 shares remain unvested as of December 31, 2008. The restrictions lapse on February 13, 2011.

(9)	On March 21, 2007, Mr. Salazar was granted 1,500 shares of restricted stock, of which 1,500 shares remain unvested as of December 31, 2008. The restrictions lapse on March 21, 2010. On February 13, 2008, Mr. Salazar was granted an additional 6,563 shares. All 6,563 shares remain unvested as of December 31, 2008. The restrictions lapse on February 13, 2011.

(10)	These performance restricted stock awards were granted February 13, 2008. See “Grants of Plan-Based Awards” in this Proxy Statement for further information regarding the lapse in the forfeiture restrictions provided that the Employee is continuously employed by the Company from the date of the Agreement through the lapse date.
Option Exercises and Stock Vested in 2008
     The following table provides the amount realized during 2008 by each named executive officer upon the exercise of options and upon the vesting of restricted common stock.

	Option Exercises and Stock Vested for 2008
	Option Awards		Stock Awards
	# of Shares		# of shares
	acquired	Value realized upon	acquired	Value realized on
Name	on Exercise	exercise	on vesting	vesting (1)
Joseph S. Compofelice	—	—	—	—
Geoff A. Jones	—	—	3,750	89,063
Rishi A. Varma	—	—	1,666	59,976
D. Michael Wallace	8,000	222,240	—	—
Tomas R. Salazar	—	—	—	—

(1)	Calculated by multiplying the number of vested shares by the market price of such shares on the date of vesting.

(2)	Based on the difference between $38.78, the closing sale price of our common stock on the date of exercise as reported by Nasdaq, and $11.00, the exercise price of such options.

Potential Payments Upon Change-in-Control/Termination
     We have entered into employment agreements with each of our named executive officers that include, among other things, payment obligations by the Company in the event employment is terminated by the Company or the employee under specified circumstances. See “—Elements of Compensation for Named Executive Officers—Employment Agreements” for details about these payments. The tables below reflect the amount of compensation that would be payable to each of the named executive officers in various scenarios involving termination of the named executive officer’s employment, including following a Change-in-Control based on these employment agreements. The amount of compensation payable to each named officer upon voluntary termination, involuntary not-for-cause termination (non-Change-in-Control), voluntary termination for good cause or involuntary termination following a Change-in-Control, involuntary for cause termination, and termination in the event of death or disability of each named officer is shown below. The amounts shown assume that the termination was effective on December 31, 2008 and thus includes amounts earned through that time and are estimates of the amounts which would be paid out to the officers upon their termination. The actual amounts to be paid out can only be determined at the time of the officer’s separation from us. The officer would also have available the value of exercisable options reflected in the Outstanding Equity Awards at Fiscal Year End table. In the event of retirement, death or disability before the annual cash (short-term incentive) is paid, the Compensation Committee has the discretion to authorize payment (in full or on a prorated basis) of the amount the officer would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for purposes of the tables below. The short-term disability plan pays up to 77 days. The payments are 66.67% of base salary a week up to $750 per week. The long-term disability plan pays 60% of an executive officer’s salary up to $15,000 per month until Social Security retirement age or no longer disabled. The long-term disability plan is optional and plan premiums are paid for by the executive officer that chooses to participate. The life insurance plan pays the beneficiary an amount equal to 3 times the applicable officer’s annual salary up to a maximum of $900,000.

		Involuntary
		Not For		Termination	Termination
	Voluntary	Cause	For Cause	related to	in event of	Termination
	Termination	Termination	Termination	Change-in-	Disability	in event of
	on	on	on	Control on	On	Death on
Mr. Compofelice	12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008 *	12/31/2008
Compensation:	$500,000	$500,000	$500,000	$500,000	$500,000	$500,000
Severance	$—	$1,000,000	$—	$1,495,000	$—	$—
Annual Incentive 1)	$525,000	$1,050,000	$525,000	$1,050,000	$525,000	$525,000
Long-term Incentives
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Stock	$—	$—	$—	$432,722.82	$432,722.82	$432,722.82
Benefits & Perquisites:
Health Benefits	$—	$13,897	$—	$13,897	$—	$—
Annual Disability Income *	$—	$—	$—	$—	$180,000	$—
Life Insurance Benefits	$—	$—	$—	$—	$—	$900,000
Excise Tax & Gross-Up	$—	$—	$—	$993,641	$—	$—
Total	$525,000	$2,063,897	$525,000	$3,985,261	$1,137,723	$1,857,723

1)	For cases of Voluntary Termination, Involuntary Not for Cause Termination, For Cause Termination and Termination related to Change in Control, the 2008 annual incentive earned may be paid to the executive based on the Board’s discretion.

*	until no longer disabled or Social Security Retirement Age

		Involuntary
		Not For		Termination
		Cause	For Cause	related to	Termination	Termination
	Voluntary	Termination	Termination	Change-in-	in event of	in event of
	Termination On	On	on	Control on	Disability	Death on
Mr. Jones	12/31/2008	12/31/2008	12/31/2008	12/31/2008	on 12/31/2008 *	12/31/2008
Compensation:	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000
Severance	$—	$250,000	$—	$747,500	$—	$—
Annual Incentive 1)	$131,000	$174,333	$—	$652,256	$—	$—
Long-term Incentives
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Stock	$—	$—	$—	$167,737	$167,737	$167,737

		Involuntary
		Not For		Termination
		Cause	For Cause	related to	Termination	Termination
	Voluntary	Termination	Termination	Change-in-	in event of	in event of
	Termination On	On	on	Control on	Disability	Death on
Mr. Jones	12/31/2008	12/31/2008	12/31/2008	12/31/2008	on 12/31/2008 *	12/31/2008
Benefits & Perquisites:
Health Benefits	$—	$9,265	$—	$9,265	$—	$—
Annual Disability Income *	$—	$—	$—	$—	$150,000	$—
Life Insurance Benefits	$—	$—	$—	$—	$—	$750,000
Excise Tax & Gross-Up	$—	$—	$—	$488,642	$—	$—
Total	$131,000	$433,598	$—	$2,065,399	$317,737	$917,737

1)	For cases of Voluntary Termination, Involuntary Not for Cause Termination, For Cause Termination and Termination related to Change in Control, the 2008 annual incentive earned may be paid to the executive based on the Board’s discretion.

*	until no longer disabled or Social Security Retirement Age

		Involuntary
		Not For		Termination	Termination
		Cause	For Cause	related to	in event of	Termination
	Voluntary	Termination	Termination	Change-in-	Disability	in event of
	Termination	on	on	Control on	on	Death on
Mr. Varma	on 12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008 *	12/31/2008
Compensation:	$250,000	$250,000	$250,000	$250,000	$250,000	$250,000
Severance	$—	$250,000	$—	$747,500	$—	$—
Annual Incentive 1)	$131,000	$295,271	$131,000	$622,169	$131,000	$131,000
Long-term Incentives
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Stock	$—	$—	$—	$135,781	$135,781	$135,781
Benefits & Perquisites:
Health Benefits	$—	$13,678	$—	$13,678	$—	$—
Annual Disability Income *	$—	$—	$—	$—	$150,000	$—
Life Insurance Benefits	$—	$—	$—	$—	$—	$750,000
Excise Tax & Gross-Up	$—	$—	$—	$455,525	$—	$—
Total	$131,000	$558,949	$131,000	$1,974,653	$416,781	$1,016,781

1)	For cases of Voluntary Termination, Involuntary Not for Cause Termination, For Cause Termination and Termination related to Change in Control, the 2008 annual incentive earned may be paid to the executive based on the Board’s discretion.

*	until no longer disabled or Social Security Retirement Age

		Involuntary
		Not For		Termination	Termination
		Cause	For Cause	related to	in event of	Termination
	Voluntary	Termination	Termination	Change-in-	Disability	in event of
	Termination	on	on	Control on	on	Death on
Mr. Wallace	on 12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008 *	12/31/2008
Compensation:	$225,000	$225,000	$225,000	$225,000	$225,000	$225,000
Severance Annual	$—	$225,000	$—	$672,750	$—	$—
Incentive 1)	$118,000	$283,002	$118,000	$611,356	$118,000	$118,000
Long-term Incentives
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Stock	$—	$—	$—	$133,617	$133,617	$133,617
Benefits & Perquisites:
Health Benefits	$—	$15,031	$—	$15,031	$—	$—
Annual Disability Income *	$—	$—	$—	$—	$135,000	$—
Life Insurance Benefits	$—	$—	$—	$—	$—	$675,000
Repatriation Costs	$25,000	$25,000	$25,000	$25,000	$25,000	$25,000
Excise Tax & Gross-Up	$—	$—	$—	$428,171	$—	$—
Total	$118,000	$523,033	$118,000	$1,860,925	$386,617	$926,617

1)	For cases of Voluntary Termination, Involuntary Not for Cause Termination, For Cause Termination and Termination related to Change in Control, the 2008 annual incentive earned may be paid to the executive based on the Board’s discretion.

*	until no longer disabled or Social Security Retirement Age

		Involuntary
		Not For		Termination	Termination
		Cause	For Cause	related to	in event of	Termination
	Voluntary	Termination	Termination	Change-in-	Disability	in event of
	Termination	on	on	Control on	on	Death on
Mr. Salazar	on 12/31/2008	12/31/2008	12/31/2008	12/31/2008	12/31/2008 *	12/31/2008
Compensation:	$210,000	$210,000	$210,000	$210,000	$210,000	$210,000
Severance	$—	$—	$—	$210,000	$—	$—
Annual Incentive 1)	$113,000	$113,000	$113,000	$272,698	$113,000	$113,000
Long-term Incentives
Intrinsic Value of Unvested and Accelerated Stock Options	$—	$—	$—	$—	$—	$—
Unvested and Accelerated Restricted Stock	$—	$—	$—	$50,489	$50,489	$50,489
Benefits & Perquisites: Health Benefits	$—	$—	$—	$13,678	$—	$—
Annual Disability Income *	$—	$—	$—	$—	$126,000	$—
Life Insurance Benefits	$—	$—	$—	$—	$—	$630,000
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Total	$113,000	$113,000	$113,000	$546,864	$289,489	$793,489

1)	For cases of Voluntary Termination, Involuntary Not for Cause Termination, For Cause Termination and Termination related to Change in Control, the 2008 annual incentive earned may be paid to the executive based on the Board’s discretion.

*	until no longer disabled or Social Security Retirement Age
AUDIT COMMITTEE REPORT
     During 2008, the Audit Committee was comprised of 4 members of our Board, Messrs. Burke, Bachmann and Guill and Dr. Scoggins. Mr. Guill was added to the Audit Committee in February 2008, replacing Mr. Hutcheson on such committee.
     The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter is annually reassessed and updated as needed in accordance with applicable rules of the SEC and Nasdaq. Each of the present members of the Audit Committee meets the current Nasdaq independence standards and the independence standard set forth in the Securities Exchange Act of 1934.
     Earlier this year, in preparation for the filing with the SEC of the Company’s annual report on Form 10-K for the year ended December 31, 2008, the Audit Committee:
•	reviewed and discussed our audited financial statements with management and the Company’s independent auditors;

•	discussed separately with management and the Company’s independent auditors the adequacy and integrity of the Company’s accounting policies and procedures and internal accounting controls, the completeness and accuracy of the Company’s financial disclosure and the extent to which major recommendations or changes made by the Company’s independent auditors or the internal auditors have been implemented or resolved;

•	obtained and reviewed a report by the Company’s independent auditors describing: (i) its internal quality-control procedures; (ii) any material issues raised by: (A) its most recent internal quality-control review or peer review, or (B) any inquiry or investigation by governmental or professional authorities respecting one or more independent audits performed by the independent auditors, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company to assess the independent auditors’ independence;

•	obtained and reviewed reports from the Company’s independent auditors that include (i) all critical accounting policies and practices used; (ii) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, their ramifications and the preferences of the Company’s independent auditors; and (iii) other material written communications between the independent auditors and management;

•	reviewed the overall scope and plans for the audit and the results of the examination with its independent auditors;

•	reviewed all fees paid to the independent auditors and considered whether the rendering of non-audit services is compatible with maintaining the independence of such independent auditors. These fees are described immediately following this report;

•	discussed with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•	received and reviewed the written disclosures and the letter from the Company’s independent auditors required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors their independence from the Company.
     Based on the review and discussions stated above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.
     Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.
     The Audit Committee meets regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and receives the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.
The Audit Committee

Kenneth M. Burke, Chairman	Richard A. Bachmann	Myles W. Scoggins	Ben A. Guill

PROPOSAL 2: RATIFY THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The stockholders are being asked to ratify this appointment at the annual meeting. While stockholder approval of the appointment of PricewaterhouseCoopers LLP is not required by the Company’s charter or bylaws, our Board is requesting stockholder ratification as a matter of good corporate practice. If our stockholders do not ratify the selection of PricewaterhouseCoopers LLP by the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting, the Audit Committee will consider the stockholders’ decision in making its selection for independent registered public accountants for the fiscal year ending December 31, 2010.
     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from stockholders.
Independent Registered Public Accounting Firm Fees
     PricewaterhouseCoopers LLP has billed us the following amounts for professional services rendered during each of the fiscal years represented:

	2008	2007
Audit Fees(1)	$2,524,485	$1,395,176
Audit Related Fees(2)	$60,310	$162,102
Tax Fees(3)	$45,678	$24,480
All Other Fees(4)	$—	$—

	$2,630,473	$1,581,758

(1)	Reflects fees for services rendered for the audit of our annual financial statements for the fiscal year indicated and reviews of the financial statements contained in our quarterly reports on Form 10-Q for that fiscal year. Audit fees in 2008 include $240,000 related to various SEC services and $116 of statutory audits for our various foreign subsidiaries. Audit fees in 2007 include $125,000 for various SEC services, $46,000 for the re-audit related to the purchase of our Active Subsea ASA subsidiary and $188,000 of statutory audits for our various foreign subsidiaries.

(2)	Reflects fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” (3) Reflects fees for professional services rendered for tax compliance, tax advice, and tax planning.

(4)	PricewaterhouseCoopers LLP did not perform any non-audit services for us specified in Rule 2-01(c)(4)(i)-(ix) of Regulation S-X.
Pre-Approval Process
     All of the services performed by PricewaterhouseCoopers LLP in 2008 were pre-approved by the Audit Committee. Any requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(C)(7)(i)(C) under Regulation S-X. During the year, the Audit Committee Chairman has the authority to pre-approve requests for services that were not pre-approved at a regularly scheduled audit committee meeting and the Chairman will present such pre-approval to the Audit Committee at the next regularly scheduled Audit Committee meeting.
Recommendation of the Board
     The Audit Committee and the Board have unanimously determined that the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 is advisable and in the best interests of the Company and its stockholders and unanimously recommend that the Company’s stockholders vote “FOR” Proposal 2.

PROPOSAL 3: STOCKHOLDER PROPOSAL TO INCREASE THE NUMBER OF DIRECTORS TO NINE
     On March 14, 2009, Kistefos notified the Company that it intended to make a stockholder proposal to increase the number of directors of the Company from 7 to 9. The full text of Kistefos’s proposal is set forth in Appendix B to this proxy statement.
     The proposal to increase the number of directors to nine is one of 9 proposals by Kistefos. Proposal 3 would create two vacancies on the Board that would be filled by Messrs. Sveaas and Korsvold, the Kistefos nominees, if they were elected to the Board by the stockholders. As discussed above under the heading “Reasons for the Board’s Opposition to Most of the Kistefos Proposals”, the Board believes that neither the election of Messrs. Korsvold and Sveaas to the Board nor Proposal 3 is in the best interests of the Company’s stockholders.
     Trico’s Board of Directors is comprised of 7 highly experienced and qualified directors, 6 of whom are independent. Kistefos has stated that it proposed Proposal 3 to that, among other things, the elections of Messrs. Korsvold and Sveaas would comply with the Jones Act. However, the Board sees no reason for expanding the Board to nine directors, other than to create vacancies that could be filled by Messrs. Korsvold and Sveaas, whose election the Board opposes.
     Trico’s charter requires that new directorships be apportioned equally among the three classes of the Board. To comply with this provision, the two vacancies that would be created in the event that Proposal 3 is adopted would be apportioned to Class I and Class II, the terms of which expire in 2011 and 2012, respectively.
Recommendation of the Board
     After careful consideration of this proposal, the Board has unanimously determined that maintaining the current number of directors at 7 is in the best interests of the Company. The Board has unanimously determined that the stockholder proposal to increase the number of directors to nine is not advisable and unanimously recommends that the Company’s stockholders vote “AGAINST” Proposal 3.
PROPOSAL 4: STOCKHOLDER PROPOSAL TO INCREASE DIRECTOR QUORUM REQUIREMENT
TO SEVEN DIRECTORS
     On March 5, 2009, Kistefos notified the Company that it was submitting a proposal to amend the Company’s bylaws to increase the quorum requirement for action by the Board from a majority of the Board (currently 4) to 7 directors. On March 14, 2009, Kistefos notified the Company that it was revising such proposal to specify that a quorum also consist of at least 6 persons who are not Aliens (as defined in the Company’s charter), which effectively means that the quorum must consist of 6 U.S. citizens. The proposed bylaw amendment would also specify that future amendments to this provision could be approved only by a unanimous vote of all of the directors then serving on the Board. The full text of Kistefos’s proposal is set forth in Appendix B to this proxy statement.
     The proposal to increase the director quorum requirement to 7 directors is one of 9 proposals by Kistefos. As discussed above under the heading “Reasons for the Board’s Opposition to Most of the Kistefos Proposals”, the Board believes that most of the Kistefos proposals are not in the best interests of the Company’s stockholders, including Proposal 4. In addition, for the reasons stated below, the Board believes that Proposal 4 is a bad idea on its own merits.
     Proposal 4 could impose undesirable constraints on the Board’s ability to act. Presently, the Board consists of 7 directors. Adoption of Proposal 4 without also expanding the number of directors would require all directors to be present to conduct any business at a meeting of the Board. The absence of any director could effectively block the remaining directors from conducting any business due to a lack of quorum.
     If a director failed to attend Board meetings on a prolonged or regular basis, he or she could be subject to liability under Delaware law for breaching his or her fiduciary duties. These duties require a director to act in good faith and in the best interests of Trico and all of its stockholders. However, in the event a director breached such duties by failing to attend Board meetings or threatening to do so, there may be no “quick fix” available to Trico to remedy such a situation. Trico could seek a court order to force a director to attend Board meetings, but such a process is uncertain and may be costly and time consuming. Also, under a new Delaware statute that will take effect on August 1, 2009, a Delaware court may remove a director if, among other things, there has been a prior judgment on the merits that the director breached his or her duty of loyalty to the corporation and the court determines that removal is necessary to avoid irreparable harm to the corporation. Under our charter, removing a director “with cause” or “without cause” and filling any vacancy occurring on the Board as a result of removing a director, require the vote of the stockholders.
     Because our charter requires that any vacancy occurring on the Board as a result of the removal of a director or an expansion of the Board be filled by vote of the stockholders, adopting Proposal 4 may result in the Board’s inability to act due to a lack of quorum. Thus, if the stockholders approved the Kistefos proposal to increase the quorum requirement to 7 (Proposal 4) and removed a director from our 7 member board (Proposal 5), without also increasing the number of directors to 9 (Proposal 3), it would mean that, until a successor to the removed director is elected by the stockholders, the Board, with only 6 members, would be unable to convene due to a lack of quorum. Likewise, if the stockholders approved the Kistefos proposal to increase the quorum requirement to 7 (Proposal 4), removed a director (Proposal 5) and increased the number of directors to 9 (Proposal 3), without also electing directors to fill the resulting vacancies (Proposals 9, 10 and 11), it would mean that, until such vacancies are filled by individuals elected by the stockholders, the Board, with only 6 members, would be unable to convene due to a lack of quorum. Such a state of affairs could have serious consequences in light of the important operational and financial issues presently facing the Company. Moreover, if the quorum requirement is increased to 7 and there are only 7 directors, the absence of one director would result in a lack of quorum. Stockholders should be aware that the enclosed WHITE proxy card will not be voted on either Proposal 10 to elect Mr. Sveaas to the Board or Proposal 11 to elect Mr. Korsvold to the Board and that, even if Proposal 3 were adopted to expand the Board, stockholders would be unable to vote on the WHITE card to fill one of either of the resulting vacancies.
Recommendation of the Board
     After careful consideration of this proposal, the Board has unanimously determined that the retention of the Company’s present majority director quorum requirement is in the best interests of the Company and its stockholders. The Board has unanimously determined that the stockholder proposal to increase the director quorum requirement to 7 is not advisable and unanimously recommends that the Company’s stockholders vote “AGAINST” Proposal 4.
PROPOSAL 5: STOCKHOLDER PROPOSAL TO REMOVE PER STAEHR WITHOUT CAUSE FROM
THE BOARD OF DIRECTORS
     On March 14, 2009, Kistefos notified the Company that it was submitting a proposal that Per Staehr be removed without cause from the Board. The full text of Kistefos’s proposal is set forth in Appendix B to this proxy statement.
     The proposal to remove Mr. Staehr from the Board is one of 9 proposals by Kistefos. As discussed above under the heading “Reasons for the Board’s Opposition to Most of the Kistefos Proposals”, the Board believes that most of the Kistefos proposals are not in the best interests of the Company’s stockholders, including Proposal 5.

     Trico’s Board is comprised of 7 highly experienced and qualified directors, 6 of whom are independent, including Mr. Staehr. Kistefos has stated that it proposed Proposal 4 so that the elections of Messrs. Korsvold and Sveaas would comply with the Jones Act. The Board sees no reason for removing Mr. Staehr from the Board, other than to facilitate the election of BOTH Messrs. Sveaas and Korsvold to the Board, whose election the Board opposes.
     Trico’s Board views Mr. Staehr as a valued member of the Board. Mr. Staehr, a European executive, has played a critical role in guiding Trico as a Director since 2005. Mr. Staehr has over 20 years of experience in the marine and offshore industry, primarily in the North Sea. He served as President of Maersk Contractors, a division of A.P. Moller — Maersk, a $24 billion market capitalization global organization with interests in shipping, shipbuilding, energy, retail and industry where he was responsible for managing offshore drilling and contracting operations worldwide. Currently, he serves as Chairman of A2SEA A/S, the leading offshore wind turbine installation company. Trico’s CTC Divisions has recently completed several large wind power projects in the North Sea and this is a growing area for your Company.
     Mr. Staehr has a unique blend of hands on operating experience at all levels of vessel and subsea operations as well as top international executive experience. He brings extensive relevant experience with respect to the Company’s focus in offshore transport, installation and technical solutions.
Recommendation of the Board
     After careful consideration of this proposal, the Board has unanimously determined that it is in the best interests of the Company to retain Per Staehr as a director. The Board has unanimously determined that the stockholder proposal to remove Per Staehr without cause from the Board is not advisable and unanimously recommends that the Company’s stockholders vote “AGAINST” Proposal 5.
     The Board also recommends that the Company’s stockholders vote “FOR” Proposal 9, the election of Mr. Swanson in the event Proposal 5 is adopted.
PROPOSAL 6: STOCKHOLDER PROPOSAL TO LOWER THE OWNERSHIP THRESHOLD FOR
REQUESTING CALL OF SPECIAL MEETING
     On February 27, 2009, Kistefos notified the Company that it was submitting a proposal to amend the Company’s bylaws to reduce the ownership threshold required for stockholders to request a call for a special meeting of stockholders, from 30% to 15%. Proposal 6 would also dispense with the requirement that at least 3 unaffiliated stockholders, each owning no less than 1% of the Company’s outstanding voting stock, act collectively to make such a request; instead, any 2 unaffiliated stockholders, regardless of ownership levels, would be able to request a special meeting so long as the stockholders collectively owned at least 15% of the outstanding shares. The full text of Kistefos’s proposal is set forth in Appendix B to this proxy statement.
     The proposal to lower the ownership threshold for requesting the call of a special meeting is one of 9 proposals by Kistefos. As discussed above under the heading “Reasons for the Board’s Opposition to Most of the Kistefos Proposals”, the Board believes that most of the Kistefos proposals are not in the best interests of the Company’s stockholders, including Proposal 6.
     The Company is generally sympathetic to governance practices that increase accountability to the Company’s stockholders and make governance less beholden to management. For this reason, the Company has in place several policies and procedures to ensure Board independence and responsiveness to stockholder viewpoints, including:
•	Under our bylaws, directors are elected by an affirmative majority of shares, not just a simple plurality vote required by many other companies.

•	The Board’s corporate governance guidelines require that a majority of the directors must be independent.

•	The Board’s Audit, Compensation and Nominating and Governance Committees are each chaired by and composed of independent directors. This policy and related Nasdaq rules and applicable securities laws, taken in conjunction with the Board’s high percentage of independent members, greatly enhances independent Board oversight of management.

•	Under the Company’s corporate governance guidelines, stockholder communications to the Board are encouraged, and the Secretary of the Company must promptly forward to the intended recipient all communications from stockholders to the Board generally and to members of a committee of the Board or to one or more directors individually, as applicable
     In addition to these preferred governance practices and policies, the Company’s bylaws, unlike many companies, permit its stockholders to request that the Company’s corporate secretary call a special meeting of stockholders. This may be accomplished so long as the request is made by at least three or more unaffiliated record holders of Trico voting stock, each holding at least 1% of the Company’s voting stock and collectively holding at least 30% of the Company’s voting stock. This ability to call a special meeting, together with stockholders’ ability under the bylaws and applicable securities laws to make director nominations and to present proposals at the Company’s annual meeting, to recommend director nominees to the Nominating and Corporate Governance Committee of the Board, and to communicate concerns to the Board outside of the framework of the annual meeting, give Trico stockholders significant avenues to initiate actions and influence management directly. Indeed, Kistefos’s nomination of Messrs. Korsvold and Sveaas and its numerous proposals illustrate the efficacy of these avenues.
     The Company’s bylaws contemplate, and the Board believes, that special meetings of stockholders should be called only when circumstances such as certain types of takeover offers require that matters be addressed by the stockholders prior to the next annual meeting. Under the Company’s bylaws, such circumstances include when a significant consensus exists among the stockholders. Tellingly, applicable Delaware law does not grant stockholders a default right to call a special meeting and instead permits each individual corporation to determine in its certificate of incorporation and bylaws whether stockholders will have such a right. The Board believes that an important purpose of this approach is to avoid undue financial and administrative burdens that a special meeting or stockholder action by written consent can impose on a public corporation.
     Special meetings of stockholders can be costly and disruptive. For example, the cost of the special meeting the Company held in August 2008 was approximately $164,095. Legal costs vary from meeting to meeting depending on the matters to be voted on at the meeting. Special meetings may divert management’s attention from operational concerns to making preparations for the meeting. Each of our stockholders would be entitled to receive notice of and proxy materials relating to a special meeting, necessitating expenditures (legal, printing and postage) in addition to the usual expenses associated with our annual meeting. The Company’s bylaws attempt to strike the right balance between keeping avenues open for stockholder initiatives and avoiding undue financial and administrative burdens, by requiring the formation of stockholder consensus before a special meeting is called at the request of stockholders. Because the Company’s stock is held by several relatively large investors, the Company views the consensus requirement as both practical and sensible.
     By lowering the threshold required for stockholders to request a call for a special meeting of stockholder, from 30% to 15%, Proposal 6 would certainly make it easier for stockholders to make such a request. However, while many stockholders would still face the task of gaining support from other large stockholders, those stockholders holding close to 15% or more of Trico’s stock would not. Currently, there are only two such stockholders. One of these, Kistefos, currently owns about 21.7% of Trico’s stock. Approval of Proposal 6 would permit Kistefos to virtually dispense with the requirement to build stockholder consensus in order to request calling a special meeting of stockholders. Lowering the special meeting threshold would allow Kistefos to ally itself with a single stockholder with nominal holdings to submit the same or additional proposals and nominations immediately after our annual meeting, even if stockholders vote to reject Kistefos’s other proposals and do not choose to elect Messrs. Korsvold and Sveaas to the Board.
     The Board believes that allowing a single stockholder to request calling special meetings without gaining a consensus from other significant stockholders could be disruptive to the Company’s operations, require the diversion of significant attention from the Board and management, and may impose substantial administrative and financial burdens on the Company without any commensurate benefit. We believe that our existing governance mechanisms strike the appropriate balance between ensuring accountability to stockholders and enabling the Board and management to run the Company in an effective manner. In light of the Board’s continuing commitment to ensuring effective corporate governance, as evidenced by the practices and actions described above, the Board believes that adoption of the proposal is not warranted and, in the present circumstances, may have undesirable outcomes for the Company’s stockholders.
Recommendation of the Board
     After careful consideration of this proposal, the Board has unanimously determined that the current requirements governing special meetings called at the request of stockholders should not be amended. The Board has unanimously determined that the stockholder proposal to amend the bylaws to lower the threshold for requesting the call of a special meeting is not advisable and unanimously recommends that the Company’s stockholders vote “AGAINST” Proposal 6.

PROPOSAL 7: STOCKHOLDER PROPOSAL REGARDING REPEAL OF BYLAW AMENDMENTS
     On February 27, 2009, Kistefos notified the Company that it was submitting a proposal to retroactively repeal amendments to the bylaws that may be adopted by Trico’s Board after December 15, 2008. The full text of Kistefos’s proposal is set forth in Appendix B to this proxy statement.
     The proposal to repeal bylaw amendments that may be adopted by the Board after December 15, 2008 is one of 9 proposals by Kistefos. As discussed above under the heading “Reasons for the Board’s Opposition to Most of the Kistefos Proposals”, the Board believes that most of the Kistefos proposals are not in the best interests of the Company’s stockholders, including Proposal 7.
     Should Proposal 7 fail to receive the approval of Trico’s stockholders, the stockholders would be bound by any new bylaws adopted by the Board to the extent permissible under Trico’s charter and Delaware law. In addition, if Proposal 7 failed to receive the approval of Trico’s stockholders, the Board would have the ability to amend or repeal the bylaw amendments proposed in Proposals 4, 6 and 12, even if Trico’s stockholders had voted to approve such proposals. However, in the event stockholders approved Proposals 4, 6 and/or 12 and the Board wished to amend or repeal one or more of such bylaw amendments, the Board would need the unanimous vote of all of directors then serving on the Board to approve such an amendment or repeal. Furthermore, the Board has not adopted any bylaw amendments since December 15, 2008, and at the present time has no intention of adopting any such amendments. The Board therefore believes that Proposal 7 has no purpose other than to limit Board actions otherwise permitted by the charter and Delaware law, even if such actions are beneficial to the Company.
     The Board has a fiduciary duty to act in the best interests of the Company and all stockholders, and, as discussed above under the heading “Proposal 6: Stockholder Proposal to Lower Ownership Threshold for Requesting Call of Special Meeting”, the Company has adopted policies and practices designed to ensure and encourage its independent exercise of such duty. Because measures such as Proposal 7 may thwart the Board’s ability to take actions to protect or benefit the Company and its stockholders, the Board recommends that stockholders should reject Proposal 7.
Recommendation of the Board
     After careful consideration of this proposal, the Board has unanimously determined that retroactively repealing amendments to the bylaws that may be adopted by the Board after December 15, 2008 is not advisable and unanimously recommends that the Company’s stockholders vote “AGAINST” Proposal 7.
PROPOSAL 8: STOCKHOLDER PROPOSAL TO RECOMMEND DECLASSIFYING THE COMPANY’S BOARD
     The following stockholder proposal was submitted by Kistefos AS, Stranden 1, N-0250 Oslo, Norway. Kistefos holds 3,535,959 shares of the Company’s common stock. The text of the resolution and the supporting statement of Kistefos are printed below verbatim from its submission.
Kistefos’s Proposed Resolution
     RESOLVED that the stockholders of Trico Marine Services, Inc. (the “Company”) request the Board of Directors to take the necessary steps to provide that all directors have a one-year term of office, including approval of amendments to the Certificate of Incorporation and the Bylaws of the Company to eliminate the “classified” Board of Directors terms and submission of such amendments for stockholder approval to the extent required. The Board declassification may be completed in a manner that does not affect the unexpired terms of previously elected Directors.

Kistefos’s Supporting Statement in Favor of Proposal 8
     The election of corporate directors is a primary avenue for stockholders to influence corporate affairs and ensure management accountability. However, under the classified voting system at the Company, individual directors face election only once every three years, and stockholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from stockholder input and the consequences of poor financial performance.
     By eliminating the classified Board of Directors, we believe the Company will permit stockholders to register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism, qualities necessary to meet the challenges that the Company faces.
     We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to stockholders.
     We believe that by aligning the interest of the Board of Directors and management with the interests of stockholders, our Company will be better equipped to enhance stockholder value.
     For the above reasons, we urge a vote FOR the resolution.
Trico’s Statement Regarding Proposal 8
     Proposal 8, which is advisory in nature, would constitute a recommendation to the Board if approved by stockholders. The Board has determined to neither oppose nor support Proposal 8 but rather to use the proposal as an opportunity for stockholders to express their views on this subject without being influenced by any recommendation of the Board.
     Four years ago in March 2005, the Company’s bondholders (who became the holders of more than 80% of our common stock effective upon the completion of Trico’s bankruptcy reorganization) negotiated and approved our charter and with the assistance of an executive recruiting firm appointed a group of experienced, qualified directors, all but one of which were independent of management. The charter that was adopted provides for a classified Board. This means that our Board is divided into three classes and its members serve staggered three-year terms. Approximately one-third of the directors are elected annually.
     Board classification has become a controversial topic in the U.S. Supporters of classified boards contend, among other things, that a classified board can promote stability and continuity of leadership, promote the adoption of long term strategies (appropriately balanced with short term strategies), enhance a board’s independent oversight of management and give a board an important tool in responding to certain types of takeover bids by making it more difficult for an unsolicited bidder to gain control of a company. Opponents of classified boards often make arguments such as those set forth above in the proponent’s supporting statement.
     Approval of this proposal would not in itself declassify the Board. Approval of this proposal would advise the Board that the stockholders who have voted for this proposal favor a change and would prefer that the Board take the necessary steps to end the Board classification. Because the classification of the Board is currently required by the Company’s charter, the classification cannot be eliminated unless the Board first determines that it is advisable to adopt an amendment to the Company’s charter to eliminate the Board’s classification. If the Board makes this determination and adopts such an amendment, stockholders would then have to approve the amendment by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of capital stock of the Company. Because this amendment, if authorized by the Board and approved by the stockholders, would not affect the unexpired term of any director, the effects of declassifying the Board would occur incrementally over a multi-year period after the charter is amended.
     If stockholders return a validly executed proxy solicited by the Board, the shares represented by the proxy will be voted on Proposal 8 in the manner specified by the stockholder. If stockholder do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions. However, given the voting requirements set forth in Trico’s bylaws, an abstention will have the effect of a vote “against” this proposal.

     Recommendation of the Board
     The Company’s Board of Directors has determined to neither oppose nor support Proposal 8 and to make no voting recommendation to stockholders.
PROPOSAL 9: CONTINGENT ELECTION OF CLASS III DIRECTOR
     As stated above under the heading “Proposal 5: Stockholder Proposal to Remove Per Staehr Without Cause from the Board of Directors”, the Board opposes the removal of Per Staehr from the Board and feels that Mr. Staehr is a highly qualified and competent member of the Company’s Board. Nevertheless, if the stockholders elect to adopt Proposal 5, then the Company has nominated Douglas E. Swanson for election to fill the vacancy that would be created by the removal of Mr. Staehr.
     Mr. Swanson has served as a director of Boots & Coots International Well Control, Inc., a publicly traded service provider to oil and gas exploration and development companies (“Boots”) since March 2006 and has served as Chairman of Boots’ board of directors since November 2006. Since February 2001, Mr. Swanson has been a director of Oil States International, Inc., a publicly traded oilfield services company which provides products and services to the oil and gas industry including products for deepwater production facilities and subsea pipelines (“Oil States”), He was president of Oil States from January 2000 until May 2006, and served as its chief executive officer from January 2000 until April 2007. Since July 2006, Mr. Swanson has been a director of Flint Energy Services, LTD, a Canadian integrated midstream oil and gas production services provider. Mr. Swanson served as president and chief executive officer of Cliffs Drilling Company, a contract drilling company, from January 1992 to August 1999. Mr. Swanson is a Certified Public Accountant.
     Mr. Swanson has consented to being named as a conditional nominee in this proxy statement and to serve if elected. If Mr. Swanson should decline or be unable to serve as a director, the persons named as proxies in the accompanying WHITE proxy card will vote in accordance with their best judgment. We have no reason to believe that Mr. Swanson will be unwilling or unable to serve. However, if he is not available for election, the Board may name a substitute nominee for whom votes will be cast.
     Our Board has determined that Mr. Swanson is independent within the meaning of the Nasdaq listing standards currently in effect. For more information about how our Board determines director independence, please see “Director Independence” above. In addition, our Board has made a subjective determination that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out Mr. Swanson’s responsibilities of a director. Mr. Swanson was originally recommended to Trico by one of our non-management directors.
     Our Board has nominated Douglas E. Swanson for election to the Board, and the Board recommends that you vote “FOR” the election of Mr. Swanson under Proposal 9 on the WHITE Proxy Card.
PROPOSAL 10: STOCKHOLDER PROPOSAL TO ELECT ÅGE KORSVOLD TO THE BOARD
     On February 27, 2009, Kistefos notified the Company that it intended to nominate Åge Korsvold for election to the Board at the annual meeting, to fill the one of two vacancies on the Board that would be created in the event that Proposal 3 passes. The nomination of Mr. Korsvold is only effective if Proposals 3, 4 and 5 are adopted. Mr. Korsvold will be placed on the ballot as a nominee for election as a Class I director, with a term expiring in 2011.
     The nomination of Mr. Korsvold for election to the Board is one of 9 proposals made by Kistefos. As discussed above under the heading “Reasons for the Board’s Opposition to Most of the Kistefos Proposals”, the Board believes that neither the election of Mr. Korsvold to the Board nor most of the other Kistefos proposals is in the best interests of the Company’s stockholders.
     Stockholders should be aware that the enclosed WHITE proxy card will not be voted on Proposal 10 to elect Mr. Korsvold to the Board and that, even if Proposal 3 were adopted to expand the Board, stockholders would be unable to vote on the WHITE card with respect to Proposal 10 to fill one of the resulting vacancies.

Recommendation of the Board
     The Board unanimously opposes the election of Mr. Korsvold. By submitting the WHITE proxy card, your shares will not be voted on Proposal 10 unless you later revoke that proxy. Because the election of Mr. Korsvold requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting, your non-vote on Proposal 10 by submitting the WHITE proxy card will have the same practical effect as a vote AGAINST Proposal 10.
PROPOSAL 11: STOCKHOLDER PROPOSAL TO ELECT CHRISTEN SVEAAS TO THE BOARD
     On February 27, 2009, Kistefos notified the Company that it intended to nominate Christen Sveaas for election to the Board at the annual meeting, to fill the one of two vacancies on the Board that would be created in the event that Proposal 3 passes. The nomination of Mr. Sveaas is only effective if Proposals 3, 4 and 5 are adopted. Mr. Sveaas will be placed on the ballot as a nominee for election as a Class II director, with a term expiring in 2012.
     The nomination of Mr. Sveaas for election to the Board is one of 9 proposals made by Kistefos. As discussed above under the heading “Reasons for the Board’s Opposition to Most of the Kistefos Proposals”, the Board believes that neither the election of Mr. Sveaas to the Board nor most of the other Kistefos proposals is in the best interests of the Company’s stockholders.
     Stockholders should be aware that the enclosed WHITE proxy card will not be voted on Proposal 11 to elect Mr. Sveaas to the Board and that, even if Proposal 3 were adopted to expand the Board, stockholders would be unable to vote on the WHITE card with respect to Proposal 11 to fill one of the resulting vacancies.
Recommendation of the Board
     The Board unanimously opposes the election of Mr. Sveaas. By submitting the WHITE proxy card, your shares will not be voted on Proposal 11 unless you later revoke that proxy. Because the election of Mr. Sveaas requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting, your non-vote on Proposal 11 by submitting the WHITE proxy card will have the same practical effect as a vote AGAINST Proposal 11.
PROPOSAL 12: KISTEFOS’S ADDITIONAL PROPOSAL
Background
     Trico’s bylaws provide that directors are elected by a majority vote of stockholders entitled to vote and present in person or represented by proxy at a stockholders’ meeting. An incumbent director who does not receive a majority of votes in favor of his or her election, however, continues to serve as a “holdover” director until a successor has been elected or until the director’s resignation or removal. Trico’s charter and bylaws also provide that any director or the entire Board of Directors may be removed, (1) with cause by the affirmative vote of the holders of at least a majority of the then outstanding shares of capital stock entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of at least two-thirds of the then outstanding shares of capital stock entitled to vote at an election of directors.
     On March 14, 2009, Kistefos notified the Company that it was submitting a proposal to amend the Company’s bylaws so as to make “ineligible” for service as a director any person who fails to receive the number of votes required to elect directors at any meeting of stockholders at which such person is to be elected, and to create a vacancy with respect to the directorship held by any existing director of the Company who fails to receive the number of votes required to re-elect such existing director at any meeting of stockholders at which such director is nominated to be re-elected. The full text of Kistefos’s proposal is set forth in Appendix B to this proxy statement.
     On March 25, 2009, the Company delivered a letter to Kistefos stating that the Board unanimously rejected Kistefos’s proposal concerning the “ineligibility” of certain directors as improper business for transaction by Trico’s stockholders at the 2009 annual meeting because the Board believes that such proposal is inconsistent with, among other things, Delaware law and Trico’s charter, and therefore would be invalid if adopted by Trico’s stockholders. The Board believes that the proposed bylaw amendment, that would have the effect of removing from office a director failing to meet certain conditions, would, among other things, violate Article FIVE Sections 2 and 3 of Trico’s charter and Sections 141(b) and 141(k) of the Delaware General Corporation Law, which provisions prescribe the length of time directors shall serve and the manner in which they may be removed. The letter stated that this proposal would be disregarded at the 2009 annual meeting.
     On April 8, 2009, Kistefos filed a complaint in Delaware’s Court of Chancery against Trico and each of Trico’s directors seeking a declaratory judgment as to the legality of Kistefos’s proposal concerning the “ineligibility” of certain directors. Kistefos asked the court to order that such proposal be considered at the annual meeting and voted on by the stockholders. On April 8, 2009, Kistefos also filed motions for expedited proceedings and judgment on the pleadings.

     On April 14, 2009, the court denied Kistefos’s motion to expedite consideration of its claim and noted that the legality of Proposal 12 was not ripe for judicial consideration because such proposal has not been and may never be adopted. The court also determined that Trico’s position that Proposal 12 was not legal was preserved, and that the proposal would be presented for a stockholder vote at the 2009 annual meeting. Trico will tally a vote of stockholders on this proposal at the 2009 annual meeting for purposes of recording a provisional vote without prejudice to Trico’s position that the proposed bylaw, even were it to receive the requisite vote to amend the bylaws, would not comply with Delaware law or Trico’s charter and would therefore be invalid.
Trico Board’s Opposition to Kistefos’s Additional Proposal
     The proposal is in addition to 8 other proposals that Kistefos has informed the Company it intends to make at the 2009 annual meeting. Even if the proposal were ultimately found by the Delaware Court of Chancery to comply with Delaware law and Trico’s charter, as discussed above under the heading “Reasons for the Board’s Opposition to Most of the Kistefos Proposals”, the Board believes that most of the Kistefos proposals are not in the best interests of the Company’s stockholders, including Proposal 12.
     In addition to regarding the proposal as improper business for the annual meeting, the Board believes that the proposal is a bad idea on its own merits. If the proposal were adopted and found by the court to comply with Delaware law or Trico’s charter, it would remove from office any director who fails to receive the requisite votes to be re-elected without complying with the higher voting thresholds for removals of directors that are already in Trico’s charter and bylaws. Proposal 12 thus creates the possibility that Board vacancies will result from failed Board elections because stockholders have voted against that Board’s nominees in elections of directors.
     Trico believes that the ability of a director to holdover in a failed election serves an important policy goal by ensuring that the power of the Board to act continues uninterrupted even though an annual meeting is not held or the stockholders do not elect directors at the meeting. If this bylaw were to be adopted and found to be legal, in unopposed elections Board vacancies will result any time an individual fails to receive a majority of the shares entitled to vote and present in person or represented by proxy at the stockholders meeting. The same result would hold for contested elections where individuals may not receive a majority of the quorum at the meeting — for example, in elections contested by multiple candidates or situations where holders of a large number of shares simply choose not to vote its shares.
     If this proposal were a legal one for stockholder consideration at the 2009 annual meeting, it would require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of the common stock of the Company, or 10,881,359 shares (assuming there are no Excess Shares). If the proposal does not receive the requisite affirmative vote, Trico will seek the dismissal of Kistefos’s complaint as moot. If the proposal receives the requisite affirmative vote, Trico intends to continue to take the position that the proposed amendment to the bylaws does not comply with Delaware law or Trico’s charter and will contest the complaint filed by Kistefos accordingly.
Recommendation of the Board
     After careful consideration of this proposal, the Board has unanimously determined that amending the Company’s bylaws in the manner set forth in Proposal 12 is not advisable and unanimously recommends that the Company’s stockholders vote “AGAINST” this proposal.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely upon a review of the copies of the Form 3, 4 and 5 reports furnished to us and certifications from our directors and executive officers, we believe that during 2008, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with Section 16(a) filing requirements applicable to them.

INCORPORATION BY REFERENCE
     Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such reports be subject to the liabilities of Section 18 of the Exchange Act, except, in each such case, to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.
By Order of the Board of Directors,
-s- Rishi A. Varma
Rishi A. Varma
Corporate Secretary
Houston, Texas
May 8, 2009

APPENDIX A
INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION
     Under applicable Securities and Exchange Commission regulations, the members of the Board, the Company’s nominees and certain executive officers of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with its 2009 annual meeting of stockholders. Certain information about the persons who may be deemed “participants” is provided below.
Directors and Nominees
     The names of the Company’s directors and director nominees are set forth below. The principal occupations of the Company’s directors who are participants in the Company’s solicitation are set forth in this Proxy Statement under the caption “General Information about the Board of Directors, Directors Standing for Re-Election and Directors Continuing in Office.” The principal occupation of Douglas E. Swanson is set forth in this Proxy Statement under the caption “Proposal 9: Contingent Election of Class III Director.” The business address for each of the below participants is c/o Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380.
Name
Richard A. Bachmann
Kenneth M. Burke
Joseph S. Compofelice
Ben A. Guill
Edward C. Hutcheson, Jr.
Myles W. Scoggins
Per Staehr
Douglas E. Swanson
Officers and Employees
     The Company’s executive officers who are “participants” in the Company’s solicitation of proxies are set forth below along with their position with the Company. The business address for each of the below participants is Trico Marine Services, Inc., 10001 Woodloch Forest Drive, Suite 610, The Woodlands, Texas 77380:

Name	Position With Company
Joseph S. Compofelice	Chairman of the Board and Chief Executive Officer
Geoff A. Jones	Vice President and Chief Financial Officer
D. Michael Wallace	Chief Executive Officer — Eastern Marine Services Limited
Rishi A. Varma	Chief Administrative Officer, Vice President, General Counsel and Corporate Secretary
Tomas R. Salazar	Global Director of Sales and Marketing
Ray Hoover	Global Director of Technical Services
Information Regarding Ownership of the Company’s Securities by Participants
     The number of shares of Common Stock held by directors, director nominees and the named executive officers is set forth under the “Securities Ownership-Securities Ownership of Management” section of this Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants
     The following table sets forth purchases and sales of shares of the Company’s securities by the participants listed below during the past two years.

			Number of Shares of Common
			Stock Acquired (“A”) or
Name	Date		Disposed of (“D”)
Richard A. Bachmann	4	292008	2,690	A
Ken Burke	4	292008	2,690	A
Ken Burke	8	132008	4,000	A
Joseph S. Compofelice	2	132008	33,854	A
Joseph S. Compofelice	3	112008	67	A
Joseph S. Compofelice	3	132008	67	A
Joseph S. Compofelice	8	52008	10,000	A
Ben A. Guill	2	132008	3,109	A
Ben A. Guill	4	292008	2,690	A
Ray Hoover	2	132008	3,350	A
Edward C.
Hutcheson, Jr.	4	292008	2,690	A
Geoff Jones	2	132008	10,938	A
Tomás Salazar	1	22008	1,500	A
Tomás Salazar	2	132008	6,563	A
Myles W. Scoggins	4	292008	2,690	A
Per Flemming Staehr	4	292008	2,690	A
Per Flemming Staehr	11	182008	5,000	A
Rishi Varma	2	132008	10,938	A
David Michael Wallace	2	132008	9,844	A
David Michael Wallace	3	42008		D	5,000
David Michael Wallace	3	242008	8,000	A
David Michael Wallace	3	242008		D	5,000
Miscellaneous Information Concerning Participants
     Except as described in this Appendix A or in this Proxy Statement, to the best knowledge of the Company, none of the participants nor any of their respective affiliates or associates (together, the ``Participant Affiliates’’) (i) directly or indirectly beneficially owns any shares of Common Stock of the Company or any securities of any subsidiary of the Company or (ii) has had any relationship with the Company in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in the Proxy Statement, to the best knowledge of the Company, neither any participant nor any Participant Affiliate, is either a party to any transaction or series of transactions since the beginning of fiscal 2008, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest.
     Except as described in this Proxy Statement, to the knowledge of the Company, no participant or Participant Affiliate has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2009 Annual Meeting.
     Except as described in the Proxy Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in the Proxy Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

APPENDIX B
TEXT OF STOCKHOLDER PROPOSALS
     On March 14, 2009, Kistefos sent a letter to the Company amending and restating its stockholder proposals in their entirety. The text of each proposal made by Kistefos and discussed in the Company’s proxy statement follows. Proposals have been renumbered to correspond with numbers assigned in the Company’s proxy statement.
     Proposal 3: That a resolution in the following form:
     “RESOLVED, that number of directors of the Corporation shall be nine (9).”
be adopted and the two vacancies on the Board of Directors created thereby be filled by an election of directors to be held at the Annual Meeting.
Proposal 4: That Section 2 of Article III of the Bylaws, be deleted and replaced in its entirety with the following:
“Section 2. Quorum. Unless otherwise provided in the Certificate of Incorporation, at least seven directors shall constitute a quorum for the transaction of business of the Board of Directors, of which quorum at least six shall not be Aliens (as such term is defined in the Certificate of Incorporation), and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. This Section 2 of Article III shall not be amended or repealed by the Board of Directors without a unanimous vote of all of the directors then serving on the Board of Directors.”
Proposal 5: That a resolution in the following form:
“RESOLVED, that, in accordance with Section 7 of Article III of the Bylaws, Per Staehr be and hereby is removed without cause from the Board of Directors.”
be adopted and that such removal be effective immediately upon the adoption of this resolution by the stockholders.
Proposal 6: That Section 4 of Article II of the Bylaws shall be deleted and replaced it in its entirety with the following:
“Section 4. Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, by the CEO, or by a majority of the total number of directors serving on the Board of Directors, and shall be called by the Secretary within fifteen (15) days of receipt of a request from any two or more beneficial owners of the stock of the Corporation entitled to vote at such meeting, each such owner being unaffiliated with the other and collectively owning at least 15% of such stock in the aggregate, which request shall state the business proposed to be transacted at the special meeting. The special meeting shall take place at such time and at such place as may be stated in the notice of the meeting delivered pursuant to Article II, Section 6 below. Business transacted at a special meeting shall be confined to the purposes(s) stated in such notice. This Section 4 of Article II shall not be amended or repealed by the Board of Directors without a unanimous vote of all of the directors then serving on the Board of Directors.”
Proposal 7: That a resolution in the following form be adopted:
“RESOLVED, that each provision of or amendment to the bylaws of the Corporation as of the effectiveness of this resolution that was not included in the eighth amended and restated bylaws of the Corporation filed with the Securities and Exchange Commission on December 15, 2008, other than any amendments approved by the stockholders of the Corporation on or before the date hereof, be and are hereby repealed.”
Proposal 10: If Proposals [3, 4 and 5] are adopted, that Åge Korsvold be and hereby is nominated to serve as a director to fill one of the two newly-created directorships resulting from the adoption of Proposal [3].
Proposal 11: If Proposals [3, 4 and 5] are adopted, that Christen Sveaas be and hereby is nominated to serve as a director to fill one of the two newly-created directorships resulting from the adoption of Proposal [3].

Proposal 12 (Kistefos’s Additional Proposal):
That existing subsection (1) of Section 7(C) of Article II of the Bylaws be renumbered as subsection (1)(A) and a new subsection (1)(B) of Section 7(C) of Article II of the Bylaws, be adopted, such subsection (1)(B) to follow subsection (1)(A) and precede subsection (2), as follows:
“(B) A person shall be ineligible to serve as a director if such person fails to receive the number of votes required to elect directors at any meeting of stockholders at which such person is to be elected (including any such meeting referred to in Article II and Article III hereof). The term of any existing director of the Corporation who fails to receive the number of votes required to reelect such existing director at any meeting of stockholders at which such existing director is nominated to be re-elected (including any such meeting referred to in Article II and Article III hereof) shall immediately expire, and a vacancy in the Board of Directors shall be deemed to exist. This Section 7(C)(1) of Article II shall not be amended or repealed by the Board of Directors without a unanimous vote of all of the directors then serving on the Board of Directors.”
If you have questions or need assistance voting your WHITE proxy card please contact:
(MACKENZIE LOGO)
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
Or
Toll-Free (800) 322-2885

PRELIMINARY PROXY, SUBJECT TO COMPLETION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED IN PROPOSAL 1 BELOW, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2009, AGAINST THE STOCKHOLDER PROPOSALS LISTED BELOW, AND FOR THE ELECTION OF DOUGLAS E. SWANSON TO THE BOARD IN THE EVENT THAT PROPOSAL 5 PASSES.

Please	☐

Mark Here for
Address Change or
Comments
SEE REVERSE SIDE

1. Election of Directors	FOR all nominees	AGAINST	ABSTAIN
listed below (except as marked
	to the contrary below)	with respect to all nominees	with respect to all nominees
		listed below	listed below
	☐	☐	☐
INSTRUCTIONS: To vote “against” any nominee, strike a line through the nominee’s name listed below.
01 Joseph S. Compofelice
02 Ben A. Guill

2.
Ratification of the appointment of Pricewaterhouse Coopers, LLP, certified public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009
	FOR	AGAINST	ABSTAIN
	☐	☐	☐
The Board of Directors recommends a vote AGAINST Items 3, 4, 5, 6, and 7.

3.	Stockholder proposal to increase the number of directors to nine
		AGAINST	FOR	ABSTAIN
		☐	☐	☐
4.	Stockholder proposal to increase the quorum requirement at board meetings to seven directors
		AGAINST	FOR	ABSTAIN
		☐	☐	☐
5.	Stockholder proposal to remove Per Staehr without cause from the Board of Directors
		AGAINST	FOR	ABSTAIN
		☐	☐	☐
6.	Stockholder proposal to reduce threshold to request calling a special meeting
		AGAINST	FOR	ABSTAIN
		☐	☐	☐
7.	Stockholder proposal to repeal all board approved bylaw amendments adopted after December 15, 2008
		AGAINST	FOR	ABSTAIN
		☐	☐	☐

The Board of Directors makes no recommendation with respect to Item 8.

8.	Stockholder proposal to recommend declassifying the Board of Directors
		AGAINST	FOR	ABSTAIN
		☐	☐	☐

The Board of Directors recommends a vote FOR the nominee below.

9.	Election of Douglas E. Swanson to Fill vacancy created on the Board of Directors In the event Proposal 5 passes	FOR	AGAINST	ABSTAIN
		☐	☐	☐

10.
Stockholder election proposal to fill one of two vacancies created on the Board of Directors in the event Proposal 3 passes. Proposal 10 is subject to the adoption of Proposals 3, 4 and 5. This proxy will not be voted on Proposal 10. If you return this proxy and do not attend the annual meeting in person, your shares will not be voted on Proposal 10.

11.
Stockholder election proposal to fill vacancies created on the Board of Directors in the event Proposal 3 passes. Proposal 11 is subject to the adoption of Proposals 3, 4 and 5. This proxy will not be voted on Proposal 11. If you return this proxy and do not attend the annual meeting in person, your shares will not be voted on Proposal 11.

The Board of Directors recommends a vote AGAINST Kistefos’s additional proposal below.
12.
Stockholder proposal to amend the bylaws to make ineligible for service as a director any person who fails to receive the number of votes required to elect directors at any meeting of stockholders at which such person is to be elected, and to create a vacancy with respect to the directorship held by any existing director of the Company who fails to receive the number of votes required to re-elect such existing director at any meeting of stockholders at which such director is nominated to be re-elected, and deem vacant such director’s seat on the Board.

AGAINST	FOR	ABSTAIN
☐	☐	☐
The proxyholders (or their substitutes) may vote in their discretion, to transact such other business as may properly come before the meeting and any adjournments or postponements thereof including to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become unable to serve.

Please mark this box ONLY if stock owned of record or beneficially by you is owned or controlled by persons who are not U.S. citizens. A person is not a U.S. citizen if such person (including an individual, a partnership, a corporation, a limited liability company or an association) is (1) any foreign government or representative thereof; (2) any corporation, the chief executive officer by any title or chairman of the board of directors of which is not a U.S. citizen, or of which more than a minority of the number of its directors necessary to constitute a quorum are not U.S. citizens; (3) any corporation organized under the laws of any foreign government; (4) any corporation of which 25% or greater interest is Owned Beneficially or of record, or may be voted by, one or more persons who are not U.S. citizens, or which by any other means whatsoever is controlled by or in which control is permitted to be exercised by one or more persons who are not U.S. citizens; (5) any partnership, limited liability company, or association which is controlled by one or more persons who are not U.S. citizens; or (6) any person (including an individual, partnership, corporation, limited liability company or association) who acts as representative of or fiduciary for any person described in clauses (1) through (5) above.
☐
Date:                     , 2009
Signature of Stockholder
Additional Signature, if held jointly
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE TWO DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ABOVE, FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2009, AGAINST PROPOSALS 3, 4, 5, 6 AND 7, ABSTAIN WITH RESPECT TO PROPOSAL 8 AND FOR THE DIRECTOR NOMINATED BY THE BOARD OF DIRECTORS IN PROPOSAL 9 (IN THE EVENT THAT PROPOSAL 5 IS ADOPTED WHICH WOULD REMOVE PER STAEHR WITHOUT CAUSE FROM THE BOARD OF DIRECTORS), AND AGAINST PROPOSAL 12, KISTEFOS’S ADDITIONAL PROPOSAL TO AMEND THE COMPANY’S BYLAWS. THE PROXY HOLDERS NAMED ABOVE (OR THEIR SUBSTITUTES) WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.
PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The proxy statement and annual report for the year ended December 31, 2008 are available at investor.tricomarine.com/sec.cfm.
FOLD AND DETACH HERE
Submit Your Proxy by Mail
Mark, sign and date
your proxy card and
return it in the enclosed
postage-paid envelope.

PRELIMINARY PROXY
TRICO MARINE SERVICES, INC.
10001 WOODLOCH FOREST DRIVE, SUITE 610
THE WOODLANDS, TEXAS 77380
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF TRICO MARINE SERVICES, INC.
The undersigned does hereby nominate, constitute and appoint Rishi A. Varma and Geoff A. Jones, and each of them, as true and lawful proxies, agents and attorneys of the undersigned, with full power of substitution, and hereby authorizes either of them to represent and to vote, in the manner provided below, all shares of common stock of Trico Marine Services, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on [   ], 2009, or any postponement(s) or adjournment(s) thereof, with all of the powers which would be possessed by the undersigned if personally present. By executing this proxy, the undersigned (i) hereby revokes any previously executed proxy with respect to all proposals and (ii) hereby acknowledges receipt from the Company, prior to the execution of this proxy, of the notice of Annual Meeting and the accompanying proxy statement.
(Continued and to be marked, dated and signed, on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)
FOLD AND DETACH HERE